AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2005

                                                   REGISTRATION NO. 333-121775


================================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                   FORM S-1/A


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                              MULTIBAND CORPORATION
            (Exact name of registration as specified in its charter)

          MINNESOTA                        4813                  41-1255001
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                 JAMES L. MANDEL
                             CHIEF EXECUTIVE OFFICER
                              MULTIBAND CORPORATION
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------
                                   COPIES TO:

                              STEVEN M. BELL, ESQ.
                              MULTIBAND CORPORATION
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000

                                   -----------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this registration statement becomes effective.

                                   -----------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   -----------


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
SECURITIES TO BE REGISTERED       AMOUNT TO     OFFERING PRICE          AGGREGATE         REGISTRATION
                                BE REGISTERED     PER UNIT (1)       OFFERING PRICE (1)       FEE
------------------------------------------------------------------------------------------------------
Shares of Common Stock
par value $0.01 per share        4,099,787          $1.45              $5,944,691           $753.00

Shares of Common Stock,
par value $0.01 per share,
underlying Warrants              4,087,915          $1.45              $5,927,476           $751.00


Totals                           8,187,702          $1.45             $11,872,167         $1,504.00 (2)
------------------------------------------------------------------------------------------------------


      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the closing price for the common stock on December 22, 2004 as reported on the Nasdaq Stock Market.

      (2) Previously paid.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                TABLE OF CONTENTS

                                                                         Page

Prospectus Summary                                                          4
Risk Factors                                                                7
Forward-Looking Statements                                                  9
Use of Proceeds                                                            10
Dividend Policy                                                            10
Capitalization                                                             10
Selected Financial Data                                                    11
Management's Discussion and Analysis of
 Financial Condition and Results of Operations                             12
Business                                                                   19
Management                                                                 24
Certain Transactions                                                       31
Principal and Selling Shareholders                                         33
Plan of Distribution                                                       36
Description of Securities                                                  37
Legal Matters                                                              39
Experts                                                                    39
Where You Can Find More Information                                        39
Index to Financial Statements                                              F1

                              MULTIBAND CORPORATION

                                  COMMON STOCK

                                8,187,702 SHARES

                                   PROSPECTUS

                              ---------------------

                                DECEMBER 30, 2004

(Subject to Completion) THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS ISSUED DECEMBER 30, 2004

                              MULTIBAND CORPORATION

                        8,187,702 SHARES OF COMMON STOCK

      The selling shareholders are offering up to an aggregate of 8,187,702 shares of our common stock. Of the shares of common stock being offered by the selling shareholders, (i) 4,087,915 shares may be purchased upon exercise of outstanding warrants and (ii) 4,099,787 shares are currently owned by shareholders who acquired such shares in private placements to accredited investors.

      We will not receive any proceeds from the sale of common stock by the selling shareholders under this prospectus. However, we will receive proceeds upon any exercise of the warrants. See "Use of Proceeds" on page 7.

      Our common stock is traded on the Nasdaq Small Cap Stock Market under the symbol "MBND." On December 22, 2004, the closing price of our common stock as reported by NASDAQ was $1.45 per share.

      The selling shareholders may offer the shares through public or private transactions, on or off the NASDAQ Small Cap Stock Market exchange, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

                                   -----------

                 YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS
               CONTAINED IN THIS PROSPECTUS. A HIGH DEGREE OF RISK
                      EXISTS WITH REGARDS TO THE OFFERING.

                                   -----------

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 30, 2004.

                               PROSPECTUS SUMMARY

      This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus and the documents we have referred you to in "Where You Can Find More Information" for more information about Multiband and our financial statements. In this prospectus, references to "Multiband," "we," "us" "our" and "Company" refer to Multiband Corporation and its subsidiaries.

                                   OUR COMPANY

      Multiband Corporation (formerly named Vicom, Inc.) is a Minnesota corporation formed in September 1975. Multiband has two operating divisions: 1) Multiband Business Services (MBS, legally known as Corporate Technologies, USA, Inc dba Multiband), and Multiband Consumer Services (MCS), which encompasses the subsidiary corporations, Multiband USA, Inc., URON, Inc., Minnesota Digital Universe, Inc., and Rainbow Satellite Group, LLC.

      Multiband completed an initial public offering in June 1984. In November 1992, Multiband became a non-reporting company under the Securities Exchange Act of 1934. In July 2000, Multiband regained its reporting company status. In December, 2000, Multiband stock began trading on the NASDAQ stock exchange under the symbol VICM. In July, 2004, concurrent with the name change to Multiband Corporation, the Company's NASDAQ symbol changed to MBND.

      Multiband's website is located at: www.multibandusa.com.

      As of September 30, 2004, MBS was providing telephone equipment and service to approximately 600 customers, with approximately 10,000 telephones in service. In addition, MBS provided computer products and services to approximately 1,800 customers. Telecommunications systems distributed by MBS are intended to provide users with flexible, cost-effective alternatives as compared to systems available from major telephone companies, including those formerly comprising the Bell System and from other interconnect telephone companies.

      MBS provides a full range of voice, data and video communications systems and service, system integrations, training and related communication sales and support activities for commercial, professional and institutional customers, most of which are located in Minnesota and North Dakota. MBS purchases products and equipment from NEC America, Inc. (NEC), Cisco Systems, Inc. (Cisco), Nortel Networks Corp (Nortel), Tadiran Telecommunications, Inc. (Tadiran), and other manufacturers of communications and electronic products and equipment. MBS uses these products to design telecommunications and computer systems to fit its customers' specific needs and demands.

      MCS provides satellite television, local and long distance services and internet services to residents of multi-dwelling units (MDUs), such as apartment buildings and time share resorts. The Company obtains access agreements with the owners of MDU properties permitting us the rights to provide the aforementioned services.

      At September 30, 2004, MCS had 32,336 subscribers using its services (3,299 using voice services, 25,357 using video services and 3,680 using internet services).

                                  THE OFFERING

--------------------------------------------------------------------------------
Common stock offered                                  8,187,702  (1)
--------------------------------------------------------------------------------
Common stock to be outstanding after the offering    32,939,152  (2)

Use of proceeds                                      We intend to use the
                                                     net proceeds from
                                                     the exercise of the
                                                     warrants for working
                                                     capital and  other
                                                     general corporate
                                                     purposes. See"Use of
                                                     Proceeds".
--------------------------------------------------------------------------------

(1) The selling shareholders are offering up to an aggregate of 8,187,702 shares of our common stock. Of the shares of common stock being offered by the selling shareholders, (i) 4,087,915 shares may be purchased upon exercise of outstanding warrants and (ii) 4,099,787 shares are currently owned by shareholders who acquired such shares in private placements to accredited investors.

The offering shares include 282,781 common shares related to the Company's 8% Class G Cumulative Convertible Preferred Stock, which converts into common stock at $1.60 per share; and 84,838 one year warrants at an exercise price of $1.25 per share and 84,838 five year warrants at an exercise price of $1.50 per share. The offering shares also include the following shares.

On November 12, 2004 Multiband Corporation entered into a Note Purchase Agreement and other related agreements with a number of accredited institutional investors. In summary, under the terms of the debt offering, the Company issued secured convertible promissory notes in the aggregate principal amount of $2,100,003. The convertible notes accrue interest at the rate of 6% per annum, payable semi-annually at the option of the company in cash or shares of the company's common stock, and are convertible into shares of common stock at the rate of $1.00 per share.

On November 16, 2004, Multiband Corporation finalized a private placement of the company's Series H convertible Preferred Stock. The Series H Preferred stock offering was funded by a group of institutional and accredited investors.

Under the terms of the preferred stock offering, the Company issued shares of its Series H Convertible Preferred Stock in the aggregate offering amount of $1,050,002. The shares of Series H Convertible Preferred Stock accrue dividends at the rate of 6% per annum, are payable semi-annually at the option of the Company in cash or shares of the Company's common stock at the rate of $1.00 per share. In addition, the investors received five-year warrants to purchase an aggregate of approximately 3,150,005 shares of common stock at an exercise price of $1.25 per share.

(2) The information is based on the number of shares of common stock outstanding as of November 24, 2004 and assumes that all of the warrants to purchase 4,087,915 shares were exercised. The number of shares outstanding does not include the following:

o 11,849,085 shares of common stock issuable upon the exercise of warrants outstanding as of November 24, 2004 with a weighted average exercise price of $1.68 per share;

o 3,339 shares of unvested restricted stock grants as of November 24, 2004 with a weighted average grant price of $ .88 per share;

o 5,500,000 shares of common stock reserved for additional issuances under our stock plans as of November 24, 2004 (4.3 million shares reserved in our employee stock option plan, 400,000 shares reserved in our employee stock purchase plan and 800,000 shares reserved in our Director's option plan.)

o 2,866,736 shares of common stock issuable upon the conversion of shares of our 8% Class A Cumulative Convertible Preferred Stock ("Class A Preferred"), 10% Class B Cumulative Convertible Preferred Stock ("Class B Preferred"), 10% Class C Cumulative Convertible Preferred Stock ("Class C Preferred"), 10% Class F Cumulative Convertible Preferred Stock ("Class F Preferred"), 8% Class G Cumulative Convertible Preferred Stock ("Class G Preferred") and 6% Class H Cumulative Convertible Preferred Stock ("Class H Preferred") outstanding as of November 24, 2004.

o     811,688 shares upon conversion of a note owed as of November 24, 2004.

                             SUMMARY FINANCIAL DATA

      The following table sets forth certain summary financial data for Multiband Corporation and should be read in conjunction with the Consolidated financial Statements of Multiband Corporation included in this Prospectus Supplement.

                                                                                           NINE MONTHS
STATEMENT OF OPERATIONS DATA:                YEARS ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                   --------------------------------------------    ----------------------------
                                      2003            2002             2001            2004            2003
                                   ------------    ------------    ------------    ------------    ------------
Revenues                           $ 22,640,421    $ 24,540,969    $ 32,260,777    $ 22,734,594    $ 17,843,508
                                   ------------    ------------    ------------    ------------    ------------
Loss from operations               $ (3,496,307)   $ (2,833,073)   $ (3,997,148)   $ (3,861,799)   $ (2,023,408)
                                   ------------    ------------    ------------    ------------    ------------
Loss                               $ (4,365,004)   $ (4,438,059)   $ (5,325,552)   $ (4,819,931)   $ (2,733,406)
                                   ------------    ------------    ------------    ------------    ------------
Loss per share-basic and diluted   $      (0.29)   $      (0.39)   $      (0.66)   $      (0.21)   $      (0.18)
                                   ------------    ------------    ------------    ------------    ------------
Weighted average shares
 outstanding basic and diluted       16,112,231      11,735,095       8,762,814    $ 22,494,250    $ 15,168,069
                                   ------------    ------------    ------------    ------------    ------------


BALANCE SHEET DATA::                    YEARS ENDED DECEMBER 31,             AS OF SEPTEMBER 30, 2004
                             ------------------------------------------    ----------------------------
                                                                              ACTUAL       AS ADJUSTED (1)
                                 2003           2002            2001        (UNAUDITED)    (UNAUDITED)
                             ------------   ------------    ------------   ------------    ------------

Cash                         $  2,945,960   $    540,375    $    624,845   $    465,885    $  4,530,648
                             ------------   ------------    ------------   ------------    ------------
Total assets                 $ 13,902,885   $ 10,347,316    $ 12,209,681   $ 30,014,118    $ 34,078,881
                             ------------   ------------    ------------   ------------    ------------
Working capital (deficit)    $  1,118,792   $   (252,870)   $    426,549   $ (8,565,266)   $ (4,500,503)
                             ------------   ------------    ------------   ------------    ------------
Total liabilities            $  8,068,540   $  7,705,031    $  8,025,680   $ 17,854,443    $ 17,854,443
                             ------------   ------------    ------------   ------------    ------------
Total stockholders' equity   $  5,807,711   $  2,642,285    $  4,184,001   $ 12,159,675    $ 16,224,438
                             ------------   ------------    ------------   ------------    ------------

(1) The As Adjusted column gives effect to the exercise of all warrants to purchase the shares of common stock covered by this prospectus and the application of the net proceeds from the exercise of the warrants, after deducting our estimated offering expenses.

                                  RISK FACTORS

      Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition or operating results of Multiband and the trading price or value of our common stock could be materially adversely affected.

General

      Multiband, since 1998, has taken several significant steps to reinvent and reposition itself to take advantage of opportunities presented by a shifting economy and industry environment.

      Recognizing that voice, data and video technologies in the late twentieth century were beginning to systematically integrate as industry manufacturers were evolving technological standards from "closed" proprietary networking architectures to a more "open" flexible and integrated approach, Multiband, between 1998 and 2001, purchased three competitors which, in the aggregate, possessed expertise in data networking, voice and data cabling and video distribution technologies.

      In early 2000, Multiband created its MCS division, employing the aforementioned expertise, to provide communications and entertainment services (local dial tone, long distance, high-speed internet and expanded satellite television services) to residents in Multi-Dwelling-Unit properties (MDU's) on one billing platform. Although MCS revenues (recurring subscriber fees) accounted for less than 6% of overall Multiband revenues in 2003, Multiband expects MCS related revenues to increase significantly in 2004 as a percentage of overall revenues. These revenues are expected to provide higher gross margins than the Company's more traditional sales to commercial enterprises.

      The specific risk factors, as detailed below, should be analyzed in the context of the Company's anticipated MCS related growth.

NET LOSSES

      The Company had net losses of $4,365,004 for the fiscal year ended December 31, 2003, $4,438,059 for the fiscal year ended December 31, 2002, and $5,325,552 for the fiscal year ended December 31, 2001. Multiband may never be profitable.

      The prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, an investment in our common stock may result in a complete loss of an investor's capital.

      If we cannot achieve profitability from operating activities, we may not be able to meet:

      o     our capital expenditure objectives;

      o     our debt service obligations; or

      o     our working capital needs.

DEPENDENCE ON ASSET-BASED FINANCING

      Multiband currently depends on asset-based financing to purchase product, and we cannot guarantee that such financing will be available in the future. Furthermore, we need additional financing to support the anticipated growth of our MCS subsidiary. We cannot guarantee that we will be able to obtain this additional financing.

      However, the Company recently introduced a program where it can control capital expenditures by contracting Multiband services and equipment through a landlord or third party investor owned equipment program. This program both significantly reduces any Company expenditures in a Multi-dwelling-unit installation and permits the Company to record revenues and profits from the third party sale of said equipment. The program also provides the owner of the equipment with an ongoing variable fee based on net revenues generated by the MDU's Subscriber Services.

GOODWILL

      In June 2001, the Financial Accounting Standards Board (FASB) adopted Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets" which changes the amortization rules on recorded goodwill from a monthly amortization to a periodic "impairment" analysis for fiscal years beginning after December 15, 2001. In 2003, the Company retained an independent outside expert to evaluate the impact of this new accounting standard and the expert concluded there was no impairment to goodwill. As of September 30, 2004, the Company had recorded goodwill of approximately $2.2 million. In 2004, the Company recorded goodwill impairment of $527,879 as a result of an independent appraisal.

DEREGULATION

      Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced that address issues affecting operations and those of our competitors such as ownership of and access to inside wiring at MDU's and requirements related to high definition television broadcast, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. Historically, we have been a reseller of products and services, not a manufacturer or carrier requiring regulation of its activities. Pursuant to Minnesota statutes, our Multiband activity is specifically exempt from the need to tariff our services in multiple dwelling units (MDU's). However, the Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long-distance industries. This federal statute and the related regulations remain subject to judicial review and additional rule-makings of the Federal Communications Commission, making it difficult to predict what effect the legislation will have on us, our operations, and our competitors.

DEPENDENCE ON STRATEGIC ALLIANCES

      Several suppliers, or potential suppliers of Multiband, such as McLeod, WorldCom, WS Net, XO Communications and others have filed for bankruptcy in recent years. While the financial distress of its suppliers or potential suppliers could have a material adverse effect on Multiband's business, Multiband believes that enough alternate suppliers exist to allow the Company to execute its business plans.

CHANGES IN TECHNOLOGY

      A portion of our projected future revenue is dependent on public acceptance of broadband, and expanded satellite television services. Acceptance of these services is partially dependent on the infrastructure of the internet and satellite television which is beyond Multiband's control. In addition, newer technologies, such as video-on-demand, are being developed which could have a material adverse effect on the Company's competitiveness in the marketplace if Multiband is unable to adopt or deploy such technologies.

ATTRACTION AND RETENTION OF EMPLOYEES

      Multiband's success depends on the continued employment of certain key personnel, including executive officers. If Multiband were unable to continue to attract and retain a sufficient number of qualified key personnel, its business, operating results and financial condition could be materially and adversely affected. In addition, Multiband's success depends on its ability to attract, develop, motivate and retain highly skilled and educated professionals with a wide variety of management, marketing, selling and technical capabilities.

INTELLECTUAL PROPERTY RIGHTS

      Multiband relies on a combination of trade secret, copyright, and trademark laws, license agreements, and contractual arrangements with certain key employees to protect its proprietary rights and the proprietary rights of third parties from which Multiband licenses intellectual property. If it was determined that Multiband infringed the intellectual property rights of others, it could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on Multiband's business, financial condition and results of operations. Also, there can be no assurance that Multiband would be able to develop non-infringing technology or that it could obtain a license on commercially reasonable terms, or at all. Multiband's success depends in part on its ability to protect the proprietary and confidential aspects of its technology and the products and services it sells. There can be no assurance that the legal protections afforded to Multiband or the steps taken by Multiband will be adequate to prevent misappropriation of Multiband's intellectual property.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

      Variations in Multiband's revenues and operating results occur from quarter to quarter as a result of a number of factors, including customer engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the ability of customers to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of Multiband's expenses are relatively fixed, a variation in the number of customer projects or the timing of the initiation or completion of projects could cause significant fluctuations in operating results from quarter to quarter. Further, Multiband has historically experienced a seasonal fluctuation in its operating results, with a larger proportion of its revenues and operating income occurring during the third quarter of the fiscal year.

CERTAIN ANTI-TAKEOVER EFFECTS

      Multiband is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Multiband. These anti-takeover statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Multiband's securities, or the removal of incumbent management.

VOLATILITY OF MULTIBAND'S COMMON STOCK

      The trading price of our common stock has been and is likely to be volatile. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will continue after this offering. Investors may not be able to sell the common stock at or above the price they paid for their common stock, or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE

      If our existing shareholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing shareholders might sell shares of common stock could depress our market price. The exercise of outstanding options or warrants could also lead to future sales of our common stock which could depress our market price.

COMPETITION

      We face competition from others who are competing for a share of the MDU market, including other satellite companies and cable companies. Some of these companies have significantly greater assets and resources than we do.

                           FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements within the meaning of federal securities law. Terminology such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the industries in which we operate, as well as the industries we service, and our business and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in "Risk Factors."

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. However, we will receive proceeds of $4,064,763 from the exercise of the warrants estimated at $4,044,763 after payment of the offering expenses. We have agreed to pay all of the expenses related to this offer, estimated to be approximately $20,000.

      We expect to use the net proceeds from the exercise of the warrants primarily for working capital and other general corporate purposes, including expenditures for sales and marketing and fixed assets and inventory. No specific amount has been allocated to any particular purpose. Pending these uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                 DIVIDEND POLICY

      We have never paid cash dividends on our common stock, nor do we have plans to do so in the foreseeable future. The declaration and payment of any cash dividends on our common stock in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

      The holders of our Series A Cumulative Convertible Preferred Stock are entitled to receive a cumulative dividend of 8% per year, payable quarterly, and the holders of our Series B Convertible and Series C Convertible Preferred Stock are entitled to receive cumulative dividends of 10% per year, payable monthly, the holders of our Series E Convertible Preferred Stock are entitled to receive a cumulative dividend of 15% per year, payable in kind quarterly. The holders of our Series F Convertible Preferred Stock are entitled to receive a cumulative dividend of 10% per year, payable in kind quarterly, and the holders of our Series G Convertible Preferred Stock are entitled to receive a cumulative dividend of 6% per year, payable in kind quarterly.

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2004 and our capitalization as adjusted to reflect the issuance and sale of 4,087,915 shares of common stock upon exercise of the warrants and the historical financial statements and notes thereto included elsewhere in this prospectus.


                                                                                               AS OF SEPTEMBER 30, 2004
                                                                                               ACTUAL       AS ADJUSTED
                                                                                             (UNAUDITED)    (UNAUDITED)
                                                                                             -----------    -----------
Preferred stock:
   8% Class  A cumulative convertible - no par value 27,931 shares issued and outstanding        419,752        419,752
                                                                                             -----------    -----------
   10% Class B cumulative convertible - no par value 8,700 shares issued and outstanding          62,000         62,000
                                                                                             -----------    -----------
   10% Class C cumulative convertible - no par value 125,400 shares issued and outstanding     1,611,105      1,611,105
                                                                                             -----------    -----------
   10% Class F cumulative convertible - no par value 200,000 shares issued and outstanding     2,000,000      2,000,000
                                                                                             -----------    -----------
   10% Class G cumulative convertible - no par value 7,500 shares issued and outstanding          70,672        452,540
                                                                                             -----------    -----------
     6% Class H cumulative convertible - no par value 11.5 shares issued and outstanding               0     *1,150,002
                                                                                             -----------    -----------
Common stock - no par value 25,621,084 and 29,708,999 issued, 25,617,745 and 29,705,660
outstanding                                                                                   16,678,538     20,849,349
                                                                                             -----------    -----------
Stock Subscription receivable                                                                   (368,243)      (368,243)
                                                                                             -----------    -----------
Options and Warrants                                                                          31,379,338     31,379,338
                                                                                             -----------    -----------
Unamortized Compensation                                                                          (1,724)        (1,724)
                                                                                             -----------    -----------
Accumulated deficit                                                                          (39,691,763)   (39,691,763)
                                                                                             -----------    -----------

*     The Class H shares were issued in November 2004.


                             SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our consolidated financial statements including the accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The data as of December 31, 2003 and 2002 and the nine months ended September 30, 2004 and for each of the three years in the period ended December 31, 2003 and the nine months ended September 30, 2004 and 2003 have been derived from our consolidated financial statements and accompanying notes contained in this prospectus. The Statement of Operations Data for the years ended December 31, 2000 and 1999 and the Balance Sheet Data at December 31, 2001, 2000 and 1999 have been derived from our audited financial statements which are not contained in this prospectus.


STATEMENT OF
OPERATIONS DATA                            YEARS ENDED DECEMBER 31,                                  NINE MONTHS ENDED SEPTEMBER 30,
                 --------------------------------------------------------------------------------    ------------------------------
                     2003             2002             2001             2000             1999             2004            2003
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------

Revenues         $ 22,640,421     $ 24,540,969     $ 32,260,777     $ 39,781,846     $ 20,388,870     $ 22,734,594     $ 17,843,508
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Cost of products
 and services    $ 15,952,019     $ 18,036,750     $ 25,295,186     $ 31,698,569     $ 16,247,898     $ 15,580,482     $ 12,718,951
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Gross Profit     $  6,688,402     $  6,504,219     $  6,965,591     $  8,083,277     $  4,140,972     $  7,154,112     $  5,124,557
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
%of revenues             29.5%            26.5%            21.6%            20.3%            20.3%            31.5%            28.7%
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Selling, general
& administrative
expenses         $ 10,184,709     $  9,337,292     $ 10,962,739     $ 11,852,041     $  5,823,945     $  7,930,244     $  6,097,989
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
% of revenues            45.0%            38.0%            34.0%            29.8%            28.6%            34.8%            34.2%
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Loss from
 operations      $ (3,496,307)    $ (2,833,073)    $ (3,997,148)    $ (3,768,764)    $ (1,682,973)    $ (3,861,799)    $ (2,023,408)
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Other
 expense, net    $   (902,063)    $ (1,604,986)    $ (1,328,404)    $   (458,067)    $   (139,461)    $   (958,132)    $   (705,145)
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Loss before
 income taxes    $ (4,365,004)    $ (4,438,059)    $ (5,325,552)    $ (4,226,831)    $ (1,822,434)    $ (4,819,931)    $ (2,733,406)
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Income tax
 provision       $          0     $          0     $          0     $      9,000     $    241,200     $          0     $          0
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Net Loss         $ (4,365,004)    $ (4,438,059)    $ (5,325,552)    $ (4,235,831)    $ (2,063,634)    $ (4,819,931)    $ (2,733,406)
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Loss per
 share basic
 and diluted     $      (0.29)    $      (0.39)    $      (0.66)    $      (0.72)    $      (0.55)    $      (0.21)    $      (0.18)
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------
Weighted average
shares
outstanding        16,112,231       11,735,095        8,762,814        7,009,751        3,821,978       22,494,250       15,168,069
                 ------------     ------------     ------------     ------------     ------------     ------------     ------------


BALANCE SHEET
DATA
                                        YEARS ENDED DECEMBER 31,
                 -------------------------------------------------------------------------
                                                                                              SEPTEMBER 30,
                     2003           2002            2001           2000           1999            2004
                 ------------   ------------    ------------   ------------   ------------    ------------
Working
 capital
 (deficiency)    $  1,118,792   $   (252,870)   $    426,549   $  2,870,114   $ (2,882,907)   $ (8,565,266)
                 ------------   ------------    ------------   ------------   ------------    ------------
Total assets     $ 13,902,885   $ 10,347,316    $ 12,209,681   $ 15,614,573   $ 12,598,745    $ 30,014,118
                 ------------   ------------    ------------   ------------   ------------    ------------
Long-term debt   $  2,262,891   $  3,273,350    $  3,316,870   $  3,362,083   $    926,821    $  2,519,530
                 ------------   ------------    ------------   ------------   ------------    ------------
Stockholders'
 equity          $  5,807,711   $  2,642,285    $  4,184,001   $  5,876,352   $  1,026,344    $ 12,159,675
                 ------------   ------------    ------------   ------------   ------------    ------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERTIONS

The following discussion of the financial condition and results of Operations of Multiband Corporation should be read in conjunction with the Condensed Consolidated Financial Statements and the Notes thereto included elsewhere in this report.

NINE MONTHS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

Revenues

      Revenues increased 44.3% to $9,068,758 in the quarter ended September 30, 2004, as compared to $6,283,365 for the quarter ended September 30, 2003.

      Revenues for MBS decreased 11.2% in the third quarter of fiscal 2004 to $5,203,269 as compared to $5,864,468 in the third quarter of fiscal 2003 primarily as a result of reduced spending by a few larger MBS customers. The Company is diversifying its customer base to add medium and small businesses and as a result the Company hopes revenues will stabilize in future quarters.

      Revenues for MCS increased 822.8% to $3,865,489 as compared to $418,897 in the third quarter of fiscal 2003. This increase is due to expansion of MCS as a result of the acquisitions of MDU, Rainbow and 21st Century.

      Revenues for the nine month period ended September 30, 2004 increased 27.4% to $22,734,594 from $17,843,508 for the same period in 2003, due to the aforementioned increase in MCS revenues obtained as a result of the acquisitions noted above.

Gross Margin

      The Company's gross margin increased 82.8% or $1,483,195 to $3,272,731 for the quarter ended September 30, 2004 as compared to $1,789,536 for the similar quarter last year. For the quarter ended September30, 2004, as a percent of total revenues, gross margin was 36.0% as compared to 28.5% for the similar period last year.

      Gross margin for MBS decreased by 18.1% to $1,318,270 for the quarter ended September 30, 2004, as compared to $1,608,975 in the third quarter of fiscal 2003 due to lower MBS sales and lower profits on those sales.

      Gross margin for MCS for the quarter ended September 30, 2004 increased 977.2% to $1,945,065 as compared to $180,561 in the second quarter of fiscal 2003 reflecting on the increase of revenue being billed.

      For the nine month period ended September 30, 2004, as a percent of total revenues, gross margin was 31.5% as compared to 28.7% for the same period in 2003. For the remainder of fiscal year 2004, gross margin percentages are expected to remain constant as the Company continues to enhance recurring subscriber revenues.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses including depreciation and amortization increased 76.2% to $4,245,983 in the quarter ended September 30, 2004, compared to $2,409,227 in the prior year quarter. This increase is primarily a result of increased operating and amortization expenses related to the purchase and addition of new MDU property assets in the MCS division. Selling, general and administrative expenses were, as a percentage of revenues, 46.8% for the quarter ended September 30, 2004 and 38.4.1% for the similar period a year ago.

      For the nine month period ended September 30, 2004 these expenses increased 46.1% to $10,488,032 as compared to $7,147,965 for the nine months ended September 30, 2003. As a percentage of revenues, selling, general and administrative expenses are 46.1% for the period ended September 30, 2004 as compared to 40.0% for the same period 2003.

Interest Expense

      Interest expense was $347,647 for the quarter ended September 30, 2004, versus $202,958 for the similar period a year ago, reflecting an increase in the Company's long term debt as a result of financing the acquisitions noted above. Amortization of original issue discount was $171,773 and $85,364 for the three months ended September 30, 2004 and 2003, respectively.

      Interest expense was $949,129 for the nine months ended September 30, 2004 and $648,368 for the same period last year. For the nine months ended September 30, 2004 amortization of original issue discount was $483,787 and $285,345 in the same period last year, respectively.

Net Loss

      In the third quarter of fiscal 2004, the Company incurred a net loss of $1,851,593 compared to a net loss of $832,622 for the third fiscal quarter of 2003. This includes a goodwill impairment charge of $527,879 and amortization primarily related to identifiable intangible assets obtained in acquisitions of $754,971.

      For the nine months ended September 30, 2004, the Company recorded a net loss of $4,819,931 as compared to $2,733,406 for the nine months ended September 30, 2003.

YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

                              Results of Operations

      The   following   table  sets  forth  certain  items  from  the  Company's
consolidated statements of operations expressed as a percentage of total revenue.

                                    2003         2002
                                    ----         ----
Revenues

Multiband                             0%           0%
MBS                               93.63%       97.65%
MCS                                6.37%        2.35%
                                   -----        -----
                Total Revenues    100.0%       100.0%
                                  ======       ======
Cost of Sales
Multiband                             0%           0%
MBS                               66.55%       71.89%
MCS                                3.91%        1.61%
                                   -----        -----
Total Cost of Sales               70.46%       73.50%
                                  ======       ======
Gross Margin                      29.54%        26.5%
Selling, General and              44.98%       37.39%
Administrative expenses
Operating Loss                   (15.44%)     (11.34%)
Net Loss                         (19.28%)     (17.78%)

REVENUES

      Total revenues decreased 7.7% to $22,640,421 in 2003 from $24,540,969 in 2002.

      Revenues from the MBS segment which traditionally sells telephone and computer technologies products and services decreased 11.5% to $21,199,303 in 2003 from $23,963,748 in 2002. This decrease in MBS segment revenues resulted primarily from weaker economic conditions in 2003 and from MBS's desire to increase gross margins versus maintaining top line revenues. MBS is increasing margins by focusing more on sales of services versus sales of product.

      Multiband segment had no revenues.

      Revenues from MCS increased 149.7% to $1,441,118 in 2003 from $577,221 in 2002. This increase is due to the expansion of MCS services to nineteen apartment properties and eighteen timeshare properties.

GROSS MARGIN

      The Company's gross margin was $6,688,402 for 2003, as compared to $6,504,219 for 2002. The increase of 2.8% in 2003 was primarily due to an increase in consumer recurring revenues comprising a greater percentage of overall revenues. For 2003, gross margin, as a percentage of total revenues, was 29.5% versus 26.5% for 2002. The Company expects gross margins to maintain or even slightly increase in future periods as recurring revenues become a greater percentage of the Company's overall revenue mix.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses increased 9.1% to $10,184,709 in 2003, compared to $9,337,292 in 2002. This increase in expenses is primarily related to increased payroll and facility expense and costs incurred for re-branding Multiband operating divisions as Multiband. Increased payroll primarily resulted from acquisition related payroll expense and increase in officer compensation in 2003. Selling, general and administrative expenses were, as a percentage of revenues, 45.0% for 2003 and 38.0% for 2002. The Company expects these expenses to remain stable or even slightly decrease as a percentage of revenues in 2004.

INTEREST EXPENSE

      Interest expense was $897,704 for 2003, versus $1,604,512 for 2002 reflecting a substantial decrease in Original Issue Discount expense associated with long term debt and a significant decrease in cash interest expense associated with notes payable.

NET LOSS

      In 2003, the Company incurred a net loss of $4,365,004 compared to a net loss of $4,438,059 for 2002.

YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

                              Results of Operations

      The   following   table  sets  forth  certain  items  from  the  Company's
consolidated statements of operations expressed as a percentage of total revenue.

                                   2002         2001
                                   ----         ----
Revenues

Multiband and VMTS                    0%           0%
MBS                               97.65%        99.2%
MCS                                2.35%         .78%
                                  ------       -----
                Total Revenues    100.0%       100.0%
                                  =====        =====
Cost of Sales
Multiband and VMTS                    0%         .02%
MBS                               71.89%       77.39%
MCS                                1.61%         .69%
                                  -----        -----
Total Cost of Sales               73.50%       78.10%
                                  =====        =====
Gross Margin                       26.5%       21.88%
Selling, General and              37.39%       34.45%
Administrative expenses
Operating Loss                   (11.34%)     (12.56%)
Net Income Loss                  (17.78%)     (16.73%)

REVENUES

      Total revenues decreased 23.9% to $24,540,969 in 2002 from $32,260,777 in 2001.

      Revenues from the MBS segment which traditionally sells computer technologies products and services decreased 25.1% to $23,963,748 in 2002 from $31,994,781 in 2001. This decrease in MBS segment revenues resulted primarily from weaker economic conditions in 2002 and from MBS's desire to increase gross margins versus maintaining top line revenues.

      Multiband segment had no revenues.

      Revenues from Multiband increased 131% to $577,221 in 2002 from $249,590 in 2001. This increase is due to the expansion of Multiband services to ten properties.

GROSS MARGIN

      The Company's gross margin was $6,504,219 for 2002, as compared to $6,965,591 for 2001. The decrease of 6.6% in 2002 was due to reduced revenues. For 2002, gross margin, as a percentage of total revenues, was 26.50% versus 21.5% for 2001. This increase in gross margin revenues is primarily due to an increase in sale of services constituting a greater percentage of overall revenues than in the prior year. As the Company continues to strive for bundled sales of services, and bundled sales of equipment and services, the Company anticipates that it will maintain its gross margin percentages in fiscal 2003.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses decreased 14.83% to $9,337,292 in 2002, compared to $10,962,739 in 2001. This decrease in expenses is primarily related to reductions in payroll, benefits and vehicle expenses. Selling, general and administrative expenses were, as a percentage of revenues, 38.0% for 2002 and 33.9% for 2001.

INTEREST EXPENSE

      Interest expense was $1,604,512 for 2002, versus $1,446,868 for 2001 reflecting an increase in debt due to capital raising efforts, valuation of warrants issued with Preferred Stock and convertible notes, and additional borrowings.

NET LOSS

      In 2002, the Company incurred a net loss of $4,438,059 compared to a net loss of $5,325,552 for 2001. The decrease in net loss is primarily due to a significant reduction in payroll and benefit related expenses from the prior year.

UNAUDITED QUARTERLY RESULTS

      The following table sets forth certain unaudited quarterly operating information for each of the eight quarters in the two-year period ending December 31, 2003. This data includes, in the opinion of management, all normal recurring adjustments necessary for the fair presentation of the information for the periods presented when read in conjunction with the Company's consolidated financial statements and related notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter. The Company has historically experienced a seasonal fluctuation in its operating results, with a larger proportion of its revenues in the third quarter of the fiscal year.


                    Dec. 31,     Sept. 30,      June 30,     March 31,     Dec. 31,      Sept. 30,     June 30,      March 31,
                      2003          2003          2003          2003          2002          2002         2002          2002
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Revenues:

Multiband                   0             0             0             0             0             0             0             0
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
MBS                 4,367,773     5,864,468     5,330,420     5,636,642     5,758,953     6,227,683     5,815,531     6,161,581
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
MCS                   429,140       418,897       357,961       235,120       192,771       154,950       128,893       100,607
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total
Revenues            4,796,913     6,283,365     5,688,381     5,871,762     5,951,724     6,382,633     5,944,424     6,262,188
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Cost of Sales       3,233,068     4,493,829     3,914,420     4,310,702     4,212,240     4,680,582     4,354,714     4,789,214
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Gross Margin        1,563,845     1,789,536     1,773,961     1,561,060     1,739,484     1,702,051     1,589,710     1,472,974
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
SG&A Expense        3,036,745     2,409,227     2,502,741     2,235,996     2,484,108     2,376,225     2,240,223     2,236,736
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Operating Loss     (1,472,900)     (619,691)     (728,780)     (674,936)     (744,624)     (674,174)     (650,513)     (763,762)
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Interest Expense     (249,336)     (202,958)     (219,723)     (225,687)     (462,420)     (349,388)     (426,869)     (365,835)
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Other Income
(Expenses)             52,418        (6,513)       15,232       (65,496)       47,740       (93,171)       25,281        19,676
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Minority
Interest               38,219        (3,460)       (1,393)            0             0             0             0             0
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net Loss
Before
Taxes              (1,631,599)     (832,622)     (934,664)     (966,119)   (1,159,304)   (1,116,733)   (1,052,101)   (1,109,921)
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------

Income Tax
(Benefit)
Provision                   0             0             0             0             0             0             0             0
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net Loss           (1,631,599)     (832,622)     (934,664)     (966,119)   (1,159,304)   (1,116,733)   (1,052,101)   (1,109,921)
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Loss Per Common
Share Basic and
Diluted                  (.10)         (.05)         (.06)         (.08)         (.11)         (.09)         (.09)         (.10)
                   ----------    ----------    ----------    ----------    ----------    ----------    ----------    ----------

                         LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED SEPTEMBER 30, 2004

      Available working capital, at September 30, 2004 decreased significantly over the similar period last year primarily due to short term notes payable issued during the third quarter and in the course of the second quarter acquisitions.

      The Company continues to face a very competitive environment in its MBS division which in the second quarter of 2004 produced both declining revenues and margins versus the same period a year ago. The Company's MCS division continues to experience significant growth, primarily due to increased subscriber related recurring revenues acquired via various transactions previously mentioned herein.

      The Company, between September 30, 2004 and January 1, 2005, is obligated to pay approximately $5.8 million to retire the notes payable related to its MDU Inc. and Rainbow acquisitions. The Company as of September 30, 2004 did not have available cash on hand sufficient to retire said notes payable. Nonetheless, management of Multiband believes that, for the near future, cash generated by sales of stock, and existing credit facilities, in aggregate, are adequate to meet the anticipated liquidity and capital resource requirements of its business. The Company also believes, although it cannot guarantee, that it will continue to be able to raise money for the purposes of financing acquisitions. During the nine months ended September 30, 2004, the Company raised approximately $3.2 million via sales of its common stock to accredited investors primarily for such purposes. In addition, for the quarter ended September 30, 2004, the Company achieved positive earnings before interest, taxes, depreciation, amortization and a non cash goodwill impairment charge ("EBITDA") of $146,314.

      The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non cash events. EBITDA is not, and should not be considered, an alternative to net income, income from operations, or any other measure for determining operating performance or liquidity, as determined under accounting principles generally accepted in the United States. The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization and other non cash charges. The following table reconciles Company EBITDA to our consolidated net loss as computed under GAAP.


                                        THREE MONTHS ENDED            NINE MONTHS ENDED
                                            SEPTEMBER 30,                SEPTEMBER 30,
                                        2004          2003            2004           2003
                                    -----------    -----------    -----------    -----------
EBITDA                              $   146,314    $  (239,706)   $  (504,564)   $(1,035,062)
                                    -----------    -----------    -----------    -----------
Interest Expense, other                (350,462)      (212,931)      (958,132)      (648,368)
                                    -----------    -----------    -----------    -----------
Depreciation and Amortization        (1,119,566)      (379,985)    (2,557,788)    (1,049,976)
                                    -----------    -----------    -----------    -----------
Goodwill Impairment                    (527,879)             0       (527,879)             0
                                    -----------    -----------    -----------    -----------
Other Non-Cash Expense associated
with Common stock issuance                    0              0       (271,568)             0

Net Loss                            $(1,851,593)   $  (832,622)   $(4,819,931)   $(2,733,406)
                                    ===========    ===========    ===========    ===========

CAPITAL EXPENDITURES

      The Company used $483,810 for capital expenditures during the nine months ended September 30, 2004, as compared to $356,291 in the similar period last year. Capital expenditures consisted of equipment acquired for internal use. The Company anticipates future capital purchases will remain consistent with current year expenditures.

YEAR ENDED DECEMBER 31, 2003

      Available working capital for 2003 increased $1,3771,662 primarily to a stronger cash position due to investing activities. Multiband successfully completed an offering of institutional financing in the second half of 2003 raising net proceeds of $2,223,150. Multiband had a decrease of $289,890 in accounts receivable as a result of a reduction in sales. Current liabilities increased in 2003 by $1,373,968 as a result of higher current portion of long term debt and accrued liabilities. Inventories increased by $509,762 primarily due to a planned expansion to provide wireless intranet service.

      Total long term debt and capital lease obligation decreased by $1,010,459 during the year ended December 31, 2003. Multiband paid out $75,301 related to capital lease obligations and $200,768 related to long term debt during the year ended December 31, 2003 versus $1,069,433 paid out in 2002.

      The Company used $526,936 for capital expenditures during 2003, as compared to $1,275,434 in 2002. The decrease was primarily attributed to a reduction in self-financed MCS construction. In 2004 capital expenditures are expected to be limited to the Company's internal information technology infrastructure and are expected to be less than 2003 expenditures.

      In 2003,  the  Company  reached  an  agreement  to convert  the  remaining
$962,000 of a Note Payable to equity. Terms of the conversion state the note will be converted to equity over a 14 month period at a price generally equivalent to a 10% discount to market price.

      In November of 2003, the Company borrowed $1,500,000 and issued a three-year warrant to the lender to purchase 535,000 common shares at $2.21 per share through November 2006. The debt is also convertible into common stock of the Company at a conversion rate of $1.40 per share through November 2006.

      On June 30, 2003, the Company borrowed $124,000 as an unsecured note from a stockholder of the Company, with monthly payments of $5,600 at an interest rate of 7.85%.

      Net cash used by operations in 2003 was $2,580,248 as compared to cash used by operations in 2002 of $869,721. The cash used by operations in 2003 is due primarily to net operating losses and a reduction in the wholesale line of credit. During the years ended December 31, 2003, and December 31, 2002, the Company incurred significant net losses. Although the majority of these losses were due to non-cash expenses, The Company still continued to incur cash losses as well due to general corporate expense. The on-going addition of MCS properties in the Company's portfolio provided additional cash flows in 2003 and those cash flows are projected to improve in 2004 with additional expansions. Management of Multiband believes that, for the near future, cash generated from new investments combined with existing credit facilities are adequate to meet the anticipated liquidity in capital resource requirements of its business, contingent upon Company operating results for the next twelve months.

YEAR ENDED DECEMBER 31, 2002

      Available working capital, for 2002, decreased $679,419 due to Multiband's net operating loss and net cash used in operating activities of $869,721. Proceeds from issuance of long term debt, stock and warrants totaling $2,121,597 helped offset Multiband's net operating loss. Multiband had a decrease of $38,344 in accounts payable and other current liabilities for 2002 versus last year's period, primarily due to significant reductions in accounts receivables which were used to reduce payables.

      Inventories  year to date  decreased  net of reserves  $182,783  over last
year's  prior   period   inventories   due  to  a  decrease  in  revenues.   The
aforementioned decrease in revenues also led to a decrease in accounts receivable net of reserves of $576,509.

      Total long term debt and capital lease obligation decreased by $102,631 during the year ended December 31, 2002. The Company paid out $937,828 related to capital lease obligations and $131,605 related to long term debt during the year ended December 31, 2002 versus $777,578 paid out in 2001.

      In 2001, the Company entered into a long-term debt agreement, expiring in 2003, with an investment fund. The fund, in exchange for its $1.5 million investment, also received 375,000 warrants and the right to convert its investment into Multiband common stock at a predetermined price. The effect of recording the beneficial conversion feature and warrants associated with the convertible loan resulted in a $1,500,000 discount attributable to the warrants in accordance with the Black-Scholes pricing model. The Company is expensing the aforementioned warrant discount in eight quarterly installments over the two year term of the loan. $460,000 of the debt was converted to stock in 2002 pursuant to a formula tied to the trading price of the Company's Common Stock.

      In 2002, the Company borrowed $600,000 from a Director. This investment was later converted into Class E Preferred Stock. Also in 2002, the Company restructured its debenture with Convergent Capital, resetting the date of principal repayment to begin in August 2005.

      The Company used $1,275,434 for capital expenditures during 2002, as compared to $1,884,945 in 2001. The decrease was primarily attributed to a reduction in self-financed MCS construction.

      In 2002, the Company extinguished $937,828 worth of capital lease obligations, reduced its principal indebtedness $460,000 to a note holder, and converted another $600,000 worth of debt to Preferred Stock. All these events, combined, with the aforementioned refinancing and delayed principal repayment to its largest debt holder, should materially improve projected cash flows throughout 2003 provided Company operating losses continue to diminish.

      Net cash used by operations was approximately $869,721 in 2002 versus net cash used by operations of $502,110 in 2001. The cash used by operations in 2002 is due primarily to net operating losses, and reductions in accounts payable and wholesale line of credit balances in that year. During the years ended December 31, 2002 and December 31, 2001, the Company incurred significant net losses. Although the majority of these losses were due to non-cash expenses, the Company still continued to incur cash losses as well due to general corporate expense and continuing expenses related to the building out of its MCS network. The Company in 2002 significantly cut its selling, general and administrative expenses which led to a material decrease in cash losses. The on-going addition of MCS properties in the Company's portfolio also generated additional cash flows in 2002 and these MCS cash flows are projected to improve meaningfully in 2003. Management of Multiband believes that, for the near future, cash generated from new investments combined with existing credit facilities are adequate to meet the anticipated liquidity in capital resource requirements of its business, contingent upon Company operating results for the next twelve months.

                             DESCRIPTION OF BUSINESS

      Multiband Corporation (formerly named Vicom, Inc.) is a Minnesota corporation formed in September 1975. Multiband has two operating divisions: 1) Multiband Business Services (MBS, legally known as Corporate Technologies, USA, Inc dba Multiband), and Multiband Consumer Services (MCS), which encompasses the subsidiary corporations, Multiband USA, Inc., URON, Inc., Minnesota Digital Universe, Inc., and Rainbow Satellite Group, LLC.

      Multiband completed an initial public offering in June 1984. In November 1992, Multiband became a non-reporting company under the Securities Exchange Act of 1934. In July 2000, Multiband regained its reporting company status. In December, 2000, Multiband stock began trading on the NASDAQ stock exchange under the symbol VICM. In July, 2004, concurrent with the name change to Multiband Corporation, the Company's NASDAQ symbol changed to MBND.

      Multiband's website is located at: www.multibandusa.com.

      As of September 30, 2004, MBS was providing telephone equipment and service to approximately 600 customers, with approximately 10,000 telephones in service. In addition, MBS provided computer products and services to approximately 1,800 customers. Telecommunications systems distributed by MBS are intended to provide users with flexible, cost-effective alternatives as compared to systems available from major telephone companies, including those formerly comprising the Bell System and from other interconnect telephone companies.

      MBS provides a full range of voice, data and video communications systems and service, system integrations, training and related communication sales and support activities for commercial, professional and institutional customers, most of which are located in Minnesota and North Dakota. MBS purchases products and equipment from NEC America, Inc. (NEC), Cisco Systems, Inc. (Cisco), Nortel Networks Corp (Nortel), Tadiran Telecommunications, Inc. (Tadiran), and other manufacturers of communications and electronic products and equipment. MBS uses these products to design telecommunications and computer systems to fit its customers' specific needs and demands.

      MCS provides satellite television, local and long distance services and internet services to residents of multi-dwelling units (MDUs), such as apartment buildings and time share resorts. The Company obtains access agreements with the owners of MDU properties permitting us the rights to provide the aforementioned services.

      At September 30, 2004, MCS had 32,336 subscribers using its services (3,299 using voice services, 25,357 using video services and 3,680 using internet services).

MULTIBAND BUSINESS INDUSTRY OVERVIEW

      MBS recently expanded its efforts to establish itself within the rapidly evolving telecommunications and computer industries.

      In the current climate of intense global competition and accelerating technological change, businesses increasingly depend upon technology-based solutions to enhance their competitive position, and to improve their productivity and the quality of their products and services. Today's business environment mandates the availability of efficient voice and video communication channels and information in formats suited to a wide variety of users.
Businesses are looking to a variety of new technologies to enhance the performance of their communication systems and to allow Information Technology
(IT) systems to collect, analyze and communicate information within the enterprise and among customers and suppliers. An organization's ability to integrate and deploy new communication and IT technologies in a unified and cost-effective manner has become critical to competing successfully in today's rapidly changing business environment.

      The markets and technologies for communication equipment and IT applications and systems continue to converge as communication equipment migrates from proprietary switches to software-driven systems operating on standardized computer platforms. As a result, businesses are integrating their communication and IT systems. As previously separate communication and IT technologies converge and their interoperability increases, more organizations will seek a unified technology solution. MBS believes that these organizations will attempt to reduce costs and management complexity by establishing relationships with a small number of providers that offer a broad range of both communication and IT products and services throughout the full life-cycle of a project. MBS believes it has positioned itself to be one of those providers through expertise gained in its historical operations and via acquisitions. MBS has personnel that understand the voice and data sides of the equation. MBS is able to provide a consultative selling approach whereby it is able to match the appropriate technology solution to its customers needs; whether that solution is an IP telephony application, a traditional PBX application, or a hybrid of both.

      While  customers   continue  to  rely  heavily  on  technology  to  reduce
transaction costs by increasing operational efficiencies, the bias toward software-centric solutions in lieu of hardware continues. Notwithstanding the slow economic conditions, growth continues to occur in areas such as customer contact solutions, CTI (computer telephony integration), unified media, convergence (IP telephony), and mobility.

      Current financial pressures also are making it increasingly difficult for communications equipment manufacturers to support a direct distribution model. Most independent distribution channels lack an adequate geographic footprint, infrastructure, processes, and resources to effectively fulfill the manufacturer's need to deploy complex high-end technology solutions. This has resulted in the need for systems integration and support services through third party providers. A key competency being driven by the market is the ability to effectively integrate disparate technology platforms into enterprise-wide applications solutions. Again, the range and depth of MBS's experience enables MBS to provide businesses with overall technology solutions.

      As a result of these factors, demand for communication services and products has been relatively flat. InfoTech , a market research firm specializing in telecommunications market information, estimates that the U.S. market for traditional voice PBX systems will continue to decline over the next three years as enterprises shift to converged solutions, a combined form of voice and data, also referred to as IP Telephony. IP shipments are expected to surpass traditional PBX shipments sometime in 2006. Recent slowdowns in technology spending may delay this development, however. Overall revenues in the U.S. marketplace for voice and convergence are projected to reach $5.5 billion by 2006. Field maintenance and repair is the largest, but slowest growing segment in services associated with the voice marketplace. This includes the maintenance and repair of PBX, Key/Hybrid, Voice Processing: IVR, CTI, ACD and fax.

PRODUCTS AND SERVICES

CORPORATE TECHNOLOGIES, USA (MBS)

      MBS provides other technical and customer services as described hereafter.

PRICING AND AVAILABILITY

      We use our volume and purchasing power to achieve competitive pricing of goods for our clients. We have the ability to provide a web-based client site that allows clients to see availability and costs of hardware and software in real time through the Internet by accessing current pricing and availability from our manufacturers' Internet websites. This Internet-based model allows us to extend product procurement services beyond the traditional 8 a.m. to 5 p.m. schedule and into a 7 days a week, 24 hours a day service, providing a high level of client flexibility.

WARRANTY POLICY

      We strongly believe in the philosophy of "Service what you sell." We do not knowingly sell any hardware product that we do not have authorized service personnel to facilitate any warranty work that needs to be done. We are committed to fulfill all warranty service calls in accordance with the manufacturer's warranty, which range in length from 30 days to one year from the date of sale. Warranty costs incurred to date are minimal.

ON SITE AND DEPOT REPAIR

      MBS is authorized for depot and on site warranty repair for many manufacturers, including Apple Computers, Nortel, Inc., Cisco, Hewlett Packard Co., International Business Machines Corp. (IBM), Sun Microsystems, Inc., Compaq Computer Corp., Xerox Corp., and Okidata Corp. With over $500,000 in spare parts inventory, we have made a conscious effort to have the part clients need, when they need it.

WIDE AREA NETWORK CONNECTIVITY

      Our staff of Cisco and Nortel Wide Area Network (WAN) trained engineers assist organizations with integrating their multiple sites, allowing the exchange of information between geographically separated sites. Our association with local Internet Service Providers (ISPs) gives us the opportunity to offer organizations with multiple locations a single source provider providing a cost-effective solution to WAN needs.

TECHNICAL SUPPORT FOR NETWORKING

      We are committed to obtaining the highest vendor authorizations available to indicate our knowledge and expertise to today's complex technological environment. Becoming the only Microsoft Solution Partner, Novell Platinum Reseller and Sun Microsystems Competency 2000 Certified reseller in North Dakota is an indication of this commitment. Our staff of Certified Novell Engineers
(CNEs), Microsoft Certified System Engineers (MCSEs), Sun Microsystems System Engineers, as well as certified personnel in products such as Nortel and Cisco routers, gives MBS an advantage over other resellers in North Dakota. The knowledge and skills of our system engineers helps organizations meet today's challenges and maintain a market advantage. Our close relationships and certification levels with our vendors gives our staff access to resources that few other value added resellers can provide.

CONSULTING

      As a multi-service, multi-vendor, multi-site integrator, MBS has the extensive infrastructure to offer solutions to complex technical challenges through our consulting service. With years of experience in Local Area Networks
(LAN) and WAN technology, our consultants are dedicated to finding the solution that will solve our customers' needs now and in the future. We specialize in providing an integrated cost-effective, single source solution.

SALES AND MARKETING

      As of November 16, 2004, we had 25 sales and marketing personnel with expertise in telecommunications, computers and network services. MBS has a consultative approach to selling, in which the salesperson analyzes the customer's operations and then designs an application-oriented technical solution to make the customer more efficient and profitable. MBS uses several techniques to pursue new customer opportunities, including advertising, participation in trade shows, seminars and telemarketing.

CUSTOMERS

      MBS provides its products and services to commercial, professional and government users within the states of Minnesota and North Dakota. MBS's customers are diverse and represent various industries such as financial services, hospitality, legal, manufacturing, and education. In the year ended December 31, 2003, MBS received 17.5% of its revenues from Meritcare Health System and 6.0% of its revenues from Noridian (Blue Cross Blue Shield). In its year ended December 31, 2002, MBS received approximately 22.8% of its revenues from two customers, Merit Care and Microsoft Great Plains. In its year ended December 31, 2001, MBS received approximately 21.7 % of all revenues from two customers. Those two customers were Microsoft Great Plains and the State of North Dakota.

CUSTOMER SERVICE

      MBS has 20 full-time customer service and related support personnel who assist in project management duties, post-sale communications (which include site surveys), coordinated network services, and end-user training. Each key account is assigned its own individual customer service representative to ensure efficient implementation. The customer service representative works closely with the sales representative and main technician assigned to the project to facilitate the utmost in customer satisfaction.

BACK OFFICE

      Back office refers to the hardware and software systems that support the primary functions of our operations, including sales support, order entry and provisioning, and billing.

      Order entry involves the initial loading of customer data into our information system. Currently our sales representatives take orders and our customer service and purchasing representatives load the initial customer information into our ILS (Integrated Logistic System) billing and accounting system. We use the ILS to manage and track the timely completion of each step in the provisioning and installation process. Our system is designed to enable the sales or customer service representative to keep an installation on schedule and notify the customer of any potential delays. Once an order has been completed, we update our billing system to initiate billing of installed products or services.

SUPPLIERS

      As previously mentioned, MBS purchases products and equipment from NEC, Tadiran, Cisco, Nortel, and other manufacturers of communications and computer products. The telecommunication products are purchased directly from the manufacturers. The computer products are purchased both directly from the manufacturer and also indirectly from major wholesalers such as Ingram Micro and Tech Data Corporation.

      In 2003, Ingram Micro supplied 60.55% and Dell computer supplied 8.35% of total products purchased. In 2002, Ingram Micro supplied 57.7% and Dell Computer 11.8% of total products purchased. In 2001, Ingram Micro supplied 37.8% and Tech Data provided 18.9% of total products purchased.

      The products MBS purchase are off-the-shelf products. MBS has several alternate suppliers of computer products and could substitute any one of these suppliers with an alternate supplier fairly quickly on the same or similar terms.

      MBS has a distribution agreement with NEC, its main supplier of telecommunication products, which expires June 30, 2004. MBS could replace NEC with an alternate supplier fairly quickly, but with a less competitive product. However, MBS's replacement of NEC could have a material adverse effect on Multiband's business, operating results and financial condition.

MULTIBAND CONSUMER SERVICES

      We have expanded our strategy to include the vast potential of the multi dwelling unit (MDU) market. Our experience in this market suggests that property owners and managers are currently looking for a solution that will satisfy two problems. The first problem that they are dealing with is how to satisfy the residents who desire to bring satellite television service to the unit without being visually unattractive or a structural/maintenance problem. The second is how to provide competitive access for local and long distance telephone cable television and Internet services. Our MCS offering addresses these problems and provides the consumer several benefits, including:

      o     Lower Cost Per Service

      o     Blended Satellite and Cable Television Package

      o Multiple Feature Local Phone Services (features such as call waiting, call forwarding and three-way calling)

      o     Better than Industry Average Response Times

      o     One Number for Billing and Service Needs

      o     One Bill for Local, Long Distance Cable Television and Internet

      o     "Instant On" Service Availability

      As we develop and market this package, we will keep a marketing focus on two levels of customer for this product. The primary decision-makers are the property owners/managers. Their concerns are focused on delivering their residents reliability, quality of service, short response times, minimized disruptions on the property, minimized alterations to the property and value added services. Each of these concerns is addressed in our contracts with the property owner, which include annual reviews and 10 to 15 year terms as service providers on the property. The secondary customer is the end-user. We will provide the property with on-going marketing support for their leasing agents to deliver clear, concise and timely information on our services. This will include simple sign up options that should maximize our penetration of the property.

      When taken as a whole, and based on Multiband's interpretations of U.S. Census Bureau statistics, cable television, telephone and internet services currently generate over $170 billion of revenues annually in the U.S. These statistics indicate stable growing markets with demand that is likely to deliver significant values to businesses that can obtain a subscriber base of any meaningful size.

MULTIBAND CONSUMER INDUSTRY ANALYSIS

Strategy

      For the near future, the services described below will be offered primarily in Midwestern states. Our primary competition will come from the local incumbent providers of telephone and cable television services.

Local Telephone Service

      In Minnesota, we expect to compete with Qwest Communications International, Inc. (Qwest) for local telephone services. Although Qwest has become the standard for local telephone service, we believe we have the ability to underprice their service while maintaining high levels of customer satisfaction.

Cable Television Service

      In Minnesota, we expect to compete with Comcast Corporation (Comcast) for pay-TV customers. Comcast is the cable television service provider that has resulted from the merger and acquisition of two competitive cable providers. This actually has improved the overall continuity of service. However, we have a significant consumer benefit in that we are establishing private rather than public television systems, which allows us to deliver a package that is not laden with local "public access" stations that clog the basic service package. In essence, we will be able to deliver a customized service offering to each property based upon pre-installation market research that we perform.

Long Distance Telephone Service

      AT&T Corporation (AT&T), WorldCom Inc. dba MCI (MCI), and Sprint Corporation (Sprint) are our principal competitors in providing long distance telephone service. They offer new products almost weekly. Our primary concern in this marketplace is to assure that we are competitive with the most recent advertised offerings in the "long distance wars." We will meet this challenge by staying within a penny of the most current offering, while still maintaining a high gross margin on our product. We accomplish this through various carrier agency associations. We expect to generate a high penetration in our long distance services amongst our local service subscribers because private property owners in the shared tenant environment (similar to a hotel environment) are not required to offer multiple long distance carriers to their tenants.

Internet Access Service

      The clear frontrunners in this highly unregulated market are America Online, Inc. and CompuServe Corp. They compete with local exchange carriers, long distance carriers, Internet backbone companies and many local ISPs (Internet Service Providers). Competition has driven this to a flat rate unlimited access dial-up service market. The general concern among consumers is the quality of the connection and the speed of the download. Our design provides the highest connection speeds that are currently available. The approach that we will market is "blocks of service." Essentially, we deliver the same high bit rate service in small, medium and large packages, with an appropriate per unit cost reduction for those customers that will commit to a higher monthly expenditure.

Market Description

      We are currently marketing Multiband services to MDU properties primarily throughout Minnesota, North Dakota, Missouri and Florida and California. We are focusing on properties that consist of 50 or more units. We will target properties that range from 50 to 150 units on a contiguous MDU property for television and Internet access only. We will survey properties that exceed 150 units for the feasibility of local and long distance telephone services.

      We are initially concentrating on middle to high-end rental complexes. We are also pursuing resort area condominiums. A recent U.S. Census Bureau table indicates that there are more than 65,000 properties in the United States that fit this profile. Assuming an average of 100 units per complex, our focus is on a potential subscriber base of 6,500,000.

      A recent Property Owners and Manager Survey, published by the U.S. Census Bureau , shows that the rental properties are focusing on improving services and amenities that are available to their tenants. These improvements are being undertaken to reduce tenant turnover, relieve pricing pressures on rents and attract tenants from competing properties. We believe that most of these owners or managers are not interested in being "in the technology business" and will use the services that we are offering. Various iterations of this package will allow the owners to share in the residual income stream from the subscriber base.

Number of Units/Customers

      At September 30, 2004, MCS had 32,336 subscribers using its services (3,299 using voice services, 25,357 using video services and 3,680 using internet services).

Employees

      As of November 24, 2004, Multiband employed five full-time management employees. As of that same date, MBS had 57 full-time employees, consisting of 19 in sales and marketing, 26 in technical positions, 5 in management and 7 in administration and finance. As of November 24, 2004, MCS had 49 full-time employees, 8 in sales and the rest in customer service and operations.

                                   PROPERTIES

      Multiband and its subsidiaries lease principal offices located at 2000 44th Street SW, Fargo, ND 58103 and 9449 Science Center Drive, New Hope, Minnesota 55428. We have no foreign operations. The main Fargo office lease expires in 2017 and covers approximately 22,500 square feet. The Fargo base rent ranges from $23,565 to $30,377 per month. The New Hope office lease expires in 2013 and covers approximately 47,000 square feet. The New Hope base rent ranges from $18,389 to $25,166 per month. Both the New Hope and Fargo leases have provisions that call for the tenants to pay net operating expenses, including property taxes, related to the facilities. Both offices have office, warehouse and training facilities.

Multiband considers its current facilities adequate for its current needs and believes that suitable additional space would be available as needed.

                                LEGAL PROCEEDINGS

      The Company is involved in legal actions in the ordinary course of business. However, as of November 24, 2004, Multiband was not engaged in any pending legal proceedings where, in the opinion of the Company, the outcome is likely to have a material adverse effect upon the business, operating results and financial condition of the Company.


                             DIRECTORS AND OFFICERS

NAME               AGE   POSITION                                                       DIRECTOR SINCE
----               ---   --------                                                       --------------
Steven Bell.......  45    President & CFO, Multiband Incorporated                        1994
Frank Bennett.....  47    President, Artesian Capital                                    2002
Jonathan Dodge....  53    Partner, Dodge & Fox C.P.A. Firm                               1997
David Ekman.......  43    Chief Information Officer, Corporate Technologies USA, Inc.    1999
Eugene Harris.....  39    Shareholder, Eidelman, Finger, Harris & Co.                    2004
James L. Mandel...  47    Chief Executive Officer, Multiband Corporation                 1998
Donald Miller.....  64    Chairman, Multiband Corporation                                2001
David Weiss.......  41    Principal, Rangeline Capital, LLC                              2002

STEVEN BELL was general counsel and Vice President of the Company from June 1985 through October 1994, at which time he became Chief Financial Officer. He was also named President in July 1997. He is a graduate of the William Mitchell College of Law.

FRANK BENNETT has been a Director of Multiband Corporation since 2002 and is currently a member of the Audit Committee. Mr. Bennett is President of Artesian Management, Inc., which manages Artesian Capital, a private equity investment firm based in Minneapolis. Artesian Capital invests in companies in the communications, consumer, financial services and health care industries. Prior to founding Artesian Capital in 1989, he was a Vice President of Mayfield Corporation, and a Vice President of Corporate Finance of Piper Jaffray & Hopwood and a Vice President of Piper Jaffray Ventures, Inc. He is currently a director of Fairfax Financial Holdings Limited, Odyssey Re Holdings Corp., Multiband Corporation, Northbridge Financial Corporation and Crum & Forster Holdings, Inc. Mr. Bennett currently serves on the boards of several non-profit organizations including the Social Enterprise Fund, American Federation of Arts, St. David's Child Development and Family Services, PACER Center and Wayzata Community Church. Mr. Bennett, a graduate of the University of Oregon, lives with his wife and five children in Long Lake, MN.

JONATHAN DODGE has been the Senior Partner of the C.P.A. firm of Dodge & Fox since its inception in March 1997. Prior to that, he was a partner in the CPA firm of Misukanis and Dodge from 1992 to March 1997. Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPA's.

DAVID EKMAN is Chief Information Officer of Corporate Technologies, USA, Inc., a wholly owned subsidiary of Multiband. He has worked continuously in the computer business since 1981, initially as a franchisee of Computerland, a personal computer dealer and subsequently from 1996 to December 1999 as President of Ekman, Inc., a value-added computer reseller and the predecessor company to Corporate Technologies, USA, Inc.

EUGENE HARRIS is a Vice President and major shareholder of Eidelman, Finger, Harris & Co., a St. Louis based registered investment advisor. He has been with Eidelman, Finger, Harris & Co. since 1994. Prior to joining Eidelman, Finger, Harris & Co., Mr. Harris held positions in general management and new business development for the Monsanto Company from 1990-1994. He also was an Associate Consultant with Bain and Co. from 1996-1998. Mr. Harris received a B.S. in
Industrial Engineering from Stanford University in 1996 and an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology in 1990. He is a Chartered Financial Analyst and a member of the Financial Analysts Federation. Mr. Harris was appointed to Multiband's Board of Directors in April 2004.

JAMES MANDEL has been the Chief Executive Officer and a Director of the Company since October 1, 1998. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He also serves as Chairman of the Board of CorVu Corporation and is a trustee of the Boys and Girls Club of Minneapolis.

DONALD MILLER worked for Schwan's enterprises between 1962 and 2001, primarily as Chief Financial Officer. He is currently employed by Schwan's as Special Assistant to the CEO. He was appointed to Multiband's Board of Directors in September 2001 and was elected Chairman of the Board in April 2002. Mr. Miller is also Chairman of Multiband's Audit Committee.

DAVID WEISS has been a Director of Multiband since 2002. He is currently Managing Principal for Rangeline Capital, LLC, a real estate investment banking company. Prior to forming Rangeline in 2002, Mr. Weiss was Managing Director for the St. Louis office of Northland/Marquette Capital Group.

The Company knows of no arrangements or understandings between a Director or nominee and any other person pursuant to which any person has been selected as a Director or nominee. There is no family relationship between any of the nominees, Directors or executive officers of the company.

BOARD OF DIRECTORS AND ITS COMMITTEES

The Board has determined that a majority of its members are "independent" as defined by the listing standards of the NASDAQ Stock Market. The independent Directors are Messrs. Frank Bennett, Eugene Harris, Donald Miller and David Weiss.

The Board of Directors met four times on a regular basis in 2003. As permitted by Minnesota Law, the Board of Directors also acted from time to time during 2003 by unanimous written consent in lieu of conducting formal meetings. Last year, there were four such actions and accompanying Board Resolutions passed. The Board has designated an audit committee consisting of Jonathan Dodge, Donald Miller and Frank Bennett. The Board also designated a compensation committee consisting of Frank Bennett and David Weiss.

Shareholder communication with the Board

Our Board welcomes your questions and comments. If you would like to communicate directly to our Board, or if you have a concern related to the Company's business ethics or conduct, financial statements, accounting practices or internal controls, then you may contact our website via www.multibandusa.com, section Investor Relations. All communications will be forwarded to our audit committee.

Directors' attendance at Annual Meetings can provide shareholders with an opportunity to communicate with directors about issues affecting the Company. The Company does not have a policy regarding director attendance, but all directors are encouraged to attend the Annual Meeting of Shareholders. Six of our directors attended our Annual Meeting in 2003.

AUDIT COMMITTEE

Our audit committee:

o recommends to our Board of Directors the independent auditors to conduct the annual audit of our books and records;
o     reviews the proposed scope and results of the audit;
o     approves the audit fees to be paid;
o reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and
o reviews and approves transactions between us and our Directors, officers and affiliates.

Our audit committee has a formal charter that is an exhibit to our most recent annual report on Form 10K.

Our audit committee met four times during 2003. The Audit Committee is comprised entirely of individuals who meet the independence and financial literacy requirements of NASDAQ listing standards. Our Board has determined that all three members qualify as an "audit committee financial expert" independent from management as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933, as amended. Multiband acknowledges that the designation of the members of the audit committee as financial experts does not impose on them any duties, obligations or liability that are greater than the duties, obligations and liability imposed on them as a member of the audit committee and the Board of Directors in the absence of such designation.

REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the year ended December 31, 2003, the Committee met four times, and Donald Miller, as the Audit Committee chair and representative of the Audit Committee, discussed the interim financial information contained in quarterly earnings announcement with the Company's Chief Financial Officer and the Company's independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may affect their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with both the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the Company's independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, both with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements. The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2003 with management and the independent auditors. Management has the responsibility for the preparation of the Company's consolidated financial statements and the Company's independent auditors have the responsibility for the examination of those statements.

      Based on the review referred to above and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board of Directors concurred in such recommendation.

COMPENSATION COMMITTEE

Our compensation committee

o reviews and recommends the compensation arrangements for management, including the compensation for our chief executive officer; and
o establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

Our  compensation  committee  met  four  times  during  2003.  The  compensation
committee  is  comprised   entirely  of  Directors  who  meet  the  independence
requirements of the NASDAQ listing standards.

NOMINATING COMMITTEE

The Nominating Committee (the "Nominating Committee") was formed by our Board in April 2004 and consists of Frank Bennett and David Weiss. The Nominating Committee's duties include adopting criteria for recommending candidates for election or re-election to our Board and its committees, considering issues and making recommendations considering the size and composition of our Board. The Nominating Committee will also consider nominees for Director suggested by shareholders in written submissions to the Company's Secretary.

The Nominating Committee met in April 2004 to decide upon the nominees for Director at the Annual Meeting.

DIRECTOR NOMINATION PROCEDURES

      DIRECTOR MANAGER QUALIFICATIONS. The Company's Nominating Committee has established policies for the desired attributes of our Board as a whole. The Board will seek to ensure that a majority of its members are independent as defined in the NASDAQ listing standards. Each member of our Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, Directors must be committed to devoting the time and effort necessary to be responsible and productive members of our Board. Our Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

      IDENTIFYING AND EVALUATING NOMINEES. The Nominating Committee regularly assesses the appropriate number of Directors comprising our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating Director candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of our Board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for our Board, the Nominating Committee evaluates the entirety of each candidate's credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current Board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

      CHARTER OF THE NOMINATING COMMITTEE. A copy of the charter of the Nominating Committee is available on our website at www.multibandusa.com.

EXECUTIVE COMPENSATION

      The following table sets forth certain information relating to the remuneration paid by the Company to its executive officers whose aggregate cash and cash-equivalent remuneration approximated or exceeded $100,000 during the Company's last three fiscal years ending December 31, 2003.


                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                                LONG TERM COMPENSATION

NAME AND PRINCIPAL        YEAR   SALARY       BONUS        OTHER             RESTRICTED   SECURITIES    LTIP       ALL OTHER
POSITION                         ($)          ($)          ANNUAL            STOCK        UNDERLYING    PAYOUTS    COMPENSATION
                                                           COMPENSATION      AWARD(S)     OPTIONS/      ($)        ($)
                                                           ($)               ($)          SARS
                                                                                          (#)
(A)                       (B)    (C)          (D)          (E)               (F)          (G)           (H)        (I)
                                                                             AWARDS                     PAYOUTS
James L. Mandel           2003   $250,727     $125,000     -0-               -0-          300,000       -0-        -0-
Chief Executive Officer   2002   $149,874     $100,000     -0-               -0-          -0            -0-        -0-
                          2001   $131,346     -0-          -0-               -0-          500           -0-        -0-

Steven Bell               2003   $120,484     -0-          -0-               -0-          50,000        -0-        -0-
Chief Financial Officer   2002   $99,014      -0-          -0-               -0-          10,500        -0-        -0-
                          2001   $108,365     -0-          -0-               -0-          500           -0-        -0-


Dave Ekman                2003   $111,154     -0-          -0-               -0-          -0-           -0-        -0-
Chief Information Officer 2002   $93,695      -0-          -0-               -0-          -0-           -0-        -0-
                          2001   $100,614     -0-          -0-               -0-          500           -0-        -0-

DIRECTORS FEES

      There were no cash fees paid to Directors in 2003. Outside Directors receive a stock option of 30,000 shares at market price upon joining the Multiband Board. Additional awards or options to Directors are determined by the Board's Compensation Committee.

                            OPTION GRANTS DURING 2003

      THE FOLLOWING TABLE PROVIDES INFORMATION REGARDING STOCK OPTIONS GRANTED DURING FISCAL 2003 TO THE NAMED EXECUTIVE OFFICERS IN THE SUMMARY COMPENSATION TABLE.


                                                                                       Potential Realizable Value at
                          Number of      Percent of                                    Assumed Annual Rates of Stock
                          Securities    Total Options                                  Price Appreciation for Option
                          Underlying     Granted to      Exercise or                              Term (1)
                           Options      Employees in      Base Price    Expiration
 Name                     Granted (#)   Fiscal Year (%)   ($/Share)       Date              5%              10%
 ----                     -----------   ---------------  -----------    ----------         ----            ----
James L. Mandel             300,000         46.3            $1.50       1/8/2013            -0-           $258,092
Steven M. Bell               50,000         7.7             $1.10       1/8/2013          $19,115         $ 63,015
Dave Ekman                   -0-            -0-                 -              -                -                -


(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders, continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

      Each option represents the right to purchase one share of common stock. The options shown in this table are all non-qualified stock options. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which Multiband is not the surviving corporation, a transfer of all shares of stock of Multiband, a sale of substantially all the assets, or a dissolution or liquidation, of Multiband.

AGGREGATED OPTION EXERCISES IN 2003 AND YEAR END OPTION VALUES

    The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2003 and the number and value of options at December 31, 2003.


                       SHARES ACQUIRED
                       ON EXERCISE      VALUE (1)
NAME                                    REALIZED    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
                                                    NUMBER OF                  VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                    DECEMBER 31, 2003          DECEMBER 31, 2003
                                                    -----------------          -----------------
James L. Mandel........   -0-              -0-      450,500      -0-            $554,115      $0
Steven M. Bell.........   -0-              -0-       57,166   3,334              $70,314  $4,100
David Ekman............   -0-              -0-      150,500      -0-            $185,115      $0

(1) Value is calculated on the basis of the difference between the option exercise price and $1.23, the fair market value of the Company's common stock at December 31, 2003 as quoted on the NASDAQ, multiplied by the number of shares underlying the option.

OTHER COMPENSATION AND LONG-TERM INCENTIVE PLANS

      The Company has no long-term incentive plans and issued no long-term incentive awards during 2003.

      The Company has an employment agreement with Mr. Steven Bell, President, for the term beginning January 2002 and expiring December 2004. Mr. Bell's compensation is not directly tied to the Company's performance. The agreement states that annual base salary for Mr. Bell will be between $125,000 and $135,000 per year. Other key provisions of the contract include an agreement by Mr. Bell to keep confidential information secret both during and after employment by the Company and covenants not to compete with the Company for one year from the date of termination of employment. The contract also provides Mr. Bell with 75,000 stock options at market price, vested over a three year period.

      The Company maintains key man life insurance policies in the amount of $1,000,000 each on the lives of Steven Bell and Marvin Frieman, former Director. The Company is the beneficiary of these policies and has adopted a plan to pay fifty percent of all life insurance proceeds to the spouse or surviving children of each such individual.

      The Company also has a three year employment agreement, from January 2002 to December 2004, with James L. Mandel, Chief Executive Officer, the terms of which involve an annual base salary of $200,000 and a stock option of 300,000 shares at $1.50 per share, vested over a three year period. Mr. Mandel's job responsibilities involve developing company business plans, developing expansion and growth opportunities and directing other executive officers.

                          1999 STOCK COMPENSATION PLAN

1999 STOCK COMPENSATION PLAN

      The total number of shares of stock reserved for awards to employees under the Plan is 4.3 million shares. The purpose of the plan is to promote the interest of the Company and its shareholders by providing employees of the company with an opportunity to receive a proprietary interest in the Company and thereby develop a stronger incentive to contribute to the Company's continued success and growth. The plan is administered by a Committee of the Board of Directors. Awards pursuant to the 1999 plan may be in the form of either a restricted stock grant, which means that stock issued will vest over a three year vesting period, or stock options.

      Options granted under the Plan may be either "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code ("IRC") or "nonqualified" stock options that do not qualify for special tax treatment under the IRC. No incentive stock option may be granted with a per share exercise price less than the fair market value of a share of the Company's common stock on the date the option is granted; in the case of any shareholder owning 10 percent or more of the common stock to whom an incentive stock option has been granted under the Plan, the exercise price thereof is required to be not less than 110 percent of the fair market value of the common stock on the date the option is granted. Options are not transferable. An optionee, or his or her personal representative, may exercise his or her option for a period of ninety
(90) days following termination of employment, disability or death. The term of each option, which is fixed by the Committee, may not exceed 10 years from the date the option is granted, or 5 years in the case of incentive stock options granted to shareholder owing 10 percent or more of the common stock to whom options have been granted. Options may be made exercisable in whole or in installments as determined by the Committee or Board. The Committee or Board may cancel an option of an employee who has been terminated for cause or takes employment with a competitor. The closing sale price of a share of the Company's common stock was $1.18 on November 16, 2004.

Federal Income Tax Matters

      Options. Incentive stock options granted under the 1999 plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. Under Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

      Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the 1999 plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's common stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment related taxes on such ordinary income.

      Restricted Stock Awards. Generally, no income is taxable to the recipient of a restricted stock award in the year the award is granted. Instead, the recipient will recognize compensation taxable as ordinary income equal to the fair market value of the shares in the year in which the transfer restrictions lapse. Alternatively, if a recipient makes a "Section 83(b)" election, the recipient will, in the year that the restricted stock award is granted, recognize compensation taxable as ordinary income equal to the fair market value of the shares on the date of the award. The Company normally will receive a deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

2000 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

      The total number of shares reserved for awards under the Plan is 800,000 shares. The purpose of the 2000 Directors' Plan is to enable the Company, through the grant of non-qualified stock options to non-employee ("outside") Directors of the Company, to attract and retain highly-qualified outside Directors and, by providing them with such a stock-based incentive, to motivate them to promote the best interests of the Company and its shareholders. For the purposes of the Plan, outside Directors are Directors who, at the time of granting of options under the Plan, are not and for the prior twelve months have not been employees of the Company or any of its subsidiaries.

      All grants will provide for an exercise price equal to 100% of the fair market value of a Share at the date of the grant. Options will become exercisable approximately one year after date of grant and will expire ten years after date of grant, subject to earlier exercise and termination in certain circumstances. If an outside Director ceases to be a Director due to death, any of his outstanding options that have not yet become exercisable will accelerate, and all of his outstanding Options will remain exercisable for various specified periods of time up to a maximum of approximately one year. If an outside
Director ceases to be a Director due to disability, all of his or her outstanding options not fully vested will immediately terminate, and those that are fully vested will remain exercisable for various specified periods of time up to a maximum of approximately one year. If an outside Director ceases to be a Director for any other reason, all of his or her outstanding options not fully vested will immediately terminate, and those that are fully vested will remain exercisable for 90 days.

The closing sale price of a share of the Company's common stock was $1.18 on November 16, 2004.

Federal Income Tax Matters

      Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the 2000 Directors' Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's common stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment related taxes on such ordinary income.

                       2000 EMPLOYEE STOCK PURCHASE PLAN

      The 2000 Employee Stock Purchase Plan ("the ESPP") was adopted by the Multiband shareholders in August 2000. The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of Multiband by purchasing Common Stock from Multiband on favorable terms and to pay for such purchase through payroll deductions. The aggregate number of shares of stock available for purchase under the ESPP is 400,000. The ESPP is intended to qualify under section 423 of the Internal Revenue Code. The provisions of the ESPP shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

      The ESPP is administered by a committee of Multiband's board of directors. The committee consists exclusively of one or more directors of Multiband who are appointed by the Board. The committee interprets the ESPP and makes all other policy decisions relating to the operation of the ESPP. The committee may adopt such rules, guidelines and forms as it deems appropriate to implement the ESPP. The committee's determination under the ESPP are final and binding on all persons.

      The ESPP Year consists of a twelve-month period commencing on January 1 and ending on December 31. Notwithstanding the foregoing, the first ESPP Year will be a short year commencing on the effective date of the ESPP and ending on December 31, 2000.

                             EMPLOYEE BENEFITS PLANS

      Multiband has 401(k) profit sharing plans covering substantially all full-time employees. Employee contributions are limited to the maximum amount allowable by the Internal Revenue Code of 1986, as amended. Multiband made no significant discretionary contributions in years 1999, 1998 and 1997.

                              CERTAIN TRANSACTIONS

      The following is a summary of all significant related party transactions for the three years ended December 31, 2003.

      Rangeline Capital is an entity managed and co-owned by David Weiss, Director. In 2002 and 2003, Rangeline made equipment purchases from the Company. In both years, those purchases comprised less than 5% of Company annual revenues ($636,477 and $1,124,232).

      Multiband and its subsidiaries lease principal offices located at 2000 44th Street SW, Fargo, ND 58013 and 9449 Science Center Drive, New Hope, Minnesota 55428. The Fargo office lease expires in 2017 and covers approximately 22,500 square feet. The Fargo base rent ranges from $21,577 to $24,360 per month. The New Hope office lease expires in 2006 and covers approximately 47,000 square feet. The New Hope base rent ranges from $16,000 to $17,653 per month. Both the New Hope and main Fargo leases have provisions that call for the tenants to pay net operating expenses, including property taxes, related to the facilities. Both offices have office, warehouse and training facilities. The main Fargo property is owned in part by David Ekman. The New Hope property was owned jointly by Steven Bell and Marvin Frieman prior to its sale in August, 2003 to an independent third party.

      Interest and dividend expense paid by Multiband to related parties was approximately $225,966 in 2003, $228,000 in 2002 and $3,000 in 2001. Related
parties include the Company's Chairman, Chief Executive Officer, President and the President's mother.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information as of November 24, 2004 concerning the beneficial ownership of Multiband's common stock by (i) each director of Multiband, (ii) the Named Executive Officers, (iii) the persons known by Multiband to own more than 5% of Multiband's outstanding common stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them. (The selling shareholders may actually sell all, some or none of the shares held by them.)

                                                                                                                       SHARES
                                                         SHARES BENEFICIALLY                                        BENEFICIALLY
                                                             OWNED PRIOR                        SHARES TO            OWNED AFTER
                                                            TO OFFERING (1)                      BE SOLD            OFFERING (20)
                                          ----------------------------------------------------  --------         ------------------
                                                        SHARES          TOTAL
                                                      UNDERLYING      NUMBER OF                                    TOTAL
BENEFICIAL OWNER                          SHARES(2)    WARRANTS        SHARES        PERCENT(3)                    NUMBER   PERCENT
----------------                          ---------   -----------     ---------      ----------  -------         ---------  -------
Steven Bell                                  0            0           589,063(4)          2.2%         0         589,063(5)     2.2
9449 Science Center Drive
New Hope, MN  55428

                                             0            0            89,600(6)            *          0          89,600(7)       *
Frank Bennett
301 Carlson Parkway - Suite 120
Minnetonka, Minnesota  55305

                                             0            0            70,100(8)            *          0          70,100(9)       *
Jonathan Dodge
715 Florida Avenue South - Suite 402
Golden Valley, MN  55426

                                             0            0         1,751,583(10)         6.4%         0       1,751,583(11)    6.4%
David Ekman
2000 44th Street SW
Fargo, ND 58103

                                             0            0            19,000(12)           *          0          19,000(13)      *
Eugene Harris
225 South Meramec - Suite 722
St. Louis, MO 63105

                                             0            0           464,133(14)         1.7%         0         464,133(15)    1.7%
James L. Mandel
9449 Science Center Drive
New Hope, MN 55428

                                             0            0         1,369,686(16)         5.0%         0       1,369,686(17)    5.0%
Donald Miller
1924 Cocoplum Way
Naples, FL  34105

                                             0            0           122,726(18)           *          0         122,726(19)      *
David Weiss
10829 Olive Blvd.
Suite 203
St. Louis, MO 63141
All Directors and
executive officers
as a group
(eight persons)                               0            0        4,475,891            15.3%         0         4,475,891     15.3%


--------
*     Less than one percent
(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.
(2)   Excludes shares underlying warrants.
(3) Based on an average of 25,773,767 shares outstanding at November 24, 2004, and 29,861,682 shares outstanding after the exercise of warrants. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person upon the exercise of stock options and warrants (including the warrants).
(4) Includes vested options to acquire 35,500 shares of common stock. Mr. Bell's Beneficial Ownership does include 31,250 shares of common stock owned by his spouse as to which Mr. Bell disclaims his beneficial ownership.
(5) Includes vested options to acquire 35,500 shares of common stock. Mr. Bell's Beneficial Ownership does include 31,250 shares of common stock owned by his spouse as to which Mr. Bell disclaims his beneficial ownership.
(6)   Includes vested options to purchase 69,600 shares of common stock.
(7)   Includes vested options to purchase 69,600 shares of common stock.
(8)   Includes vested options to acquire 69,600 shares of common stock.
(9)   Includes vested options to acquire 69,600 shares of common stock.
(10)  Includes vested options to purchase 150,500 shares of common stock.
(11)  Includes vested options to purchase 150,500 shares of common stock.
(12) Mr. Harris's beneficial ownership does include 19,000 shares owned by his spouse as to which Mr. Harris disclaims his beneficial ownership.
(13) Mr. Harris's beneficial ownership does include 19,000 shares owned by his spouse as to which Mr. Harris disclaims his beneficial ownership.
(14)  Includes vested options to purchase 300,500 shares of common stock.
(15)  Includes vested options to purchase 300,500 shares of common stock.
(16) Includes warrants and vested options to purchase 878,700 shares of common stock.
(17) Includes warrants and vested options to purchase 878,700 shares of common stock.
(18)  Includes vested options to purchase 69,600 shares of common stock.
(19)  Includes vested options to purchase 69,600 shares of common stock.

                       PRINCIPAL AND SELLING SHAREHOLDERS

      The following table provides information as of November 24, 2004 concerning the beneficial ownership of Multiband's common stock by which can be obtained by the selling shareholders upon conversion of the convertible notes and Series H preferred stock and upon exercise of the warrants held by them and is adjusted to reflect the sale of all their shares. The information regarding ownership of shares of common stock after the offering assumes that all of the shares registered under this prospectus have been sold. The selling shareholders may actually sell all, some or none of the shares held by them.

      Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the convertible notes and preferred stock and upon exercise of the warrants held by the holders that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

      To our knowledge, each of the selling shareholders has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except as noted below. None of the selling shareholders has held or had any material relationship with us within the past three years.

      The terms of the convertible notes, Series H preferred stock and warrants issued to the selling shareholders whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the notes and preferred stock or exercise of the warrants to the extent that such conversion and/or exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock. A holder may waive the 4.9% limitation upon 61 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the notes, preferred stock or warrants and selling shares underlying the notes, preferred stock or warrants in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.


                                                 SHARES BENEFICIALLY                              SHARES BENEFICIALLY
                                                     OWNED PRIOR                       SHARES         OWNED AFTER
                                                   TO OFFERING(20)                   TO BE SOLD       OFFERING(20)
                                      ------------------------------------------      ---------   --------------------
                                                    SHARES     TOTAL
                                                  UNDERLYING  NUMBER OF                             TOTAL
BENEFICIAL OWNER                      SHARES(21)   WARRANTS    SHARES    PERCENT(22)               NUMBER      PERCENT
----------------                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Broyer, Judd L                           44,063      26,438      70,501     *            70,501           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Bushido Capital Master Fund, LP         354,000     300,000     654,000      2.6%       654,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Clarke, John R                                0     141,750     141,750     *           141,750           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Cooke, Carlene                                0       1,907       1,907     *             1,907           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Dain Rauscher, Inc. Custodian,
Charlean M. Steller (IRA)                15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Dain Rauscher, Inc. Custodian,
Morris W. Steller (IRA)                  15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Dain Rauscher, Inc.
Custodian, Robert P. Reiter              15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Dain Rauscher, Inc.
Custodian, Donna Zastrow                  2,781       1,669       4,450     *             4,450           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Dain Rauscher, Inc.
Custodian, Irvin F. Zastrow (IRA)         7,188       4,313      11,501     *            11,501           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Dain Rauscher, Inc.
Custodian, Doug Pietig (IRA)             15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Enable Growth Partners L.P.             354,000     300,000     654,000      2.6%       654,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Fuchs, Ari J                                  0      31,500      31,500     *            31,500           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Gamma Opportunity
Capital Partners, LP                    354,000     300,000     654,000      2.6%       654,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Gryphon Master Fund, LP                 590,001     500,001   1,090,002      4.2%     1,090,002           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
GSSF Master Fund, LP                    590,001     500,001   1,090,002      4.2%     1,090,002           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
H.C. Wainwright & Co. (23)                    0     315,000     315,000      1.3%       315,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Heinzen, Tom                                  0       5,469       5,469     *             5,469           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Hendricks, Randy J                       15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Iroquois Capital LP                     501,501     425,001     926,502      3.6%       926,502           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Koch, Scott F                                 0     141,750     141,750     *           141,750           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Luethmers, Howard                        15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
McKelvey, Robert                          5,900       5,000      10,900     *            10,900           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
McKelvey, Robert                              0       3,582       3,582     *             3,582           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
McNab, Daryl R                           29,500      25,000      54,500     *            54,500           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Mutschler, John or Faye                  29,500      25,000      54,500     *            54,500           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Nelson, Diane Lea                        16,250       9,750      26,000     *            26,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
RHP Master Fund, Ltd.                   354,000     342,857     696,857      2.6%       654,000      42,857           *
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Savitski, Donald or Anne                 62,500      37,500     100,000     *           100,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
SRG Capital, LLC                        159,000     150,000     309,000      1.2%       309,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Steller, Morris W                        15,625       9,375      25,000     *            25,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Stonestreet LP                          295,001     250,001     545,002     *           545,002           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Tilton, Theodore                         29,500      25,000      54,500     *            54,500           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Tilton, Theodore                         31,250      18,750      50,000     *            50,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Tilton, Theodore                              0       1,582       1,582     *             1,582           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Tutewohl, Leo or Sharon                  23,600      20,000      43,600     *            43,600           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Voldness, Peter                               0      25,700      25,700     *            25,700           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Wesolek, Gregory or Patricia              9,375       5,625      15,000     *            15,000           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
Whalehaven Capital Fund Limited         147,501     125,001     272,502      1.0%       272,502           0           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------
TOTAL                                 4,099,787   4,130,772   8,230,559     24.8%     8,187,702      42,857           0
                                      ---------   ---------   ---------     ----      ---------   ---------   ---------





(20) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.
(21)  Excludes shares underlying warrants.
(22) Based on an average of 25,773,767 shares outstanding at November 24, 2004, and 29,861,682 shares outstanding after the exercise of warrants. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person within 60 days upon the exercise of stock options and warrants (including the warrants).
23) Warrants were issued to the firm of H.C. Wainwright and its employees, John R Clarke, Ari J Fuchs and Scott F. Koch for services provided to the Company related to the private placement transactions.

                              PLAN OF DISTRIBUTION

      The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o     ordinary   brokerage   transactions   and   transactions   in  which   the
      broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     short sales;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

                            DESCRIPTION OF SECURITIES

CAPITAL STRUCTURE

      The Articles of Incorporation of Multiband authorize Multiband to issue 100 million shares of capital stock, which have no par value. However, the shares have a par value of one cent per share for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation. As of November 16, 2004 there were 24,763,322 shares of common stock outstanding, 5.5 million shares reserved for issuance under our stock plans, 11,849,085 shares of common stock reserved for issuance under outstanding warrants, 2,866,736 shares of common stock issuable upon the conversion of shares of our Classes A through H cumulative convertible Preferred Stock and 811,688 shares upon conversion of a note payable.

COMMON STOCK

      Holders of common stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Multiband's Articles of Incorporation provide that holders of the Company's common stock do not have preemptive rights to subscribe for and to purchase additional shares of common stock or other obligations convertible into shares of common stock which may be issued by the Company.

      Holders of common stock are entitled to receive such dividends as are declared by Multiband's Board of Directors out of funds legally available for the payment of dividends. Multiband presently intends not to pay any dividends on the common stock for the foreseeable future. Any future determination as to the declaration and payment of dividends will be made at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of Multiband, and subject to the preferential rights of the holders of the Class A Preferred, Class B Preferred, Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred and Class G Preferred, the holders of common stock will be entitled to receive a pro rata share of the net assets of Multiband remaining after payment or provision for payment of the debts and other liabilities of Multiband.

      All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock of Multiband are not liable for further calls or assessments.

WARRANTS

      The warrants being registered hereunder have a three year term with each warrant allowing the warrant holder to purchase one share of Multiband common stock for $1.25 per share.

        MARKET PRICE OF MULTIBAND'S COMON AND RELATED STOCKHOLDER MATTERS

      Through May 17, 2000, Multiband's common stock was traded and quoted on the OTC Bulletin Board(R) ("OTCBB") under the symbol "VICM." From May 18, 2000 until August 21, 2000, the common stock was quoted under the VICM symbol on the Pink Sheets(R) operated by Pink Sheets LLC. From August 21, 2000, to December 12, 2000, Multiband's common stock was traded and quoted on the OTCBB under the VICM symbol. Since then, the stock has been traded and quoted on the Nasdaq Smallcap market system. The table below sets forth the high and low bid prices for the common stock during each quarter in the two years ended December 31, 2002 and December 31, 2003, and for the quarters ended March 31, June 30 and September 30, 2004, as provided by Nasdaq.

                      QUARTER ENDED               HIGH BID       LOW BID
                      -------------               --------       -------

March 31, 2002..................................    1.90           1.37
June 30, 2002...................................    1.75            .80
September 30, 2002..............................     .92            .52
December 31, 2002...............................    1.12            .50
March 31, 2003..................................    1.37            .77
June 30, 2003...................................    2.49           1.03
September 30, 2003..............................    2.20           1.52
December 31, 2003...............................    1.85           1.23
March 31, 2004..................................    1.68           1.04
June 30, 2004...................................    2.54           1.30
September 30, 2004..............................    1.45            .96

      As of November 12, 2004, Multiband had 679 shareholders of record of its common stock and 24,763,322 shares of common stock outstanding. As of that date, eight shareholders held a total of 27,931 of Class A Preferred, two shareholders held 8,700 shares of Class B Preferred, five shareholders held a total of 125,400 shares of Class C Preferred, and eight shareholders held a total of 77,650 shares of Class E Preferred.

PREFERRED STOCK

      In December 1998, Multiband issued 2,550 shares of Class A Preferred for $23,638 and 37,550 shares of Class B Preferred for $359,893. The Class B Preferred was offered to certain note holders at a conversion rate of $10.00 per share of Class B Preferred. Each share of Class A Preferred and Class B Preferred is non-voting (except as otherwise required by law) and convertible into five shares of common stock, subject to adjustment in certain circumstances. Each holder of a share of Class A Preferred or Class B Preferred has a five-year warrant to purchase one share of common stock at $3.00 per share, subject to adjustment. During 2001, Multiband issued 67,655 shares of Class A Preferred for $676,556.

      In June 2000, Multiband issued 80,500 shares of Class C Preferred for $805,000. The Class C Preferred was offered to certain note holders at a conversion rate of $10.00 a share. In September 2000, Multiband issued an additional 72,810 shares of Class C Preferred for $728,100. Each share of Class C Preferred is non-voting (except as otherwise required by law) and convertible into two shares of Multiband common stock, subject to adjustment in certain circumstances.

      In November 2000, Multiband issued 72,500 shares of Class D Preferred for $490,332. The Class D Preferred was sold to eight accredited investors at $10.00 per share. Each share of Class D Preferred is non-voting (except as otherwise required by law) and convertible into two and one-half shares of Multiband Common Stock, subject to adjustment in certain circumstances.

      In the second quarter of 2002, Preferred Class D stocks were redeemed; $100,000 converted to Common Stock, and $300,000 converted to a Note Payable.

      In the fourth quarter of 2002, Multiband issued 70,000 shares of Class E Preferred for $700,000, with $600,000 related to conversion of a note payable from a director of the Company into Preferred Stock.

      In the first quarter of 2003, $72,000 worth of Class C Preferred Stock was issued to an officer of the Company in a conversion of accounts payable. Also in the first quarter of 2003, $76,500 worth of Class E Preferred Stock was issued to a member of the Board for his purchase of Multiband assets.

      In the third quarter of 2003 $25,000 worth of Class B Preferred Stock was purchased by an accredited investor.

      In addition, during 2003 $133,100 worth of Class C Preferred Stock was redeemed.

      During the second quarter of 2004, $776,500 worth of Class E Preferred Stock was converted into Common Stock at a price of $1.25 per share. During the third quarter of 2004, two million dollars worth of Class F Preferred Stock was issued. During the fourth quarter of 2004, $452,450 worth of Class G Preferred Stock was issued and $1,050,002 worth of Class H Preferred Stock was issued.

      The holders of the Class A Preferred, Class B Preferred, Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred, Class G Preferred and Class H Preferred (collectively, "Preferred Stock") are entitled to receive, as and when declared by the Board, out of the assets of the Company legally available for payment thereof, cumulative cash dividends calculated based on the per share stated value of the Preferred Stock. The per annum dividend rate is eight percent (8%) for the Class A Preferred and ten percent (10%) for the Class B Preferred, Class C Preferred and Class F Preferred, fourteen percent (14%) for the Class D Preferred, fifteen percent (15%) for the Class E Preferred, to be paid in kind, eight percent (8%) for the Class G Preferred and six percent (6%) for the Class H Preferred. Dividends on the Class A Preferred, Class C Preferred, Class D Preferred, Class F Preferred and Class G Preferred are payable quarterly on March 31, June 30, September 30, and December 31 of each year. Dividends on the Class B Preferred are payable monthly on the first day of each calendar month. Dividends on the Class H Preferred are payable semiannually on June 30 and December 31 of each year. Dividends on the Preferred Stock accrue cumulatively on a daily basis until the Preferred Stock is redeemed or converted.

      In the event of any liquidation, dissolution or winding up of Multiband, the holders of the Class A Preferred and Class B Preferred will be entitled to receive a liquidation preference of $10.50 per share, and the holders of the Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred and Class G Preferred will be entitled to receive a liquidation preference of $10.00 per share, each subject to adjustment. Holders of the Class H Preferred will be entitled to receive a liquidation preference of $100,000 per share. Any liquidation preference shall be payable out of any net assets of Multiband remaining after payment or provision for payment of the debts and other liabilities of Multiband.

      Multiband may redeem the Preferred Stock, in whole or in part, at a redemption price of $10.50 per share for the Class A Preferred and the Class B Preferred and $10.00 per share for the Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred and Class G Preferred (subject to adjustment, plus any earned and unpaid dividends) on not less than thirty days' notice to the holders of the Preferred Stock, provided that the closing bid price of the common stock exceeds $4.00 per share (subject to adjustment) for any ten consecutive trading days prior to such notice. Upon Multiband's call for redemption, the holders of the Preferred Stock called for redemption will have the option to convert each share of Preferred Stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Multiband in its sole discretion. Preferred Stock not so converted will be redeemed. No holder of Preferred Stock can require Multiband to redeem his or her shares.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Under Section 302A.251 of the Minnesota statutes, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interest of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Multiband's Articles of Incorporation provide for indemnification pursuant to Minnesota statutes. We also have directors' and officers' insurance in the amount of $3,000,000 per occurrence.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Steven M. Bell, Esq. of New Hope, Minnesota.

                                     EXPERTS

      Financial statements of Multiband included in this prospectus for the years ended December 31, 2003, 2002 and 2001 have been audited by Virchow, Krause & Company, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

      We will be filing annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under File No. 0-13529. You may read and copy any document in our public files at the SEC's offices at:

   o        Judiciary Plaza
            450 Fifth Street, NW
            Room 1024
            Washington, D.C. 20549

   o        500 West Madison Street
            Suite 1400
            Chicago, Illinois 60606

   o        3475 Lenox, N.E.
            Suite 1000
            Atlanta, Georgia 30326

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov, through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the NASDAQ Stock Market under the symbol "MBND." Information about us is also available from the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, which we have filed with the Commission, are incorporated by reference in this Prospectus:

      o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

      o     our proxy statement for the 2004 Annual Meeting of Shareholders;

      o our quarterly reports on Form 10-Q for the quarters ended September 30, 2004, June 30, 2004 and March 31, 2004;

      o     our Forms 8-K filed with the Commission; and

      o the description of our common stock contained in our Registration Statement on Form 10.

      All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this Prospectus. Any statement contained in a document incorporated by reference in this Prospectus shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

      We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all documents that have been or may be incorporated by reference in the Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Your requests should be directed to our Chief Financial Officer at our principal executive offices at:

                            9449 Science Center Drive
                            New Hope, Minnesota 55428
                         Telephone Number (763) 504-3000

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

      All statements contained in this Prospectus and the documents we incorporate be reference that are not statements of historical fact are "forward-looking statements". Sometimes these statements contain words like "believe", "belief", "plan", "anticipate", "expect", "estimate", "may", "will", or similar terms. Forward-looking statements involve known or unknown uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. The "Risk Factors" section summarizes certain of the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we have said in this Prospectus and the documents we incorporate by reference. The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL STATEMENTS.

MULTIBAND CORPORATION AND SUBSIDIARIES - CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2004, DECEMBER 31, 2003 AND 2002 AND CONSOLIDATED STATEMENTS OF OPERATIONS, CONSOLIDATED STOCKHOLDERS' EQUITY AND CONSOLIDATED CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER, 2004 AND 2003.

DESCRIPTION                                                  PAGES
-----------                                                  -----

Report of Independent Registered Public Accounting Firm       F2
Consolidated Balance Sheets                                   F3
Consolidated Statements of Operations                         F4
Consolidated Statements of Stockholders' Equity               F5
Consolidated Statements of Cash Flows                         F9
Notes to Consolidated Financial Statements                    F10

                          INDEPENDENT AUDITOR'S REPORT

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Stockholders, Board of Directors, and Audit Committee
Multiband Corporation and subsidiaries (fka Vicom, Incorporated and subsidiaries)

We have audited the accompanying consolidated balance sheets of Multiband Corporation and subsidiaries (fka Vicom, Incorporated and subsidiaries) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multiband Corporation and subsidiaries (fka Vicom, Incorporated and subsidiaries) as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota
February 16, 2004


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                      NINE MONTHS ENDED
                                                                         YEARS ENDED DECEMBER           SEPTEMBER 30,
                                                                        2003              2002              2004
                                                                    ------------       ------------      ------------
                                                                                                          (UNAUDITED)
CURRENT ASSETS
    Cash and cash equivalents                                       $  2,945,960       $    540,375      $    465,885
    Certificate of deposit                                               250,000                 --           250,000
    Accounts receivable, net                                           1,658,114          1,948,004         3,752,302
    Inventories, net                                                   1,973,817          1,463,658         1,363,698
    Other current assets                                                  96,550            226,774            78,563
                                                                    ------------       ------------      ------------
        Total Current Assets                                           6,924,441          4,178,811         5,910,448
                                                                    ------------       ------------      ------------

PROPERTY AND EQUIPMENT, NET                                            3,589,704          3,248,973         4,269,736
                                                                    ------------       ------------      ------------
OTHER ASSETS

    Goodwill                                                           2,748,879          2,748,879         2,233,366
    Intangible assets, net                                                    --                 --        17,270,536
    Other assets                                                         639,861            170,653           330,032
                                                                    ------------       ------------      ------------
        Total Other Assets                                             3,388,740          2,919,532        19,833,934
                                                                    ------------       ------------      ------------

           TOTAL ASSETS                                             $ 13,902,885       $ 10,347,316      $ 30,014,118
                                                                    ============       ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

    Checks issued in excess of cash in bank                         $    147,398                 --      $     32,969
    Wholesale line of credit                                             976,314          1,290,383         1,069,359
    Short term debt                                                           --                 --         5,849,906
    Current portion of long-term debt                                    998,813            321,589           637,254
    Current portion of note payable - stockholder                         81,554                 --            94,794
    Current portion of capital lease obligations                          54,939             59,570           102,362
    Accounts payable                                                   1,771,699          1,735,931         2,575,675
    Accrued liabilities                                                1,459,705            714,479         3,700,035
    Deferred service obligations and revenue                             315,227            309,729           413,360
                                                                    ------------       ------------      ------------
        Total Current Liabilities                                      5,805,649          4,431,681        14,475,714

LONG-TERM LIABILITIES

    Long-term debt, net                                                2,087,156          3,114,006         2,519,530
    Other long term debt                                                      --                 --           222,700
    Note payable - stockholder, net of current portion                    32,837                 --                --
    Capital lease obligations, net of current portion                    142,898            159,344           636,499
                                                                    ------------       ------------      ------------
        Total Liabilities                                              8,068,540          7,705,031        17,854,443
                                                                    ------------       ------------      ------------

MINORITY INTEREST IN SUBSIDIARY                                           26,634                 --                --
                                                                    ------------       ------------      ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

    Cumulative convertible preferred stock, no par value:
        8% Class A (27,931, 27,831, and 27,931 shares issued
         and outstanding, $293,276, $292,226 and $293,276
         liquidation preference)                                         419,752            418,252           419,752
        10% Class B (8,700, 6,200 and 8,700 shares issued and
         outstanding, $91,350, $65,100 and $91,350 liquidation
         preference)                                                      62,000             62,000            62,000
        10% Class C (125,400, 131,510 and 125,400 shares
         issued and outstanding, $1,254,000, $1,315,100 and
         $1,254,000 liquidation preference)                            1,611,105          1,699,407         1,611,105
        15% Class E (77,650, 70,000 and 77,650 shares issued
         and outstanding, $776,500, $700,000 and $776,500
         liquidation preference)                                         438,964            395,778                --
        10% Class F (200,000 and 0 shares issued and
         outstanding, $2,000,000 liquidation preference)                      --                 --         2,000,000
        10$ Class G (7,500 and 0 shares issued and
         outstanding, $75,000 liquidation preference)                         --                 --            70,672
    Common stock, no par value (19,036,805, 13,110,477and
        19,450,294 shares issued; 19,019,786, 13,065,410 and
        19,440,150 shares outstanding)                                 7,726,505          4,465,832        16,678,538
    Stock subscriptions receivable                                     (418,085)          (633,195)         (368,243)
    Options and warrants                                              30,514,872         26,632,299        31,379,338
    Unamortized compensation                                           (217,210)          (682,089)           (1,724)

    Accumulated deficit                                             (34,330,192)       (29,715,999)      (39,691,763)
                                                                    ------------       ------------      ------------

           Total Stockholders' Equity                                  5,807,711          2,642,285        12,159,675
                                                                    ------------       ------------      ------------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 13,902,885       $ 10,347,316      $ 30,014,118
                                                                    ============       ============      ============


          See accompanying notes to consolidated financial statements.


                      CONSOLIDATED STATEMENTS OF OPERATIONS

         Years Ended December 31, 2003, 2002 and 2001, Nine Months Ended
                    September 30, 2004 and 2003 (unaudited)

                                                                                                 NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31                     SEPTEMBER 30
                                              --------------------------------------------    ----------------------------
                                                  2003            2002            2001           2004            2003
                                              ------------    ------------    ------------    ------------    ------------
                                                                                              (UNAUDITED)      (UNAUDITED)
REVENUES                                      $ 22,640,421    $ 24,540,969    $ 32,260,777    $ 22,734,594    $ 17,843,508
                                              ============    ============    ============    ============    ============

COST AND EXPENSES

    Cost of products and services               15,952,019      18,036,750      25,295,186      15,580,482      12,718,951
    Selling, general and administrative         10,184,709       9,337,292      10,962,739      10,488,032       7,147,965
       Impairment of goodwill                           --              --              --         527,879              --
                                              ============    ============    ============    ============    ============

        Total costs and expenses                26,136,728      27,374,042      36,257,925      26,596,393      19,866,916
                                              ------------    ------------    ------------    ------------    ------------


LOSS FROM OPERATIONS                            (3,496,307)     (2,833,073)     (3,997,148)     (3,861,799)     (2,023,408)
                                              ------------    ------------    ------------    ------------    ------------


OTHER INCOME (EXPENSE)

    Interest expense                              (897,704)     (1,604,512)     (1,446,868)       (949,129)       (643,368)
    Other income                                    (4,359)           (474)        118,464          (9,003)        (56,777)
                                                                                              ------------    ------------
        Total Other Expense                       (902,063)     (1,604,986)     (1,328,404)       (958,132)       (705,145)
                                              ------------    ------------    ------------    ------------    ------------

LOSS BEFORE MINORITY INTEREST IN SUBSIDIARY     (4,398,370)     (4,438,059)     (5,325,552)     (4,819,931)     (2,728,553)


    Minority interest in subsidiary                 33,366              --              --              --          (4,853)

NET LOSS                                        (4,365,004)     (4,438,059)     (5,325,552)     (4,819,931)     (2,733,406)

    -Preferred stock dividends                     248,689         153,578         432,669         541,640         135,353
                                              ------------    ------------    ------------    ------------    ------------

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS      $ (4,613,693)   $  4,591,637)   $ (5,758,221)   $ (5,361,571)   $ (2,868,759)
                                              ============    ============    ============    ============    ============


LOSS PER COMMON SHARE- BASIC AND DILUTED      $      (0.29)   $      (0.39)   $      (0.66)   $      (0.21)   $     (0.18)
                                              ============    ============    ============    ============    ============

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED                 16,112,231      11,735,095       8,762,814      22,494,250      15,168,069
                                              ============    ============    ============    ============    ============


          See accompanying notes to consolidated financial statements.


                     MULTIBAND CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2003, 2002, and 2001

                                                                Cumulative Convertible Preferred Stock

                                                      8% Class A             10% Class B            10% Class C
                                                ---------------------- ---------------------- ----------------------
                                                  Shares     Amount     Shares      Amount     Shares       Amount
                                                ---------- ---------- ----------  ---------- ----------  -----------

BALANCES, December 31, 2000                             -  $       -      22,836  $  218,869    150,810  $ 1,951,003
 Stock issued:
    Cash                                            32,050    320,500         -           -          -             -
    Stock subscriptions receivable                      -          -          -           -          -             -
    Acquisition of assets                           10,640    106,400         -           -          -             -
    Purchase of intangible asset                        -          -          -           -          -             -
    Guarantee of debt financing                         -          -          -           -          -             -
    Conversion of accounts payable                   3,500     35,000         -           -          -             -
    Conversion of accrued liabilities                9,631     96,306         -           -          -             -
    Conversion of notes payable                      5,804     58,044         -           -          -             -
    Conversion of preferred stock                 (31,000)  (310,000)   (13,150)   (131,500)    (7,800)     (78,000)
    Conversion of dividends payable                  6,030     60,300         -           -          -             -
 Redemption of preferred stock                     (7,783)   (77,830)      (986)       (369)    (3,500)     (35,000)
 Discount on preferred stock related to                 -     145,147         -           -          -      (37,556)
  warrants

 Interest receivable on stock subscription              -          -          -           -          -             -
  receivable

 Warrants issued:
    Preferred stock                                     -          -          -           -          -             -
    Common stock                                        -          -          -           -          -             -
    Debt                                                -          -          -           -          -             -
 Deferred compensation expense related to
  stock options issued below fair market value          -          -          -           -          -             -
 Deferred compensation expense                          -          -          -           -          -             -
 Restricted stock:
    Issued                                              -          -          -           -          -             -
    Forfeited                                           -          -          -           -          -             -
    Amortization expense                                -          -          -           -          -             -
 Repricing of warrants                                  -          -          -           -          -             -
 Embedded value with Pyramid Trading warrants           -          -          -           -          -             -
 Preferred stock dividends                              -          -          -           -          -             -
 Net loss                                               -          -          -           -          -             -
                                                ---------- ---------- ----------  ---------- ----------  -----------

BALANCES, December 31, 2001                         28,872    433,867      8,700      87,000    139,510    1,800,447
 Stock issued:
    Cash                                                -          -          -           -          -             -
    Reduction of stock subscriptions                    -          -          -           -          -             -
       receivable for fees related to equity
       transactions

    Acquisition of assets                            1,859     18,590         -           -          -             -
    Guarantee of debt financing                         -          -          -           -          -             -

    Services rendered                                   -          -          -           -          -             -
    Conversion of accounts payable                      -          -          -           -          -             -
    Conversion of notes payable and accrued
      interest                                          -          -          -           -          -             -
    Conversion of accrued interest                      -          -          -           -          -             -
    Conversion of preferred stock                       -          -     (2,500)    (25,000)    (2,500)     (25,000)
 Redemption of preferred stock                     (2,900)   (29,000)         -           -     (5,500)     (55,000)
 Discount on preferred stock related to
   warrants issued                                      -     (5,205)         -           -          -      (21,040)
 Interest receivable on stock subscription              -          -          -           -          -             -
 receivable
 Warrants issued:

    Preferred stock                                     -          -          -           -          -             -
    Common stock                                        -          -          -           -          -             -
    Debt                                                -          -          -           -          -             -
 Deferred compensation expense related to
  stock options issued below fair market value          -          -          -           -          -             -
 Deferred compensation expense                          -          -          -           -          -             -
 Restricted stock:
    Issued and outstanding                              -          -          -           -          -             -
    Forfeited                                           -          -          -           -          -             -
    Amortization expense                                -          -          -           -          -             -
 Embedded value with Pyramid Trading warrants           -          -          -           -          -             -
 Preferred stock dividends                              -          -          -           -          -             -
 Net loss                                               -          -          -           -          -             -
                                                ---------- ---------- ----------  ---------- ----------  -----------

BALANCES, December 31, 2002                         27,831    418,252      6,200      62,000    131,510    1,699,407
 Stock issued:
    Cash                                               100      1,000      2,500      25,000         -             -
    Exercise of warrants                                -          -          -           -          -             -
    Cashless exercise of warrants                       -          -          -           -          -             -
    Exercise of stock options                           -          -          -           -          -             -
    Reduction of stock subscriptions                    -          -          -           -          -             -
       receivable for fees related to equity
       transactions

    Acquisition of assets                               -          -          -           -          -             -
    Conversion of accounts payable                      -          -          -           -       7,200       72,000
    Conversion of notes payable                         -          -          -           -          -             -
    Conversion of accrued interest                      -          -          -           -          -             -
    Conversion of preferred stock                       -          -          -           -     (4,000)     (40,000)
    Conversion of dividends payable                     -          -          -           -          -             -
 Redemption of preferred stock                          -          -          -           -     (9,310)     (93,100)
 Intrinsic value of convertible feature                 -         500         -           -          -      (27,202)
 Discount on preferred stock related to
   warrants issued                                      -          -          -     (25,000)         -             -
 Stock subscriptions receivable:

    Cash payments                                       -          -          -           -          -             -
    Increase reserve                                    -          -          -           -          -             -
    Interest collected                                  -          -          -           -          -             -
 Warrants issued:

    Preferred stock                                     -          -          -           -          -             -
    Common stock                                        -          -          -           -          -             -

    Debt                                                -          -          -           -          -             -
    Services rendered                                   -          -          -           -          -             -
 Deferred compensation expense related to
   stock options issued below fair market value         -          -          -           -          -             -
 Deferred compensation expense                          -          -          -           -          -             -
 Restricted stock:
    Forfeited                                           -          -          -           -          -             -
    Amortization expense                                -          -          -           -          -             -
 Embedded value with Laurus warrants                    -          -          -           -          -             -
 Preferred stock dividends                              -          -          -           -          -             -
 Net loss                                               -          -          -           -          -             -
                                                ---------- ---------- ----------  ---------- ----------  -----------

BALANCES, December 31, 2003                         27,931 $  419,752      8,700  $   62,000    125,400  $ 1,611,105
                                                ========== ========== ==========  ========== ==========  ===========

          See accompanying notes to consolidated financial statements.


                                                   Cumulative Convertible Preferred Stock

                                                      14% Class D            15% Class E
                                                ---------------------  --------------------
                                                  Shares     Amount      Shares     Amount
                                                ---------- ----------  ----------  --------

BALANCES, December 31, 2000                         72,500 $  802,813          -  $       -
 Stock issued:
    Cash                                                -           -          -          -
    Stock subscriptions receivable                      -           -          -          -
    Acquisition of assets                               -           -          -          -
    Purchase of intangible asset                        -           -          -          -
    Guarantee of debt financing                         -           -          -          -
    Conversion of accounts payable                      -           -          -          -
    Conversion of accrued liabilities                   -           -          -          -
    Conversion of notes payable                     10,000     100,000         -          -
    Conversion of preferred stock                       -           -          -          -
    Conversion of dividends payable                     -           -          -          -
 Redemption of preferred stock                    (42,500)   (425,000)         -          -
 Discount on preferred stock related to                 -     (60,313)         -          -
  warrants

 Interest receivable on stock subscription              -           -          -          -
  receivable

 Warrants issued:                                                              -          -
    Preferred stock                                     -           -          -          -
    Common stock                                        -           -          -          -
    Debt                                                -           -          -          -
 Deferred compensation expense related to
  stock options issued below fair market valu           -           -          -          -
 Deferred compensation expense                          -           -          -          -
 Restricted stock:                                                             -          -
    Issued                                              -           -          -          -
    Forfeited                                           -           -          -          -
    Amortization expense                                -           -          -          -
 Repricing of warrants                                  -           -          -          -
 Embedded value with Pyramid Trading warrants           -           -          -          -
 Preferred stock dividends                              -           -          -          -
 Net loss                                               -           -          -          -
                                                ----------  ---------- ---------- ---------

BALANCES, December 31, 2001                         40,000     417,500         -          -
 Stock issued:
    Cash                                                -           -      10,000    100,000
    Reduction of stock subscriptions                    -           -          -          -
       receivable for fees related to equity
       transactions

    Acquisition of assets                               -           -          -          -
    Guarantee of debt financing                         -           -          -          -

    Services rendered                                   -           -          -          -
    Conversion of accounts payable                      -           -          -          -
    Conversion of notes payable and accrued
      interest                                    (30,000)   (300,000)     60,000    600,000
    Conversion of accrued interest                      -           -          -          -
    Conversion of preferred stock                 (10,000)   (100,000)         -          -
 Redemption of preferred stock                          -           -          -          -
 Discount on preferred stock related to
   warrants issued                                      -     (17,500)         -   (304,222)
 Interest receivable on stock subscription              -           -          -          -
 receivable
 Warrants issued:

    Preferred stock                                     -           -          -          -
    Common stock                                        -           -          -          -
    Debt                                                -           -          -          -
 Deferred compensation expense related to
  stock options issued below fair market valu           -           -          -          -
 Deferred compensation expense                          -           -          -          -
 Restricted stock:
    Issued and outstanding                              -           -          -          -
    Forfeited                                           -           -          -          -
    Amortization expense                                -           -          -          -
 Embedded value with Pyramid Trading warrants           -           -          -          -
 Preferred stock dividends                              -           -          -          -
 Net loss                                               -           -          -          -
                                                ----------  ---------- ---------- ---------

BALANCES, December 31, 2002                             -           -      70,000    395,778
 Stock issued:
    Cash                                                -           -          -          -
    Exercise of warrants                                -           -          -          -
    Cashless exercise of warrants                       -           -          -          -
    Exercise of stock options                           -           -          -          -
    Reduction of stock subscriptions                    -           -          -          -
       receivable for fees related to equity
       transactions

    Acquisition of assets                               -           -       7,650     76,500
    Conversion of accounts payable                      -           -          -          -
    Conversion of notes payable                         -           -          -          -
    Conversion of accrued interest                      -           -          -          -
    Conversion of preferred stock                       -           -          -          -
    Conversion of dividends payable                     -           -          -          -
 Redemption of preferred stock                          -           -          -          -
 Intrinsic value of convertible feature                 -           -          -          -
 Discount on preferred stock related to
   warrants issued                                      -           -          -    (33,314)
 Stock subscriptions receivable:

    Cash payments                                       -           -          -          -
    Increase reserve                                    -           -          -          -
    Interest collected                                  -           -          -          -
 Warrants issued:

    Preferred stock                                     -           -          -          -
    Common stock                                        -           -          -          -

    Debt                                                -           -          -          -
    Services rendered                                   -           -          -          -
 Deferred compensation expense related to
   stock options issued below fair market val           -           -          -          -
 Deferred compensation expense                          -           -          -          -
 Restricted stock:
    Forfeited                                           -           -          -          -
    Amortization expense                                -           -          -          -
 Embedded value with Laurus warrants                    -           -          -          -
 Preferred stock dividends                              -           -          -          -
 Net loss                                               -           -          -          -
                                                ----------  ---------- ---------- ---------

BALANCES, December 31, 2003                             -   $       -      77,650 $  438,964
                                                ==========  ========== ========== ==========

          See accompanying notes to consolidated financial statements.


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2003, 2002, and 2001

                                                                                       Stock        Options
                                                             Common Stock          Subscriptions      and
                                                         Shares         Amount      Receivable     Warrants
                                                     -------------- ------------- ------------- --------------
BALANCES, December 31, 2000                              8,137,181  $   1,340,074 $          -  $ 14,347,833
 Stock issued:
   Cash                                                  1,092,953        421,566           -             -
   Stock subscriptions receivable                          800,000        610,000    (610,000)            -
   Acquisition of assets                                    87,000        261,000           -             -
   Purchase of intangible assets                            50,000         83,750           -             -
   Guarantee of debt financing                             100,000        120,000           -             -
   Conversion of accounts payable                                -             -            -             -
   Conversion of accrued liabilities                        10,000          9,007           -             -
   Conversion of notes payable                              20,000         50,000           -             -
   Conversion of preferred stock                           382,027        528,742           -             -
   Conversion of dividends payable                               -             -            -             -
Redemption of preferred stock                                    -             -            -             -
Discount on preferred stock related to warrants                  -             -            -             -
Interest receivable on stock subscription receivable             -             -      (21,619)            -
Warrants issued:

   Preferred stock                                               -             -            -        87,403
   Common stock                                                  -             -            -       544,683
   Debt                                                          -             -            -     1,382,126
Deferred compensation expense related to stock
options issued below fair market value                                                            1,244,250
Deferred compensation expense                                    -             -            -             -
Restricted stock
   Issued                                                   83,000        308,145           -             -
   Forfeited                                              (82,711)      (289,180)           -             -
   Amortization expense                                          -             -            -             -
Repricing of warrants                                            -             -            -     6,919,692
Embedded value with Pyramid Trading warrants                     -             -            -       431,925
Preferred stock dividends                                        -             -            -             -
Net loss                                                         -             -            -             -
                                                     -------------- ------------- ------------ -------------
BALANCES, December 31, 2001                             10,679,450      3,443,104    (631,619)   24,957,912
 Stock issued:

   Cash                                                 1,548,120        274,414         7,850              -
   Reduction of stock subscriptions receivable for
      fees related to equity transactions                       -       (40,563)        40,563              -
   Acquisition of assets                                        -             -             -        (18,590)
   Guarantee of debt financing                             25,000         14,750            -               -
   Services rendered                                       35,214         27,700            -               -
   Conversion of accounts payable                           7,500          7,255            -               -
   Conversion of notes payable and accrued interest       554,569        460,001            -               -
   Conversion of accrued interest                         117,787        119,881            -               -
   Conversion of preferred stock                          140,000        150,000            -               -
Redemption of preferred stock                                   -             -             -               -
Discount on preferred stock related to warrants
issued                                                          -             -             -               -
Interest receivable on stock subscription
receivable                                                      -             -       (49,989)              -
Warrants issued:
   Preferred stock                                              -             -             -         324,324
   Common stock                                                 -             -             -         575,119
    Debt                                                        -             -             -         879,382
 Deferred compensation expense related to stock
  options issued below fair market value                        -         53,745            -        (53,345)
 Deferred compensation expense                                  -             -             -               -
 Restricted stock:
    Issued and outstanding                                 22,434         21,255            -               -
    Forfeited                                            (19,597)       (65,710)            -               -
    Amortization expense                                        -             -             -               -
 Embedded value with Pyramid Trading warrants                   -             -             -        (32,503)
 Preferred stock dividends                                      -             -             -               -
 Net loss                                                       -             -             -               -
                                                    -------------- -------------  ------------ --------------

BALANCES, December 31, 2002                            13,110,477      4,465,832     (633,195)     26,632,299
 Stock issued:
    Cash                                                4,477,279      1,947,197            -               -
    Exercise of warrants                                  258,790        262,030            -               -
    Cashless exercise of warrants                         141,529             -             -               -
    Exercise of stock options                               3,000          3,750            -               -
    Reduction of stock subscriptions receivable                 -       (36,977)        36,977              -
       for fees related to equity transactions
    Acquisition of assets                                       -             -             -               -
    Conversion of accounts payable                         85,000        120,690            -               -
    Conversion of notes payable                           654,202        762,000            -               -
    Conversion of accrued interest                         63,539         66,172            -               -
    Conversion of preferred stock                          66,666         40,000            -               -
    Conversion of dividends payable                       187,164        113,209            -               -
 Redemption of preferred stock                                  -             -             -               -
 Intrinsic value of convertible feature                         -             -             -               -
 Discount on preferred stock related to warrants                -             -             -               -
    issued

 Stock subscriptions receivable:

    Cash payments                                               -             -        105,806              -
    Increase reserve                                            -             -         71,000              -
    Interest collected                                          -             -          1,327              -
 Warrants issued:

    Preferred stock                                             -             -             -          58,314
    Common stock                                                -             -             -       2,050,507
    Debt                                                        -             -             -         883,711
    Services rendered                                           -             -             -         321,920
 Deferred compensation expense related to stock
    options issued below fair market value                      -             -             -               -
 Deferred compensation expense                                  -             -             -               -
 Restricted stock:

    Forfeited                                            (10,841)       (17,398)            -               -
    Amortization expense                                        -             -             -               -
 Embedded value with Laurus warrants                            -             -             -         568,121
 Preferred stock dividends                                      -             -             -               -
 Net loss                                                       -             -             -               -
                                                    -------------- -------------  ------------ --------------

BALANCES, December 31, 2003                            19,036,805  $   7,726,505  $  (418,085) $   30,514,872
                                                    ============== =============  ============ ==============

          See accompanying notes to consolidated financial statements.


                                                         Unamortized    Accumulated
                                                         Compensation     Deficit        Total
                                                       --------------- ------------- ----------
BALANCES, December 31, 2000                            $     (278,138) $(12,506,102) $ 5,876,352
 Stock issued:
   Cash                                                            -             -       742,066
   Stock subscriptions receivable                                  -             -             -
   Acquisition of assets                                           -             -       367,400
   Purchase of intangible assets                                   -             -        83,750
   Guarantee of debt financing                                     -             -       120,000
   Conversion of accounts payable                                  -             -        35,000
   Conversion of accrued liabilities                               -             -       105,313
   Conversion of notes payable                                     -             -       208,044
   Conversion of preferred stock                                   -             -         9,242
   Conversion of dividends payable                                 -             -        60,300
Redemption of preferred stock                                      -             -     (538,199)
Discount on preferred stock related to warrants                    -         68,948      116,226
Interest receivable on stock subscription receivable               -             -      (21,619)
Warrants issued:

   Preferred stock                                                 -             -        87,403
   Common stock                                                    -             -       544,683
   Debt                                                            -             -     1,382,126
Deferred compensation expense related to stock
options issued below fair market value                   (1,244,250)             -             -
Deferred compensation expense                                239,461             -       239,461
Restricted stock
   Issued                                                  (308,145)             -             -
   Forfeited                                                 289,180             -             -
   Amortization expense                                       92,749             -        92,749
Repricing of warrants                                              -    (6,919,692)            -
Embedded value with Pyramid Trading warrants                       -             -       431,925
Preferred stock dividends                                          -      (432,669)    (432,669)
Net loss                                                           -    (5,325,552)  (5,325,552)
                                                      --------------- ------------- ------------
BALANCES, December 31, 2001                              (1,209,143)   (25,115,067)    4,184,001
 Stock issued:

   Cash                                                            -            -         382,264
   Reduction of stock subscriptions receivable for
      fees related to equity transactions                          -            -              -
   Acquisition of assets                                           -            -              -
   Guarantee of debt financing                                     -            -          14,750
   Services rendered                                               -            -          27,700
   Conversion of accounts payable                                  -            -           7,255
   Conversion of notes payable and accrued interest                -            -         760,001
   Conversion of accrued interest                                  -            -         119,881
   Conversion of preferred stock                                   -            -              -
Redemption of preferred stock                                      -            -        (84,000)
Discount on preferred stock related to warrants
issued                                                             -       (9,295)      (357,262)
Interest receivable on stock subscription
receivable                                                         -            -        (49,989)
Warrants issued:
   Preferred stock                                                 -            -         324,324
   Common stock                                                    -            -         575,119
    Debt                                                          -             -         879,382
 Deferred compensation expense related to stock
  options issued below fair market value                      4,307             -           4,707
 Deferred compensation expense                               78,292             -          78,292
 Restricted stock:
    Issued and outstanding                                 (21,255)             -              -
    Forfeited                                                65,710             -              -
    Amortization expense                                    400,000             -         400,000
 Embedded value with Pyramid Trading warrants                     -             -        (32,503)
 Preferred stock dividends                                        -      (153,578)      (153,578)
 Net loss                                                         -    (4,438,059)    (4,438,059)
                                                     --------------- -------------  -------------

BALANCES, December 31, 2002                               (682,089)   (29,715,999)      2,642,285
 Stock issued:
    Cash                                                          -             -       1,973,197
    Exercise of warrants                                          -             -         262,030
    Cashless exercise of warrants                                 -             -              -
    Exercise of stock options                                     -             -           3,750
    Reduction of stock subscriptions receivable                   -             -              -
       for fees related to equity transactions
    Acquisition of assets                                         -             -          76,500
    Conversion of accounts payable                                -             -         192,690
    Conversion of notes payable                                   -             -         762,000
    Conversion of accrued interest                                -             -          66,172
    Conversion of preferred stock                                 -             -              -
    Conversion of dividends payable                               -             -         113,209
 Redemption of preferred stock                                    -             -        (93,100)
 Intrinsic value of convertible feature                           -          (500)       (27,202)
 Discount on preferred stock related to warrants                  -             -        (58,314)
    issued

 Stock subscriptions receivable:

    Cash payments                                                 -             -         105,806
    Increase reserve                                              -             -          71,000
    Interest collected                                            -             -           1,327
 Warrants issued:

    Preferred stock                                               -             -          58,314
    Common stock                                                  -             -       2,050,507
    Debt                                                          -             -         883,711
    Services rendered                                             -             -         321,920
 Deferred compensation expense related to stock
    options issued below fair market value                      367             -             367
 Deferred compensation expense                               47,114             -          47,114
 Restricted stock:

    Forfeited                                                17,398             -              -
    Amortization expense                                    400,000             -         400,000
 Embedded value with Laurus warrants                              -             -         568,121
 Preferred stock dividends                                        -      (248,689)      (248,689)
 Net loss                                                         -    (4,365,004)    (4,365,004)
                                                     --------------- -------------  -------------

BALANCES, December 31, 2003                          $    (217,210)  $(34,330,192)  $   5,807,711
                                                     =============== =============  =============

          See accompanying notes to consolidated financial statements.


                     MULTIBAND CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           NINE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                               2003           2002          2001           2004           2003
                                                           -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net loss                                               $(4,365,004)   $(4,438,059)   $(5,325,552)   $(4,819,931)   $(2,733,406)
    Adjustments to reconcile net loss to
    cash flows from operating activities:
        Depreciation and amortization                          996,379      1,115,457      1,410,764      2,344,853        709,404
        Amortization of deferred compensation                  447,481        482,999        332,210        212,935        340,572
        Amortization of original issue discount                405,248      1,103,314        797,169        541,873        285,345
        Write off of notes receivable and investment            19,069         60,000              0              0              0
        Reserve for stock subscriptions and interest                 0              0
         receivable                                             71,000              0              0
        Impairment reserve on property and equipment                --        119,480              0              0              0
        Impairment of goodwill                                       0              0              0        527,879              0
        Common stock issued for services                            --         27,700              0        291,220        321,920
        Loss on sale of property and equipment                  79,394         31,412            846         26,217         76,269
        Interest receivable on stock subscription
         receivable                                              1,327        (49,989)       (21,619)      (273,900)        13,452
        Warrants issued for services                           321,920              0         87,403              0              0
        Warrants issued with debt conversion                         0        183,903              0              0              0
        Discount on preferred stock related to warrants              0              0        (33,178)             0              0
        Minority interest in subsidiary                        (33,366)             0              0              0          4,853
        Changes in operating assets and liabilities:

           Accounts receivable, net                            289,890        576,509      3,087,313     (2,134,902)      (329,189)
           Inventories, net                                   (509,762)       182,783        705,050        610,119       (411,092)
           Other current assets                                 70,264       (205,483)        47,031         17,987         (6,026)

           Other assets                                       (143,101)        43,210              0        (87,135)       (21,531)
           Wholesale line of credit                           (314,069)       (34,424)      (708,533)        93,045         33,384
           Accounts payable and accrued liabilities            122,403         38,344       (978,479)       620,817       (388,208
           Deferred service obligations and revenue            (39,321)      (106,877)        97,465         98,133         26,246
                                                           -----------    -----------    -----------    -----------    -----------
               Net Cash Flows from Operating Activities     (2,580,248)      (869,721)      (502,110)    (1,930,790)    (2,078,007)
                                                           -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

    Proceeds from sale of property and equipment                15,492      1,239,313         60,019            649          6,145
    Purchases of property and equipment                       (526,936)    (1,275,434)    (1,884,945)      (483,810)      (356,291)
    Purchase of Satellite Broadcasting Corporation                   0              0              0       (187,424)             0
    Purchase of Minnesota Digital Universe Inc.                      0              0              0     (1,100,000)             0
    Purchase of Rainbow Satellite Group LLC                          0              0              0     (1,000,000)             0
    Purchase of 21st Century Satellite Communications Inc.           0              0              0       (250,000)             0
    Payments received on notes receivable                           --              0         59,084          3,172          5,806
    Payments for investment in joint venture                   (64,878)             0              0              0        (64,878)
    Purchase of certificate of deposit                        (250,000)             0              0              0              0
                                                           -----------    -----------    -----------    -----------    -----------
        Net Cash Flows from Investing Activities              (826,322)       (36,121)    (1,765,842)    (3,017,413)      (409,218)
                                                           -----------    -----------    -----------    -----------    -----------


CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in checks issued in excess of cash in bank        147,398             --             --        (74,068)             0
    Proceeds from long-term debt and warrants issued
      with long-term debt                                    1,659,726      1,172,064      1,919,650        750,021        133,726
    Proceeds from note payable - stockholder                   124,000             --             --              0              0
    Payments received on stock subscriptions receivable        105,806          6,786             --              0              0
    Payments on long-term debt                                (200,768)      (131,605)      (461,808)    (1,215,788)      (183,936)
    Payments on note payable - stockholder                      (9,609)            --             --        (19,598)             0
    Payments on capital lease obligations                      (75,301)      (937,828)      (315,770)       (63,066)       (69,252)
    Proceeds from issuance of stock and warrants             4,023,704        949,533      1,270,612      2,888,836      3,654,388
    Redemption of preferred stock                              (93,100)       (84,000)      (538,199)             0         (2,100)
    Redemption of common stock                                       0              0              0        (62,975)             0
    Preferred dividends                                       (135,481)      (153,578)      (143,167)      (125,513)       (51,263)
    Exercise of stock options                                    3,750             --             --              0              0
    Exercise of warrants                                       262,030             --             --        390,279        312,030
                                                           -----------    -----------    -----------    -----------    -----------
        Net Cash Flows from Financing Activities             5,812,155        821,372      1,731,318     (2,468,128)     3,793,593
                                                           -----------    -----------    -----------    -----------    -----------
             NET CHANGE IN CASH AND CASH EQUIVALENTS         2,405,585        (84,470)      (536,634)    (2,480,075)     1,306,368

 CASH AND CASH EQUIVALENTS - Beginning of Year                 540,375        624,845      1,161,479      2,945,960        540,375
                                                           -----------    -----------    -----------    -----------    -----------

     CASH AND CASH EQUIVALENTS - END OF YEAR               $ 2,945,960    $   540,375    $   624,845    $   465,885    $ 1,846,743
                                                           ===========    ===========    ===========    ===========    ===========


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


      Nature of Business

Multiband Corporation (the Company) was incorporated in Minnesota in September 1975. The Company provides voice, data and video services to business, government and multi-dwelling customers. The Company's products and services are sold to customers located throughout the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the years ended December 31, 2003, 2002, and 2001, the Company incurred net losses of $4,365,004, $4,438,059 and $5,325,552, respectively. At December 31,
2003, the Company had an accumulated deficit of $34,330,192. The Company's ability to continue as a going concern is dependent on it ultimately achieving profitability and/or raising additional capital. Management intends to obtain additional debt or equity capital to meet all of its existing cash obligations and fund commitments on planned Multiband projects; however, there can be no assurance that the sources will be available or available on terms favorable to the Company. Management anticipates that the impact of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and capital lease obligations and fund the Company's future operations:

1. Continued reduction of operating expenses by controlling payroll, professional fees and other general and administrative expenses.
2. Solicit additional equity investment in the Company by either issuing preferred or common stock.
3. Continue to market Multiband services and acquire additional multi-dwelling unit customers.
4. Control capital expenditures by contracting Multiband services and equipment through a landlord-owned equipment program.
5.    Establish market for wireless internet services.

      Principles of Consolidation

The consolidated financial statements include the accounts of Multiband Corporation (Multiband) and its wholly owned subsidiaries, Corporate Technologies, USA, Inc. (CTU), and Multiband, Inc. (Multiband) which provides voice, data and video services to residential multi-dwelling units. In February 2003, the Company formed a 50% owned subsidiary, Multiband USA, Inc. (MB USA) with Pace Electronics, Inc. (PACE) a video wholesaler, and provides the same services as Multiband). As part of the subsidiary agreement, the Company has the right to elect two of the three board of directors and, at its sole option and discretion, shall have the right, but not the obligation to convert one Multiband common share for every ten shares of Multiband USA issued to PACE (Notes 2 and 17). Based on the Company's control of the subsidiary, the operating results have been consolidated. All significant intercompany transactions and balances have been eliminated in consolidation.

On January 1, 2004, the Company merged Multiband into CTU.

      Revenues and Cost Recognition

The Company earns revenues from five sources: 1) Video and computer technology products which are sold but not installed, 2) Voice, video and data communication products which are sold and installed, 3) Service revenues related to communication products which are sold and both installed and not installed 4) Multiband user charges to multiple dwelling units, and 5) MB USA user charges to timeshares.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

Revenues from video and computer technology products, which are sold but not installed, are recognized when delivered and the customer has accepted the terms and has the ability to fulfill the terms. Product returns and customer discounts are netted against revenues.

Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products on one sales agreement, as installation of the product is essential to the functionality of the product. Revenues are recognized when the products are delivered and installed and the customer has accepted the terms and has the ability to fulfill the terms.

Service revenues related to technology products including consulting, training and support are recognized when the services are provided. Service revenues accounted for less than 10% of total revenues for the years ended December 31, 2003, 2002 and 2001. The Company, if the customer elects, enters into equipment maintenance agreements for products sold once the original manufacturer's warranty has expired. Revenues from all equipment maintenance agreements are recognized on a straight-line basis over the terms of each contract. Costs for services are expensed as incurred.

Multiband and MB USA user charges are recognized as revenues in the period the related services are provided.

Warranty costs incurred on new product sales are substantially reimbursed by the equipment suppliers.

      Cash and Cash Equivalents

The Company includes as cash equivalents, investments with original maturities of three months or less when purchased, which are readily convertible into known amounts of cash. The Company deposits its cash in high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

      Certificate of Deposit

The Company has a certificate of deposit which matures in October 2004.

      Accounts Receivable

The Company reviews customers' credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. Invoices are due 30 days after presentation. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable are shown net of an allowance for uncollectible accounts of $223,000 and $236,000 at December 31, 2003 and 2002, respectively. Accounts receivable over 90 days were $433,000 and $331,000 at December 31, 2003 and 2002, respectively.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

      Inventories

Inventories, consisting principally of purchased telecommunication, networking and computer equipment and parts, are stated at the lower of cost or market. Cost is determined using an average cost method for telecommunication and networking equipment and the first-in, first-out (FIFO) method for computer equipment. Nonmonetary exchanges of inventory items with third parties are recorded at the net book value of the items exchanged with no gains or losses recognized.

      Property and Equipment

Property, equipment and leasehold improvements are recorded at cost. Improvements are capitalized while repairs and maintenance costs are charged to operations when incurred. Property and equipment is depreciated or amortized using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

      Debt Issuance Costs

Debt issuance costs are amortized over the life of the loan of approximately three years using the straight-line method, which approximates the interest method.

      Goodwilll and Other Intangible Assets

Goodwill represents the excess of acquisition costs over the fair value of identifiable net assets acquired and was being amortized using the straight-line method over ten years. Accumulated amortization was $782,278 at December 31, 2003 and 2002.

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", effective for acquisitions initiated on or after July 1, 2001, and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations. SFAS No. 142 indicates that goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The Company adopted SFAS No. 142 effective January 1, 2002. The Company performed the required goodwill impairment test during the years ended December 31, 2003 and 2002.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

As part of compliance with this standard, the Company obtained an independent appraisal to assess the fair value of its business units to determine whether goodwill carried on its books was impaired and the extent of such impairment, if any for the years ended December 31, 2003 and 2002. For the year ended December 31, 2003, the independent appraisal used the discounted future returns method to measure the fair value of its business units rather than the income method which was used for 2002. The method of valuation was changed due to the Company changing its business model and historical results, which are used for the income method, would not accurately evaluate the value of future economic benefits. Under the discounted future returns method, future benefits over a period of time are estimated and then discounted back to present value. For the year ended December 31, 2002, the independent appraisal used the income method to measure the fair value of its business units. Under the income method, value is dependent on the present value of future economic benefits to be derived from ownership. Future net cash flows available for distribution are discounted at market-based rates of return to provide indications of value. The independent appraiser used a discount factor of 16.8% and 18.35% for the years ended December 31, 2003 and 2002, respectively. Based upon this independent appraisal, the Company determined that its current goodwill balances were not impaired as of December 31, 2003 and 2002.

Components of intangible assets are as follows:

                                December 31, 2003       December 31, 2002
                            -----------------------   -----------------------
                               Gross                    Gross
                             Carrying   Accumulated    Carrying   Accumulated
                              Amount    Amortization    Amount    Amortization
                            ----------   ----------   ----------   ----------

Intangible assets
subject to amortization
     Domain name            $   83,750   $   39,083   $   83,750   $   22,333
     Access contracts           60,000       13,334           --           --
     Debt issuance costs       115,500        3,208           --           --
     Customer cable lists      300,000           --           --           --
                            ----------   ----------   ----------   ----------
         Total              $  559,250   $   55,625   $   83,750   $   22,333
                            ==========   ==========   ==========   ==========
Intangible assets
 not subject to
 amortization Goodwill      $3,531,157   $  782,278   $3,531,157   $  782,278
                            ==========   ==========   ==========   ==========

Amortization of intangible assets was $33,291, $16,750 and $5,583 for the years ended December 31, 2003, 2002 and 2001, respectively. Estimated amortization expense of intangible assets for the years ending December 31, 2004, 2005, 2006, 2007, and 2008 is $135,250, $135,250, $113,125, $60,000 and $60,000,
respectively. The Company's loss attributable to common stockholders, excluding goodwill amortization expense, for the years ended December 31, 2003, 2002 and 2001 would have been as follows had we adopted SFAS No. 142 on January 1, 2000:


                                                              2003            2002            2001
                                                         -------------    -------------    -----------
Loss attributable to common stockholders - as reported   $  (4,613,693)   $  (4,591,637)   $(5,758,221)
SFAS No. 142 amortization adjustment                                --               --        345,600
Loss attributable to common stockholders - as adjusted      (4,613,693)      (4,591,637)    (5,412,621)
Basic and diluted net loss per share - as reported               (0.29)           (0.39)         (0.66)
Basic and diluted net loss per share - adjusted                  (0.29)           (0.39)         (0.62)


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

      Intangible Assets

The Company amortizes a domain name acquired during the year ended December 31, 2001 over its estimated useful life of five years using the straight-line method. The Company amortizes access contracts acquired during the year ended December 31, 2003 over the estimate useful life of three years using the straight-line method. The Company will amortize the customer cable lists acquired on December 31, 2003 over five years beginning January 1, 2004.

      Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were $146,906, $104,788 and $230,629 for the years ended December 31, 2003, 2002 and
2001, respectively, and are included in selling, general and administrative expenses in the consolidated statements of operations.

      Shipping and Handling Costs

In accordance with Emerging Issues Task Force (EITF) Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," the Company is including shipping and handling revenues in revenues and shipping and handling costs in cost of products and services.

      Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement and income tax reporting bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization is not assured.

      Stock-Based Compensation

In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options at fair value at the date of grant. Options and warrants issued to nonemployees are recorded at fair value, as required by SFAS No. 123 "Accounting for Stock-Based Compensation," (SFAS No. 123), using the Black Scholes pricing model. The Company has adopted the disclosure only provision of SFAS No. 148, "Accounting for Stock-Based Compensation."

Pursuant  to APB No. 25 and  related  interpretations,  $447,481,  $482,999  and
$332,210  of  compensation   cost  has  been  recognized  in  the   accompanying
consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001, respectively. Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company's loss attributable to common stockholders and basic and diluted loss per common share would have increased to the following pro forma amounts for the years ended December 31:


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

                                                     2003           2002            2001
                                                  -----------    -----------    -----------
Loss attributable to common stockholders          $(4,613,693)   $(4,591,637)   $(5,758,221)
Pro forma loss attributable to common shares      $(5,363,381)   $(4,915,649)   $(6,131,692)

Basic and diluted net loss per share:

   As reported                                    $     (0.29)   $     (0.39)   $     (0.66)
   Pro forma loss attributable to common shares   $     (0.33)   $     (0.42)   $     (0.70)

Stock-based compensation:

   As reported                                    $   447,481    $   482,999    $   332,210
   Pro forma                                      $   749,688    $   324,012    $   373,471

In determining the compensation cost of the options granted during fiscal 2003, 2002, and 2001, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

                                                      2003           2002          2001
                                                  -----------    -----------    -----------
Risk-free interest rate                                  3.00%          4.40%         5.00%
Expected life of options granted                     10 years       10 years      10 years
Expected volatility range                                 170%           170%          110%
Expected dividend yield                                     0%             0%            0%


      Net Loss per Common Share

Basic net loss per common share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for the reporting period. Diluted net loss per common share is computed by dividing loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to common share equivalents (stock options, stock warrants, convertible preferred shares, and issued but not outstanding restricted stock) had been issued. All options, warrants, convertible preferred shares, and restricted stock outstanding during the years ended December 31, 2003, 2002 and 2001 were anti-dilutive.

      Recently Issued Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," effective for contracts entered into or modified after June 30, 2003. This amendment clarifies when a contract meets the characteristics of a derivative, clarifies when a derivative contains a financing component and amends certain other existing pronouncements. The adoption of SFAS No. 149 did not have a material effect on the Company's consolidated financial statements.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial lnstruments with Characteristics of both Liabilities and Equity." SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires the classification as a liability of any financial instruments with a mandatory redemption feature, an obligation to repurchase equity shares, or a conditional obligation based on the issuance of a variable number of its equity shares. The Company does not have any financial instruments as defined by SFAS No. 150. The adoption of SFAS No. 150 did not have a material effect on the Company's consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect
Guarantees of Indebtedness of Others" (FIN 45). FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not effect the Company's consolidated financial statements.

In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN 46R). This standard replaces FIN 46, Consolidation of Variable Interest Entities" that was issued in January 2003. FIN 46R modifies or clarifies various provisions of FIN 46. FIN 46R addresses the consolidation of business enterprises of variable interest entities (VIEs), as defined by FIN 46R. FIN 46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interest in structures commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by the Company for all other types of VIEs is required in financial statements for periods ending no later than the quarter ended January 31, 2005. The Company does not expect the adoption of FIN 46R to have a material effect on the Company's consolidated financial statements.

      Management's Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates relate to the allowances for doubtful accounts, inventory obsolescence, and stock subscriptions and interest receivable, property and equipment estimated useful lives, goodwill carrying value and the valuation of deferred income tax assets.

      Financial Instruments

The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of capital lease obligations, note payable-stockholder and long-term debt approximates the carrying amounts based upon the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

      Reclassifications

Certain accounts in the prior years' consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current year consolidated financial statements. These reclassifications had no effect on net loss or stockholders' equity.

NOTE 2 - BUSINESS ACQUISITIONS

During February 2003, the Company incorporated a new subsidiary, MB USA. This subsidiary was formed as a 50% owned joint venture agreement with PACE (Note 1). The reason for the joint venture with PACE is to continue to expand the Company's services related to multi-users of voice, data and video services.

On April 25, 2003, the Company, through MB USA, purchased certain video equipment assets, related rights to video subscribers and rights of access agreements from Suncoast Automation, Inc. (Suncoast). The purchase price was allocated to the acquired assets and assumed certain liabilities based on the estimated fair values as of the acquisition date. The purchase price was allocated to assets and liabilities acquired as follows:

       Property and equipment                                $         504,224
       Access contracts                                                 60,000
       Capital lease obligations                                       (54,224)
                                                             -----------------
          Net purchase price                                 $         510,000
                                                             =================

The net purchase price of $510,000 consisted entirely of cash paid. The consolidated results of operations on an unaudited pro forma basis are not presented separately as the results do not differ significantly from historical amounts presented herein.

On December 31, 2003, the Company purchased certain customer lists from Florida Cable, Inc. (Florida Cable) for $300,000 which was paid to Florida Cable on January 2, 2004. In addition, the Company agreed to lease from Florida Cable equipment used in the operation of the cable television systems for six months for $1.00. After the six month lease period has expired, the Company has agreed to purchase the equipment for $165,000. If the Company fails to pay the $165,000 in full, all rights and title of the customer lists mentioned above will revert back to Florida Cable. At December 31, 2003, the Company has recorded the $165,000 liability associated with the contingent purchase of equipment.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 3 - PROPERTY AND EQUIPMENT


Property and equipment consisted of the following at December 31:


                                                              2003           2002
                                                          -----------    -----------
Leasehold improvements                                    $   764,064    $   732,931
Property and equipment - owned                              5,318,243      4,230,560
Property and equipment under capital lease  obligations
                                                              428,749        456,124
                                                          -----------    -----------
                                                            6,511,056      5,419,615
Less accumulated depreciation and amortization             (2,921,352)    (2,170,642)
                                                          -----------    -----------
                                                          $ 3,589,704    $ 3,248,973
                                                          ===========    ===========

Depreciation and amortization expense on property and equipment was $948,796, $981,985 and $1,019,581 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 4 - OTHER ASSETS

Other assets consisted of the following at December 31:

                                                               2003           2002
                                                             --------       --------
       Other current assets:

   Current portion of notes receivable                       $  2,983       $ 52,977
   Prepaid expenses and other                                  93,567        173,797
                                                             --------       --------
           Total other current assets                        $ 96,550       $226,774
                                                             ========       ========

Noncurrent assets:

   Debt issuance costs, net                                  $112,292       $     --
   Access contracts, net                                       46,666             --
   Domain name, net                                            44,667         61,417
   Customer cable lists                                       300,000             --
   Prepaid expenses and other                                 136,236        109,236
                                                             --------       --------
           Total other assets                                $639,861       $170,653
                                                             ========       ========

At December 31, 2003 and 2002, the Company had notes receivable of $2,983 and $52,977, respectively. The remaining note was due in December 2003 with interest of 12% and was unsecured.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31:

                                       2003         2002
                                    ----------   ----------
Payroll and related taxes           $  514,516   $  398,415
Accrued preferred stock dividends      277,928      138,288
Payable - Florida Cable                465,000           --
Other                                  202,261      177,776
                                    ----------   ----------
                                    $1,459,705   $  714,479
                                    ==========   ==========

NOTE 6 - WHOLESALE LINE OF CREDIT

At December 31, 2003, the Company has a $1,750,000 wholesale line of credit agreement with a financial institution, which expires on December 1, 2004, for the purchase of certain resale merchandise from certain suppliers. Interest is generally at 0% (if paid within certain terms of up to 45 days), and the wholesale line of credit is collateralized by the accounts receivable up to $300,000 as well as all of the inventory financed and the $1,450,000 letters of credit. The wholesale line of credit agreement is an agreement between the Company, financial institution, and certain vendors of the Company. The Company receives no funds from the financial institution, but pays the financial institution rather than certain vendors. The balance outstanding was $976,314 at December 31, 2003.

At December 31, 2002, the Company had a $1,450,000 wholesale line of credit agreement with a different financial institution, which expired with 30 day notice by either party, for the purchase of certain resale merchandise from certain suppliers. Interest was generally at 0% (if paid within certain terms, generally 30 days), and the wholesale line of credit was collateralized by the related inventories, accounts receivable and the $1,450,000 letters of credit. The wholesale line of credit agreement was an agreement between the Company, financial institution, and certain vendors of the Company. The Company received no funds from the financial institution, but paid the financial institution rather than certain vendors The balance outstanding was $1,290,383 at December 31, 2002.


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 7 - LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

                                                                                       2003           2002
                                                                                    ----------     ----------
       Note payable - Pyramid Trading Limited Partnership, net of unamortized original issue discount and beneficial conversion of note payable into common stock of $59,557 and $59,250 at December 31, 2003 and 2002, respectively, quarterly interest payments at 10% (effective interest rate of 54.2%) through May 2004, monthly principal payments of $40,000, due
       May 2004, unsecured.                                                        $  140,443     $   902,971

       Debenture payable - Convergent Capital Partners I, L.P., net of original issue discount of $432,504 and $595,295 at December 31, 2003 and 2002,
       respectively, monthly interest only payments through July 2005, monthly installments of $102,273 including interest at 14% (effective interest rate 18.4%) thereafter, due May 2007, secured by substantially all of the
       assets of the Company.                                                       1,967,496       1,804,705

       Demand debenture payable - Convergent Capital Partners I, L.P., monthly interest only payments at 14% through May 2007, due on demand or May
       2007, secured by substantially all of the assets of the Company.               100,000         100,000

       Note payable - Lexus Tower Limited Partnership, monthly installments of
       $5,987 including interest at 8.4%, due November 2010, secured by certain
       assets of the Company.                                                         379,332         418,872

       Note payable - Laurus Master Fund LTD, net of unamortized original issue discount and beneficial conversion of note payable into common stock of
       $1,208,847 at December 31, 2003, monthly installments of $45,455 beginning in March 2004, including interest at prime rate plus 3% but not less than 7% (7% at December 31, 2003) (effective interest rate of
       174.6%), due through November 2006, secured by certain assets of the
       Company.                                                                       291,153               -

       Notes payable, interest at 5.25% to 20% due through May
       2007, secured by certain assets of the Company.                                207,545         209,047
                                                                                   ----------      ----------
        Total long-term debt                                                        3,085,969       3,435,595
       Less: current portion                                                         (998,813)       (321,589)
                                                                                   ----------      ----------
        Long-term debt, net                                                        $2,087,156      $3,114,006
                                                                                   ==========      ==========

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

Future maturities of long-term debt are as follows for the years ending December 31:

         2004                                                 $     998,813
         2005                                                     1,113,898
         2006                                                     1,838,008
         2007                                                       650,923
         2008                                                        59,072
         Thereafter                                                 126,163
                                                              -------------
         Total future minimum payments                            4,786,877
         Less: original issue discounts and beneficial
           conversion feature                                    (1,700,908)
                                                              -------------
         Total long-term debt                                     3,085,969
         Less: current portion                                     (998,813)
                                                              -------------
             Long-term debt, net                              $   2,087,156
                                                              =============

In 2000, the Company entered into a $2,250,000 debenture agreement with Convergent Capital Partners I, L.P., with interest at 14% payable monthly and monthly payments of $102,273 from August 1, 2003 through June 1, 2005. The timing of repayment was changed to August 2005 through May 2007 as part of the amendment made in 2002. The debenture is secured by substantially all Company assets. In connection with this debenture, the Company issued 150,000 five-year warrants to purchase common stock at prices ranging from $1.50 to $5.20 per share. The proceeds of $2,250,000 were allocated between the debenture and the warrant based on the relative fair values of the securities at the time of issuance. The warrants were valued using the Black Scholes pricing model. The resulting original issue discount, the fair value of the warrants, is being amortized over the life of the debenture using the straight-line method, which approximates the interest method.

In 2002, the Company amended the debenture agreement with Convergent Capital Partners I, L.P., and borrowed an additional $150,000 with interest at 14% payable monthly and monthly principal payments from August 2005 through May 2007. In connection with this debenture, the Company issued an additional 500,000 seven-year warrants to purchase common stock at $1.10 per share. The additional warrants were valued using the Black Scholes pricing model. The resulting original issue discount, the fair value of the warrants, is being amortized over the life of the debenture using the straight-line method, which approximates the interest method. The Company was in violation of certain covenants of this debt agreement. A waiver was obtained from the lender. The debenture payable may be redeemed at the Company's option at a premium declining ratably thereafter to par value in April 2005.

In January 2001, the Company borrowed $1,500,000 from Pyramid Trading Limited Partnership and issued a five-year warrant to the lender to purchase 375,000 common shares at $4.00 per share through January 2003. The debt is also convertible into common stock of the Company at a conversion rate of $4.75 per share through January 2003. The proceeds of $1,500,000 were allocated between the note and the fair value of the warrants using the Black Scholes pricing model. An additional 375,000 five-year warrants were issued in April 2002 and the fair value of the warrants was expensed as additional interest expense as of December 31, 2002. The resulting original issue discount, the fair value of the warrants, and the beneficial conversion of the note payable into common stock as defined in EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments"(EITF 00-27), is being amortized over the life of the note using the straight-line method, which approximates the interest method.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

In February 2003, the Company reached an agreement to convert $962,000 of its note payable with Pyramid Trading Limited Partnership to equity and to extend the due date to May 2004. Terms of the conversion state that the note will be converted to equity over a 14 month period at a price generally equivalent to a 10% discount to market price. The Company issued an additional 253,000 five-year warrants at an exercise price of $1.00 with the note payable extension. These warrants, valued at $208,447 using the Black Scholes pricing model, are being expensed over the remaining term of the note agreement. During the year ended December 31, 2003, the Company converted principal and accrued interest totaling $828,172 into 717,741 shares of common stock.

During 2002, the Company borrowed $600,000 and issued a five-year warrant to one of its directors to purchase 120,000 common shares at $1.50 per share. The proceeds of $600,000 were allocated between the note and the fair value of the warrants using the Black Scholes pricing model. The resulting original issue discount, the fair value of the warrants, was being amortized over the life of the note using the straight-line method which approximates the interest method. In December 2002, the lender converted the note payable into 60,000 shares of Class E convertible preferred stock. The remaining unamortized original issue discount amount was expensed at the time of the conversion.

In November 2003, the Company borrowed $1,500,000 and issued a three-year warrant to the lender to purchase 535,000 common shares at $2.21 per share through November 2006. The debt is also convertible into common stock of the Company at a conversion rate of $1.40 per share through November 2006. The proceeds of $1,500,000 were allocated between the note, the intrinsic value of the conversion option, and the fair value of the warrants using the Black Scholes pricing model. The resulting original issue discount, the fair value of the warrant, and the beneficial conversion of the note payable into common stock as defined in EITF 00-27 is being amortized over the life of the note using the straight-line method, which approximates the interest method.

Interest expense related to long-term debt with related parties for the years ended December 31, 2003, 2002, and 2001 was approximately $0, $228,000 and $3,000, respectively.

NOTE 8 - CAPITAL LEASE OBLIGATIONS

The Company has lease financing facilities for property, equipment and leasehold improvements. Leases outstanding under these agreements bear interest at an average rate of 8.25% and expires through October 2007. The obligations are secured by the property under lease. Total cost and accumulated amortization of the leased equipment was $428,749 and $221,432 at December 31, 2003 and $456,124 and $219,332 at December 31, 2002. Amortization expense related to these obligations is included in depreciation expense.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

Future minimum capital lease payments are as follows for the years ending December 31:

          2004                                                     $   69,556
          2005                                                         69,556
          2006                                                         56,457
          2007                                                         34,610
                                                                   ----------
          Total                                                       230,179
          Less: amounts representing interest                         (32,342)
                                                                   ----------
          Present value of future minimum lease payments              197,837
          Less: current portion                                       (54,939)
                                                                   ----------
          Capital lease obligations, net of current portion        $  142,898
                                                                   ==========

NOTE 9 - NOTE PAYABLE - STOCKHOLDER

On June 30, 2003, the Company borrowed $124,000 from a stockholder of the Company with monthly payments of $5,600 including interest at 7.85%, due in June 2005, and unsecured. The balance due at December 31, 2003 is $114,391 of which $81,554 is due in 2004 and $32,837 is due in 2005. Interest expense related to this note payable - stockholder for the year ended December 31, 2003 was approximately $1,600.

NOTE 10 - STOCKHOLDERS' EQUITY

      Capital Stock Authorized

The articles of incorporation authorize the Company to issue 50,000,000 shares of no par capital stock. Authorization to individual classes of stock are determined by a Board of Directors resolution. The authorized classes of stock at December 31, 2003 are the following: 275,000 shares of Class A cumulative convertible preferred stock, 60,000 shares of Class B cumulative convertible preferred stock, 250,000 shares of Class C cumulative convertible preferred stock, 250,000 shares of Class D cumulative convertible preferred stock, and 400,000 shares of Class E cumulative convertible preferred stock.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

    Cumulative Convertible Preferred Stock

Dividends on Class A, Class B, Class C, Class D, and Class E cumulative convertible preferred stock are cumulative and payable quarterly at 8%, 10%, 10%, 14%, and 15% per annum, respectively. Cumulative convertible preferred stock can be converted into common shares at any time as follows: Class A and Class B - five shares, Class C - two shares, Class D - two and one-half shares, and Class E - eight shares. The intrinsic value of any beneficial conversion option is recorded as preferred stock dividends at the time of preferred stock issuance. Dividends on Class B preferred are cumulative and payable monthly at 10% per annum. The dividends are based on $10 per share for all preferred shares. The Class B preferred was offered to certain note payable holders at a conversion of $10 per Class B preferred share. All preferred stock is non-voting. Warrants to purchase shares of the Company's common stock were given with the issuance of Class A, Class B, Class D, and Class E preferred stock and were valued at fair value using the Black Scholes pricing model. The Company may, but is not obligated to, redeem the preferred stock at $10.50 per share for Class A and Class B and $10.00 per share for Class C, Class D, and Class E, whenever the Company's common stock price exceeds certain defined criteria as defined in the preferred stock agreements. Upon the Company's call for redemption, the holders of the preferred stock called for redemption have the option to convert each preferred share into shares of the Company's common stock. Holders of preferred stock cannot require the Company to redeem their shares. The liquidation preference is the same as the redemption price for each class of preferred stock.

      Stock Compensation Plans

The Company has a 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents. All outstanding incentive stock options granted under the prior 1997 Stock Options Plan continue until all agreements have expired. There are 2,500,000 shares of common stock reserved for issuance through restricted stock, non-qualified stock option awards and incentive stock option awards. The Plans also provide that the term of each award be determined by the Board of Directors. Under the Plans, the exercise price of incentive stock options may not be less than the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed ten years from award date.

The Company also has a 2000 Non-employee Director Stock Compensation Plan, which permits the issuance of stock options for 300,000 shares of common stock to non-employee directors. The exercise price of the stock options is the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed ten years from award date.

      Employee Stock Purchase Plan

The Company has a 2000 Employee Stock Purchase Plan, which allows for the sale of 400,000 shares of Company common stock to qualified employees. At December 31, 2003, no shares were issued under the Plan.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

      Stock Subscriptions Receivable

The Company has stock subscriptions receivable including interest receivable totaling $418,085 and $633,195 due to the Company at December 31, 2003 and 2002, respectively, from the issuance of common stock. Monthly interest only payments at interest ranging from 9% to 10% were required through December 2003 at which time any unpaid stock subscription receivable was due. The receivables are secured by the common stock issued. At December 31, 2003, the Company has reserved $71,000 related to stock subscriptions and interest receivable deemed to be uncollectible. The Company does not record interest receivable on the outstanding receivable balance once they have determined it to be uncollectible.

      Restricted Stock

The Company awards restricted common shares to selected employees. Recipients are not required to provide any consideration other than services. Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination. The intrinsic value at the date of grant related to the shares awarded is generally amortized over three years, the vesting term of the awards. Compensation expense recorded during the years ended December 31, 2003, 2002, and 2001 in connection with the amortization of the award cost was $47,119, $78,292 and $92,749, respectively.

Restricted stock activity is as follows for the years ended December 31:

                             2003        2002        2001
                           --------    --------    --------

Outstanding, January 1       45,066      75,337     113,829
     Issued                      --      22,434      83,000
     Vested                 (17,204)    (33,107)    (38,781)
     Forfeited              (10,843)    (19,598)    (82,711)
                           --------    --------    --------
Outstanding, December 31     17,019      45,066      75,337
                           ========    ========    ========

    Stock Options

Stock option activity is as follows for the years ended December 31:


                                                Options                            Weighted-Average Exercise Price
                             --------------------------------------------     ----------------------------------------
                                  2003            2002           2001             2003           2002          2001
                             -------------    ------------   ------------     ------------    -----------   ----------
Outstanding, January 1           1,093,157       1,050,024      1,145,507    $       2.45    $      2.55   $      2.31
     Granted                       747,775         249,300        839,500            1.35           0.96          1.20
     Exercised                     (3,000)               -      (615,933)            1.25             --          0.51
     Forfeited                   (180,500)       (206,167)      (319,050)            4.49           1.86          2.11
                             -------------    ------------   ------------    ------------    -----------   -----------
Outstanding, December 31         1,657,432       1,093,157      1,050,024    $       1.81    $      2.45   $      2.55
                             =============    ============   ============    ============    ===========   ===========


The  weighted-average  grant-date fair value of options granted during the years
ended  December  31,  2003,   2002,  and  2001  was  $1.20,   $0.86  and  $2.94,
respectively.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

Options outstanding and exercisable as of December 31, 2003, are as follows:


                                               Outstanding                                   Exercisable
                           ----------------------------------------------------  -------------------------------------
                                                      Weighted - Average
                                                  ----------------------------
                                                                   Remaining                             Weighted-
                                                   Exercise       Contractual                             Average
Range of Exercise Prices          Options            Price        Life-Years          Options         Exercise Price
---------------------------  -------------------   -----------   --------------   -----------------   ----------------
            $.60                       255,000     $    0.60             6.43              255,000    $         0.60
       $.93   to     $1.38             409,800          1.15             9.18              256,433              1.24
      $1.43   to     $2.08             688,766          1.67             7.90              620,658              1.68
      $2.50   to     $2.88             140,000          2.67             6.81              140,000              2.67
      $3.98   to     $5.38             109,666          4.48             6.67               92,166              4.57
      $6.00   to     $6.75              54,200          6.60             6.24               46,900              6.57
                             -----------------     ----------    -------------   -----------------    --------------
       $.60   to     $6.75           1,657,432     $    1.81             7.76            1,411,157    $         1.85
                             =================     ==========    =============   =================    ==============

      Stock Warrants

Stock warrants activity is as follows for the years ended December 31:

                                               Outstanding                       Weighted - Average Exercise Price
                             --------------------------------------------    -----------------------------------------
                                  2003            2002           2001            2003           2002          2001
                             -------------    ------------   ------------    ------------    -----------   -----------
Outstanding, January 1           4,327,396       9,564,450      8,093,464    $       2.05    $      2.37   $      8.71
     Granted                     3,687,447       2,546,690      9,483,530            1.53           1.46          2.32
     Exercised                   (556,881)               -              -            1.53              -             -
     Forfeited                    (36,088)     (7,783,744)    (8,012,544)            3.59           2.25          8.75
                             -------------    ------------   ------------    ------------    -----------   -----------
Outstanding, December 31         7,421,874       4,327,396      9,564,450    $       1.83    $      2.05   $      2.37
                             =============    ============   ============    ============    ===========   ===========

The weighted-average grant-date fair value of warrants granted during the years ended December 31, 2003, 2002 and 2001 was $1.10, $1.00 and $1.79, respectively.

Warrants outstanding and exercisable as of December 31, 2003, are as follows:

                                                       Weighted - Average
                                               --------------------------------
                                                                    Remaining
   Range of Exercise                                               Contractual
        Prices                 Warrants         Exercise Price     Life-Years
------------------------  -------------------  ---------------   --------------
       $.85 to    $1.25           2,465,997     $        1.02              4.13
      $1.50 to    $2.25           3,946,432              1.90              2.49
      $2.40 to    $3.56             501,025              2.52              3.15
      $4.00 to    $5.20             508,420              4.16              2.45
                          -----------------     -------------    --------------
       $.85 to    $5.20           7,421,874     $        1.83              3.08
                          =================     =============    ==============

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

Stock warrants issued for the years ended December 31 were awarded for:

                                 2003         2002       2001
                               ---------   ---------   ---------

Warrant repricing                     --          --   8,012,544
Common stock                   1,812,259     728,357     441,642
Services rendered                941,288     103,333     455,756
Preferred stock                  145,900     420,000      48,588
Debt issuance and guarantees     788,000   1,295,000     525,000
                               ---------   ---------   ---------
                               3,687,447   2,546,690   9,483,530
                               =========   =========   =========

During the year ended December 31, 2003, 298,091 warrants were exercised with a weighted average exercise price of $1.05. Based on the warrant agreements, these warrants were exercised in lieu of cash with the warrant holder receiving 141,529 shares of common stock.

During the year ended December 31, 2003, the Company issued 400,000 five-year warrants with a weighted-average exercise price of $0.85 for services related to investor relations. These warrants were valued at $321,920 using the Black Scholes pricing model. During 2003, the Company issued 541,288 five-year warrants with a weighted-average exercise price of $1.02 for services related to equity financing.

During the year ended December 31, 2002, the Company issued 103,333 three-to five-year warrants with a weighted-average exercise price of $1.56 for services related to equity financing.

During the year ended December 31, 2001, the Company issued 455,756 one-to five-year warrants with a weighted-average exercise price of $2.16 for services related to equity financing. During 2001, the Company issued 48,588 two-to five-year warrants with a weighted-average exercise price of $3.69 for services related to preferred stock financing which were valued at $87,403 using the Black Scholes pricing model.

On August 2, 2001, the Company approved the repricing of all outstanding warrants issued at $8.75 to $2.25. The expiration date of these warrants was extended to October 11, 2002. The Company recorded $6,919,692 to the accumulated deficit related to the change in warrant value using the Black Scholes pricing model.

All warrants were recorded at fair value using the Black Scholes pricing model.

The fair value of stock warrants is the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions:

                                  2003               2002              2001
                                ---------          ---------        ---------
Risk-free interest rate             2.37%              3.90%            5.30%
Expected life                   3.4 years          4.5 years        4.5 years
Expected volatility                  170%             151.3%            94.3%
Expected dividend rate                 0%                 0%               0%

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 11 - INCOME TAXES

The Company has generated federal and state net operating losses of approximately $23,469,000 and $10,382,000, respectively, which, if not used, will begin to expire in 2004. Future changes in the ownership of the Company may place limitations on the use of these net operating loss carryforwards.

The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty of realizing the related benefits. The change in the valuation allowance was $1,722,000, $402,000, and $1,757,200 for the years ended December 31, 2003, 2002 and 2001, respectively.

Components of net deferred income taxes are as follows at December 31:

                                                    2003           2002
                                                 -----------    -----------
Deferred income tax assets:

     Net operating loss carryforwards            $ 9,387,000    $ 7,633,000
     Goodwill                                         65,000         90,000
     Asset valuation reserves                        285,000        231,000
     Accrued liabilities                              55,000         69,000
                                                 -----------    -----------
                                                   9,792,000      8,023,000
Less valuation allowance                          (9,674,000)    (7,952,000)
                                                 -----------    -----------
                                                     118,000         71,000
Deferred income tax liabilities - depreciation      (118,000)       (71,000)
                                                 -----------    -----------
Net deferred income tax assets                   $        --    $        --
                                                 ===========    ===========

Income tax computed at the federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

                                       2003     2002     2001
                                       -----    -----    -----

Federal statutory tax rate benefits    (35.0)%  (35.0)%  (35.0)%
State tax, net of federal benefit       (5.0)    (5.0)    (5.0)
Change in valuation allowance           39.6     36.1     33.0
Other                                    0.4      3.9      7.0
                                       -----    -----    -----
Effective tax rate                       0.0%     0.0%     0.0%
                                       =====    =====    =====

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

The Company has the following net operating loss carryforwards at December 31, 2003, for income tax purposes:


Year of          Federal Net            State Net
Expiration       Operating Loss         Operating Loss
----------       --------------         --------------

2004              $ 1,050,000              $ 1,050,000
2005                  599,000                  599,000
2007                  501,000                  501,000
2008                   59,000                   57,000
2009                   22,000                   22,000
2011                  595,000                  575,000
2012                   25,000                       --
2018                1,122,000                1,096,000
2019                1,585,000                  992,000
2020                4,839,000                1,587,000
2021                4,726,000                1,435,000
2022                4,353,000                1,230,000
2023                3,993,000                1,238,000
                  -----------              -----------
                  $23,469,000              $10,382,000
                  ===========              ===========

Under Internal Revenue Code Section 382, utilization of federal losses expiring prior to 2019 are limited to approximately $375,000 each year.


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 12 - SUPPLEMENTAL CASH FLOWS INFORMATION

                                                         2003         2002         2001
                                                      ----------   ----------   ----------

Cash paid for interest                                $  436,061   $  512,167   $1,286,155
Noncash investing and financing transactions:
    Repricing of warrants                                     --           --    6,919,692
    Stock options issued below fair market value
                                                              --           --    1,244,250
    Stock options issued for commissions earned
                                                              --       53,745           --
    Stock subscriptions receivable received for
        stock                                                 --           --      610,000
    Issuance of preferred and common stock for
       acquisition of assets                              76,500       18,590      386,000
    Current liabilities converted to stock               192,690       59,755      225,613
    Common stock issued for guarantee of debt
                                                              --       14,750      120,000
    Issuance of stock for intangible asset                    --           --       83,750
    Purchase of customer lists and equipment
       through payable to Florida Cable                  465,000           --           --
    Notes payable and accrued interest converted
       to common and preferred stock
                                                         828,172    1,164,882      227,009
    Capitalized lease equipment purchases                     --      174,986           --
    Conversion of preferred stock to common stock
                                                          40,000      150,000      528,742
    Conversion of preferred stock into note payable
                                                              --      400,000           --
    Reduction of stock subscription receivable
       related to commission earned on equity
       transactions                                       36,977       40,563           --
    Warrants issued related to modifications of
       long-term debt                                    208,447      528,650           --
    Conversion of preferred stock dividends into
       common stock                                      113,209           --           --

NOTE 13 - RETIREMENT SAVINGS PLAN

The Company has 401(k) profit sharing plan covering substantially all full-time employees. Employee contributions are limited to the maximum amount allowable by the Internal Revenue Code. The Company made no discretionary contributions for any of the years presented.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 14 - COMMITMENTS AND CONTINGENCIES

      Operating leases

Office space was leased from an LLC which an officer of the Company was partial owner of through August 2003. In addition to basic monthly rents ranging from $16,640 to $17,653, the Company paid building maintenance costs, real estate taxes and assessments. During 2003, the Company converted $72,000 of accrued rent into 7,200 shares of Class C preferred stock. At December 31, 2003 and 2002, accrued rent of $56,560 and $141,060, respectively, was owed to this related party. In August 2003, the Company signed a new lease agreement with an unrelated party disclosed below.

The Company has various other operating leases for its corporate office space, vehicles and various equipment with lease terms expiring in August 2017. The monthly base rents range from $69,736 to $83,325, net of payments received from subleases. In July 2003, the Company entered into an agreement to sublease a portion of their office space through August 2008 for approximately $5,000 per month.The leases contain provisions for payments of real estate taxes, insurance and common area costs.

Total rent expense for the years ended December 31, 2003, 2002 and 2001 including common area costs and real estate taxes was approximately $578,000, $566,000 and $689,000, respectively. Rent expense with related parties for December 31, 2003, 2002, 2001 was approximately $59,000, $462,000 and $561,000, respectively.

Future minimum rental payments, net of payments received from subleases, are as follows for the years ending December 31:

                                             Year             Amount
                                             ----          ------------
                                             2004          $    534,000
                                             2005               512,000
                                             2006               516,000
                                             2007               541,000
                                             2008               587,000
                                          Thereafter          4,509,000
                                                           ------------
                                                           $  7,199,000

      Legal proceedings

The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, management believes that there is no pending legal proceedings against or involving the Company for which the outcome is likely to have a material adverse effect upon the Company's consolidated financial position, results of operations, or cash flows.

                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 15 - SIGNIFICANT CUSTOMERS AND SUPPLIERS

One customer represented approximately 16%, 13%, and 15% of revenues for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company purchased materials from major suppliers approximately as follows for the years ended December 31:

                                                  Supplier
                                ----------------------------------------------
                                     A                B               C
                                -------------   --------------   -------------
                         2003       61%              4%               8%
                         2002       58%              6%              12%
                         2001       38%              19%             12%

The Company had revenues from companies that are associated with a director, who was elected to the board of directors during 2003, of approximately $1,124,000, $636,000, and $0 for the years ended December 31, 2003, 2002, and 2001, respectively. In addition, the Company had accounts receivable outstanding from these companies of approximately $142,000, $171,000, and $0 at December 31, 2003, 2002, and 2001, respectively.

NOTE 16 - BUSINESS SEGMENTS

The CTU subsidiary functions as one segment for integrated voice, video, data networking and computer technologies products and services, under one management structure, with one management financial reporting system, and having one unified marketing name.

With the start up of Multiband in February 2000, the Company added the segment providing voice, data, and video services to residential multi-dwelling units. MB USA's business model is similar to Multiband.

Segment disclosures are as follows:

                                                                  Multiband/
                                 Multiband          CTU             MB USA         Total
                                ------------    ------------    ------------    ------------
Year Ended December 31, 2003:
Revenues                        $         --    $ 21,199,303    $  1,441,118    $ 22,640,421
Loss from operations              (1,941,271)       (339,369)     (1,215,667)     (3,496,307)
Identifiable assets                5,691,867       5,254,221       2,956,797      13,902,885
Depreciation and amortization         45,789         432,364         518,226         996,379
Capital expenditures                  13,342         424,047          89,547         526,936


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

                                    Multiband          CTU          Multiband          Total
                                   ------------    ------------    ------------    ------------
Year Ended December 31, 2002:
   Revenues                        $         --    $ 23,963,748    $    577,221    $ 24,540,969
   Income (loss) from operations     (1,810,241)        172,689      (1,195,521)     (2,833,073)
   Identifiable assets                3,151,891       5,282,233       1,913,192      10,347,316
   Depreciation and amortization        142,426         482,390         490,641       1,115,457
   Capital expenditures                   2,126         814,464         458,844       1,275,434


                                    Multiband          CTU          Multiband         Total
                                   ------------    ------------    ------------    ------------
Year Ended December 31, 2001:
   Revenues                        $         --    $ 32,011,187    $    249,590    $ 32,260,777
   Loss from operations              (2,079,592)       (299,553)     (1,618,003)     (3,997,148)
   Identifiable assets                3,171,968       5,786,796       3,250,917      12,209,681
   Depreciation and amortization        418,655         550,075         442,034       1,410,764
   Capital expenditures                   6,900         491,532       1,386,513       1,884,945

Segment disclosures are provided by entity to the extent practicable under the Company's accounting system.

NOTE 17 - SUBSEQUENT EVENTS

On January 1, 2004, the Company entered into a stock purchase agreement with URON, Inc. (URON) to purchase all of the outstanding capital stock of URON for a total purchase price of 350,000 shares of the Company's common stock to be issued in installments as follows: a) 180,000 shares issued at closing, b) 170,000 shares held in escrow. The common shares issued to URON were valued at fair market value on the date of the agreement which was $1.31 per share for a purchase price of $458,500. The terms of the escrow are as follows: 50,000 shares to be released upon URON providing the Company with documentation satisfactory to the Company of a release from a certain vendor or any related entity of all liabilities incurred to a certain vendor by URON; 120,000 shares to be released in 40,000 share increments upon the Company's receipt of distributable gross profits, generated by certain customers, in increments of $75,000 cash. The escrow shall be terminated 24 months after the date of the agreement and any shares not released will be rescinded to the Company. The Company must register all shares issued within one year from the date of issuance. The reason for the purchase of URON is to continue to expand the Company's services related to voice, data and video services. The Company is acquiring the customer lists of URON and will be amortizing them over their estimated useful lives of three years.

In January 2004, the Company purchased the remaining 50% ownership of MB USA from Pace, by issuing 30,000 shares of common stock valued at $39,300 (Note 2).

               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                       FIRM ON SUPPLEMENTARY INFORMATION

To Stockholders, Board of Directors, and Audit Committee
Multiband Corporation and subsidiaries
New Hope, Minnesota

Our report on our audits of the basic consolidated financial statements of Multiband Corporation and subsidiaries for the years ended December 31, 2003, 2002 and 2001 appears on page 1. The audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information on page 36 is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                              /s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
February  16, 2004


                     MULTIBAND CORPORATION AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

 COLUMN A                                              COLUMN B          COLUMN C        COLUMN D            COLUMN E
-----------                                       -----------------      --------       ----------          ----------

                                                                      ADDITIONS CHARGED
                                                     BALANCE AT         TO COSTS AND                       LANCE AT END
DESCRIPTION                                       BEGINNING OF YEAR      EXPENSES       DEDUCTION             OF YEAR
-----------                                       -----------------      --------       ----------          ----------

ALLOWANCE DEDUCTED FROM
ASSET TO WHICH IT APPLIES

Allowance for doubtful accounts receivable :
   2003                                                 $236,000                  -        $13,000   (A)      $223,000
                                                      ----------         ----------     ----------          ----------
   2002                                                  178,000             58,000                  -        $236,000
                                                      ----------         ----------     ----------          ----------
   2001                                                  159,000            141,000        122,000   (A)      $178,000
                                                      ----------         ----------     ----------          ----------
Notes receivable:

   2003                                                   30,000                  -        $30,000   (A)             -
                                                      ----------         ----------     ----------          ----------
   2002                                                        -            $30,000              -             $30,000
                                                      ----------         ----------     ----------          ----------
   2001                                                        -                  -              -                   -
                                                      ----------         ----------     ----------          ----------
Stock subscriptions and interest receivable:

   2003                                                        -            $71,000              -             $71,000
                                                      ----------         ----------     ----------          ----------
   2002                                                        -                  -              -                   -
                                                      ----------         ----------     ----------          ----------
   2001                                                        -                  -              -                   -
                                                      ----------         ----------     ----------          ----------

(A)   Write-off uncollectible receivables


CONSOLIDATED FINANCIAL STATEMENTS

                     MULTIBAND CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three Months Ended               Nine Months Ended
                                                          ----------------------------    ----------------------------
                                                          September 30,   September 30,   September 30,   September 30,
                                                          ------------    ------------    ------------    ------------
                                                             2004             2003            2004            2003
                                                          ------------    ------------    ------------    ------------
                                                           (unaudited)     (unaudited)     (unaudited)     (unaudited)

REVENUES                                                  $  9,068,758    $  6,283,365    $ 22,734,594    $ 17,843,508
                                                          ------------    ------------    ------------    ------------
COSTS AND EXPENSES
     Cost of products and services                           5,796,027       4,493,829      15,580,482      12,718,951
                                                          ------------    ------------    ------------    ------------
     Selling, general and administrative                     3,126,417       2,029,242       7,930,244       6,097,989
                                                          ------------    ------------    ------------    ------------
    Depreciation and amortization                            1,119,566         379,985       2,557,788       1,049,976
                                                          ------------    ------------    ------------    ------------
     Impairment of goodwill                                    527,879               0         527,879               0
                                                          ------------    ------------    ------------    ------------
     Total Costs and Expenses                             $ 10,569,889    $  6,903,056    $ 26,596,393    $ 19,866,916
                                                          ------------    ------------    ------------    ------------

LOSS FROM OPERATIONS                                        (1,501,131)       (619,691)     (3,861,799)     (2,023,408)
                                                          ------------    ------------    ------------    ------------
OTHER EXPENSE

     Interest expense                                         (347,647)       (202,958)       (949,129)       (648,368)
                                                          ------------    ------------    ------------    ------------
     Other Income (expense)                                     (2,815)         (6,513)         (9,003)        (56,777)
                                                          ------------    ------------    ------------    ------------
     Total Other Expense                                      (350,462)       (209,471)       (958,132)       (705,145)
                                                          ------------    ------------    ------------    ------------
MINORITY INTEREST IN JOINT VENTURE                                   0          (3,460)              0          (4,853)
                                                          ------------    ------------    ------------    ------------

LOSS BEFORE INCOME TAXES                                    (1,851,593)       (832,622)     (4,819,931)     (2,733,406)
                                                          ------------    ------------    ------------    ------------

PROVISION FOR INCOME TAXES                                           0               0               0               0
                                                          ------------    ------------    ------------    ------------

NET LOSS                                                    (1,851,593)       (832,622)     (4,819,931)     (2,733,406)
                                                          ------------    ------------    ------------    ------------
Preferred Stock Dividends                                      (83,714)        (43,301)       (541,640)       (135,353)
                                                          ------------    ------------    ------------    ------------

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                  $ (1,935,307)   $   (875,923)   $ (5,361,571)   $ (2,868,759)
                                                          ============    ============    ============    ============

LOSS PER SHARE - BASIC AND DILUTED                        $       (.07)   $       (.05)   $       (.21)   $       (.18)
                                                          ------------    ------------    ------------    ------------

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED
                                                            25,480,007      16,981,266      22,494,250      15,168,069
                                                          ------------    ------------    ------------    ------------

            See notes to condensed consolidated financial statements


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

                                                                                       September 30, 2004    December 31, 2003
                                                                                            (unaudited)          (audited)
                                                                                           ------------         ------------
                                       ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                               $    465,885         $  2,945,960
   Certificate of deposit                                                                       250,000              250,000
   Accounts receivable, net                                                                   3,752,302            1,658,114
   Inventories, net                                                                           1,363,698            1,973,817
   Other Current Assets                                                                          78,563               96,550
                                                                                           ------------         ------------

      TOTAL CURRENT ASSETS                                                                    5,910,448            6,924,441
                                                                                           ------------         ------------

PROPERTY AND EQUIPMENT, NET                                                                   4,269,736            3,589,704
                                                                                           ------------         ------------

OTHER ASSETS
   Goodwill                                                                                   2,233,366            2,748,879
   Intangible assets, net                                                                    17,270,536              503,625
   Other                                                                                        330,032              136,236
                                                                                           ------------         ------------

       TOTAL OTHER ASSETS                                                                    19,833,934            3,388,740
                                                                                           ------------         ------------
TOTAL ASSETS                                                                               $ 30,014,118         $ 13,902,885

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Checks issued in excess of cash in bank                                                 $     32,969         $    147,398
   Wholesale line of credit                                                                   1,069,359              976,314
   Short term debt                                                                            5,849,906                    0
   Current portion of long term debt                                                            637,254              998,813
   Current portion of note payable, stockholder                                                  94,794               81,554
   Current portion of capital lease obligations                                                 102,362               54,939
   Accounts payable                                                                           2,575,675            1,771,699
   Accrued liabilities                                                                        3,700,035            1,459,705
   Deferred service obligations and revenue                                                     413,360              315,227
                                                                                           ------------         ------------

      TOTAL CURRENT LIABILITIES                                                              14,475,714            5,805,649

LONG TERM DEBT, NET                                                                           2,519,530            2,087,156

OTHER LONG TERM DEBT                                                                            222,700                    0
                                                                                                                ------------
NOTE PAYABLE, STOCKHOLDER, NET OF CURRENT PORTION                                                     0               32,837
                                                                                                                ------------
CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION                                               636,499              142,898
                                                                                           ------------         ------------
TOTAL LIABILITIES                                                                            17,854,443            8,068,540
                                                                                           ------------         ------------
MINORITY INTEREST IN JOINT VENTURE                                                                    0               26,634
STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, no par value:

   8% Class A (27,931 shares issued and outstanding, $293,276 liquidation
preference)                                                                                     419,752              419,752
  10% Class B (8,700 shares issued and outstanding, $91,350 liquidation preference)              62,000               62,000
  10% Class C (125,400 shares issued and outstanding, $1,254,000 liquidation preference)      1,611,105            1,611,105
  15% Class E (0 and 77,650 shares issued and outstanding,)                                           0              438,964
  10% Class F (200,000 and 0 shares issued and outstanding, $2,000,000 liquidation
preference)                                                                                   2,000,000                    0
  10% Class G (7,500 and 0 shares issued and outstanding, $75,000 liquidation
preference)                                                                                      70,672                    0
  Common stock, no par value (25,621,084 and 19,036,805 shares issued;
  25,617,745 and 19,819,786 shares outstanding)                                              16,678,538            7,726,505
  Stock subscriptions receivable                                                               (368,243)            (418,085)
   Options and warrants                                                                      31,379,338           30,514,872
   Unamortized compensation                                                                      (1,724)            (217,210)
   Accumulated deficit                                                                      (39,691,763)         (34,330,192)
                                                                                           ------------         ------------
TOTAL STOCKHOLDERS' EQUITY                                                                   12,159,675            5,807,711
                                                                                           ------------         ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                 $ 30,014,118         $ 13,902,885


            See notes to condensed consolidated financial statements.


                     MULTIBAND CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
   FOR NINE MONTHS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003 (Unaudited)

                                                                                                  NINE MONTHS ENDED
                                                                                              SEPTEMBER 30, (UNAUDITED)
                                                                                                 2004           2003
                                                                                              -----------    -----------
OPERATING ACTIVITIES
   Net loss                                                                                   $(4,819,931)   $(2,733,406)
   Adjustments to reconcile net loss to net cash flows from operating activities
      Depreciation and amortization                                                             2,344,853        709,404
      Amortization of deferred compensation                                                       212,935        340,572
      Amortization of original issue discount                                                     541,873        285,345
      Common stock issued for services                                                            291,220        321,920
      Impairment of goodwill                                                                      527,879              0
      Loss on sales of property and equipment                                                      26,217         76,269
      Reduction of note payable in connection with reimbursement of seller expenses              (273,900)             0
      Interest receivable on stock subscription receivable                                              0         13,452
      Minority interest in joint venture                                                                0          4,853
      Changes in operating assets and liabilities:

        Accounts receivable, net                                                               (2,134,902)      (329,189)
        Inventories, net                                                                          610,119       (411,092)
        Other current assets                                                                       17,987         (6,026)
        Other assets                                                                              (87,135)       (21,531)
        Wholesale line of credit                                                                   93,045         33,384
        Accounts payable and accrued liabilities                                                  620,817       (388,208)
        Deferred service obligations and revenue                                                   98,133         26,246
                                                                                              -----------    -----------
           Net cash flows from operating activities                                            (1,930,790)    (2,078,007)
                                                                                              -----------    -----------
INVESTING ACTIVITIES
   Purchases of property and equipment                                                           (483,810)      (356,291)
   Purchase of Satellite Broadcasting Corporation                                                (187,424)             0
   Purchase of Minnesota Digital Universe, Inc.                                                (1,100,000)             0
   Purchase of Rainbow Satellite Group, LLC                                                    (1,000,000)             0
   Purchase of 21st Century Satellite Communications Inc                                         (250,000)             0
   Payment for investment in joint venture                                                              0        (64,878)
   Proceeds from sale of property and equipment                                                       649          6,145
   Collections on notes receivable                                                                  3,172          5,806
                                                                                              -----------    -----------
           Net cash flows from investing activities                                            (3,017,413)      (409,218)
                                                                                              -----------    -----------
FINANCING ACTIVITIES
   Checks issued in excess of cash in bank                                                        (74,068)             0
   Payments on long term debt                                                                  (1,215,788)      (183,936)
   Payments on capital lease obligations                                                          (63,066)       (69,252)
   Proceeds from issuance of long term debt                                                       750,021        133,726
   Payments on note payable to stockholder                                                        (19,598)             0
   Proceeds from issuance of stock and warrants                                                 2,888,836      3,654,388
   Redemption of common stock                                                                     (62,975)             0
   Exercise of warrants                                                                           390,279        312,030
   Redemption of preferred stock                                                                        0         (2,100)
   Preferred stock dividends                                                                     (125,513)       (51,263)
                                                                                              -----------    -----------
           Net cash flows from financing activities                                            (2,468,128)     3,793,593
                                                                                              -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                               (2,480,075)     1,306,368
CASH AND CASH EQUIVALENTS
   Beginning of period                                                                          2,945,960        540,375
                                                                                              -----------    -----------
   End of period                                                                                  465,885    $ 1,846,743
                                                                                              ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for interest, net of amortization of original issue discount                         447,548        280,148
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
   Issuance of preferred stock for acquisition of assets                                                0         76,500
   Issuance of common stock for acquisition of assets, MBUSA and URON                             274,800              0
   Warrants issued with debt                                                                            0        208,447
   Conversion of preferred stock and accrued dividends into common stock                          776,500         40,000
   Current liabilities converted to stock                                                         136,581        248,623
   Conversion of notes payable into common stock                                                  510,908        642,000
   Conversion of dividend into common stock                                                        78,591         84,090
   Reduction of stock subscription receivable                                                           0         26,602
   Issuance of common stock for acquisition of 21st Century                                       364,583              0
   Issuance of preferred stock and notes payable for acquisition of assets, Rainbow             6,519,999              0
   Purchase of property and equipment as a reduction of accounts receivable                        40,714              0
   Capitalized construction costs in accrued expenses                                              20,000              0
   Issuance of common stock of $3,850,00 and notes payable of $2,750,000 for acquisition of
      assets, MDU                                                                               6,600,000              0
   Stock subscription receivable for issuance of common stock                                           0         40,000
     Capital lease assumed in acquisition of equipment from 21st Century                          416,666              0


            See notes to condensed consolidated financial statements

                     MULTIBAND CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

                           SEPTEMBER 30, 2004 and 2003

NOTE 1 - UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The information furnished in this report is unaudited and reflects all adjustments which are normal recurring adjustments and, which in the opinion of management, are necessary to fairly present the operating results for the interim periods. The operating results for the interim periods presented are not necessarily indicative of the operating results to be expected for the full fiscal year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenues and Cost Recognition

Multiband Corporation and subsidiaries (the Company) earns revenues from 6 sources: 1) Video and computer technology products which are sold but not installed, 2) Voice, video and data communication products which are sold and installed, 3) Service revenues related to communication products which are sold and both installed and not installed, 4) Multiband user charges to multiple dwelling units, 5) MB USA user charges to timeshares, 6) DirecTV fees.

Revenues from video and computer technology products, which are sold but not installed, are recognized when delivered and the customer has accepted the terms and has the ability to fulfill the terms. Product returns and customer discounts are netted against revenues.

Customer contracts for both the purchase and installation of voice and data networking technology products and certain video technologies products on one sales agreement, as installation of the product is essential to the functionality of the product. Revenues are recognized when the products are delivered and installed, and the customer has accepted the terms and has the ability to fulfill the terms.

Service revenues related to technology products including consulting, training and support are recognized when the services are provided. Service revenues are expected to account for approximately 20% of total revenues for the year ending December 31, 2004. Service revenues were less than 10% of total revenues for the year ended December 31, 2003. The Company, if the customer elects, enters into equipment maintenance agreements for products sold once the original manufacturer's warranty has expired. Revenues from all equipment maintenance agreements are recognized on a straight-line basis over the terms of each contract. Costs for services are expensed as incurred.

MultiBand and MBUSA user charges are recognized as revenues in the period the related services are provided.

Warranty costs incurred on new product sales are substantially reimbursed by the equipment suppliers.

Intangible Assets

The Company amortizes a domain name acquired during the year ended December 31, 2001 over its estimated useful life of five years using the straight-line method. The Company amortizes access contracts and customer cable lists, on an average, over their useful estimated lives which usually range from two to six years. The Company is also amortizing the value of its DirecTV agent agreement obtained via MDU over a 73 month period beginning April 2004. The Rainbow Satellite amortization of cable lists is over a period of 73 months, beginning June, 2004.

Amortization of intangible assets was $810,097 and $19,188 for the three months ended September 30, 2004 and 2003, respectively. For the nine month period ended September 30, 2004 and 2003, amortization of intangible assets was $1,489,242 and $36,652 respectively. Estimated amortization expense on intangible assets for the quarter ending December 31, 2004 and the years ended December 31, 2005, 2006, 2007 and 2008 is $1,554,749, $3,335,904, $3,086,818, $3,028,678, and
$3,013,672 respectively.


AMORTIZATION -INTANGIBLE ASSETS

                                                    SEPTEMBER 30, 2004              DECEMBER 31, 2003

                                               Gross Carrying  Accumulated    Gross Carrying    Accumulated
                                                  Amount       Amortization      Amount        Amortization
                                                ----------      ----------      ----------      ----------
Intangible assets subject to amortization

Florida Cable                                      300,000          45,000         300,000               0
URON                                               453,930         170,225               0               0
Satellite Broadcasting                             457,576          38,131               0               0
Minnesota Digital Universe                       9,551,831         785,082               0               0
Rainbow Satellite                                7,043,641         391,313               0               0
Multiband Domain Name                               83,750          51,645          83,750          39,083
MDU Subscriber Rights                               60,042          10,008               0               0
Access Contracts                                    60,000          28,333          60,000          13,334
21st Century                                       708,334          19,675               0               0
Debt Issuance Costs                                130,333          39,489         115,500           3,208
                                                ----------      ----------      ----------      ----------
Total                                           18,849,437       1,578,901         559,250          55,625
                                                ==========      ==========      ==========      ==========

Intangible assets not subject to amortization

                                                ----------      ----------      ----------      ----------
Goodwill                                         3,543,523       1,310,157       3,531,157         782,278
                                                ==========      ==========      ==========      ==========

GOODWILL

Goodwill represents the excess of acquisition costs over the fair value of identifiable net assets acquired and was originally amortized using the straight-line method over ten years. Due to changes in accounting standards, the carrying value of goodwill is now reviewed at least annually to see if the facts and circumstances suggest that it may be impaired. If the review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the assets acquired over the remaining amortization period, the Company's carrying value of goodwill is reduced by the estimated shortfall of cash flows. During the three months ended September 30, 2004, the Company completed its review of goodwill and determined it was partially impaired. The Company recorded impairment charges to goodwill of $527,879 related to the Corporate Technologies acquisition during the three and nine months ended September, 2004 and $0 during the three and nine months ended September 30, 2003.

Stock-Based Compensation

In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options at fair value at the date of grant.

Pursuant to APB No. 25 and related interpretations, $15,448 and $100,191 of compensation cost has been recognized in the accompanying consolidated statements of operations for the three months ended September 30, 2004 and 2003, respectively. For the nine months ended September 30, 2004 and 2003, $212,935 and $340,572 of compensation cost has been recognized. Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of Statements of Financial Accounting Standards
(SFAS) No. 123 "Accounting for Stock-Based Compensation", the Company's net loss and loss attributable to common stockholders and basic and diluted loss per common share would have been increased to the pro forma amounts:


                                                     Three Months Ended              Nine Months Ended
                                                        September 30                   September 30
                                                  --------------------------    --------------------------
                                                     2004            2003           2004           2003
                                                  -----------    -----------    -----------    -----------

Loss attributable to common stockholders          $(1,935,307)   $  (875,923)   $(5,361,571)   $(2,868,759)
Pro forma loss attributable to common shares      $(1,965,795)   $(1,013,109)   $(5,887,093)   $(3,582,520)

Basic and diluted net loss per share:

   As reported                                    $      (.08)   $     (0.05)   $      (.24)   $     (0.19)

   Pro forma loss attributable to common shares   $      (.08)   $     (0.06)   $      (.26)   $     (0.24)

Stock-based compensation:

   As reported                                    $    15,448    $   100,191    $   212,935    $   340,572


   Proforma                                       $    30,488    $   137,186    $   525,522    $   713,761

In determining the compensation cost of the options granted during the three months ended September 30, 2004 and 2003, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows for September 30:

                                     Three Months Ended           Nine Months Ended
                                        September 30                 September 30
                                     ---------------------       --------------------
                                       2004         2003           2004        2003
                                     --------     --------       --------    --------
Risk-free interest rate                 3.50%        3.62%          3.50%       3.41%
Expected life of options granted     10 years     10 years       10 years    10 years
Expected volatility range                184%         170%           184%        170%

Expected dividend yield                    0%           0%             0%          0%


NET LOSS PER SHARE

Basic net loss per common share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for the reporting period. Diluted net loss per common share is computed by dividing loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to common share equivalents (stock options, stock warrants, convertible preferred shares, and issued but not outstanding restricted stock) had been issued. All options, warrants, convertible preferred shares, and issued but not outstanding restricted stock during the three and nine months ended September 30, 2004 and 2003 were anti-dilutive.

Reclassifications

Certain accounts in the prior quarters' consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current quarter consolidated financial statements. These reclassifications had no effect on the net loss or stockholders' equity.

NOTE 3 - LIQUIDITY

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the nine months ended September 30, 2004 and 2003, the Company incurred net losses of $4,819,931 and $2,733,406, respectively. At September 30, 2004, the Company had an accumulated deficit of $39,691,763. The Company's ability to continue as a going concern is dependent on it ultimately achieving profitability and/or raising additional capital. Management intends to obtain additional debt or equity capital to meet all of its existing cash obligations and fund commitments on planned MultiBand projects however, there can be no assurance that the sources will be available or available on terms favorable to the Company. Management anticipates that the impact of the actions listed below, will generate sufficient cash flows to pay current liabilities, long-term debt and capital lease obligations and fund the Company's future operations:

1. Continued reduction of operating expenses by controlling payroll, professional fees and other general and administrative expenses.
2. Solicit additional debt or equity investment in the Company by either issuing notes payable or preferred or common stock ( on November 12, 2004 Multiband obtained a secured debt financing of approximately $2.1 million and on November 16, 2004 Multiband finalized a private placement of the Company's Series H Preferred stock of approximately $1 million.)
3. Continue to market MultiBand services and acquire additional multi-dwelling unit customers.
4. Control capital expenditures by contracting MultiBand services and equipment through a landlord-owned equipment program.
5. Establish market for wireless internet services.

NOTE 4 - STOCK WARRANTS

Stock warrants activity is as follows for the nine months ended September 30, 2004.

                                             NUMBER OF         WEIGHTED AVERAGE
                                             WARRANTS           EXERCISE PRICE
                                             --------           --------------

Warrants outstanding - December 31, 2003     7,421,874                 1.87
  Granted                                      814,799                 1.98
  Canceled or expired                                0                    0
  Exercised                                   (475,503)                1.52
Warrants outstanding - SEPTEMBER 30, 2004    7,761,170                 1.86

The warrants granted during the nine months ended September 30, 2004 were awarded with common stock and for services rendered.

NOTE 5 - BUSINESS SEGMENTS

Following is Company business segment information for the three months ended September 30, 2004 and 2003:


                                                          Multiband       Multiband
                                                          Business        Consumer
                                           Multiband      Services        Services         Total
                                         ------------    ------------   ------------    ------------
Quarter ended September 30, 2004
         Revenues                        $          0    $  5,203,269   $  3,865,489    $  9,068,758
         Income (Loss) from operations       (936,075)         62,682       (627,738)     (1,501,131)
         Identifiable assets                2,402,401       4,946,792     22,664,925      30,014,118
         Depreciation and amortization          7,636          71,537      1,040,393       1,119,566
         Capital expenditures                   3,083          37,201        203,113         243,397

Quarter ended September 30, 2003

         Revenues                        $          0    $  5,864,468   $    418,897    $  6,283,365
         Income (Loss) from operations       (370,645)         72,428       (321,474)       (619,691)
         Identifiable assets                4,543,772       5,601,468      2,803,524      12,948,764
         Depreciation and amortization        129,950         100,173        149,862         379,985
         Capital expenditures                       0          41,698          6,611          48,309

Following is Company business segment information for the nine months ended September 30, 2004 and 2003:

                                                          Multiband      Multiband
                                                           Business       Consumer
                                          Multiband        Services       Services         Total
                                         ------------    ------------    ------------    ------------

Nine months ended September 30, 2004
         Revenues                        $          0    $ 15,345,871    $  7,388,723    $ 22,734,594
         Loss from operations              (2,068,241)       (401,172)     (1,392,366)     (3,861,799)
         Identifiable assets                2,402,401       4,946,792      22,664,925      30,014,118
         Depreciation and amortization        236,882         278,405       2,042,501       2,557,788
         Capital expenditures                   9,773         135,842         338,195         483,810

Nine months ended September 30, 2003

         Revenues                        $          0    $ 16,831,531    $  1,011,977    $ 17,843,508
         Loss from operations              (1,279,925)         45,997        (789,480)     (2,023,408)

         Identifiable assets                4,543,772       5,601,468       2,803,524      12,948,764
         Depreciation and amortization        373,662         318,839         357,475       1,049,976
         Capital expenditures                       0         272,466          83,825         356,291

NOTE 6 - RELATED PARTIES

      The Company had revenues from companies that are associated with a director, who was elected to the board of directors during 2003, of approximately $0 and $17,000 for the nine months ended September 30, 2004 and 2003, respectively. In addition, the Company had accounts receivable outstanding from these companies of approximately $140,000 and $142,000 at September 30, 2004 and 2003, respectively.

NOTE 7- ACQUISITIONS

On July 9, 2004, Multiband (the Company) completed its acquisition, which had an acquisition date of June 1, 2004, of the outstanding membership interests of Rainbow Satellite Group, LLC (Rainbow), a provider of satellite television services to multi-dwelling units, for approximately 6.9 million dollars, two million of which was paid for in Multiband Preferred Stock, valued at $2.00 per share on a conversion formula to Multiband common stock, one million dollars of which was paid for in cash and the balance in promissory notes due by January 2005. These notes are secured by Rainbow company assets and bear interest at the prime rate. The stock value was a negotiated price between Buyer and Seller. In the event Multiband defaults in the payment of said promissory notes, the former owners of Rainbow have certain rights to repurchase the aforementioned membership interests for 20% less than any sums Multiband has paid prior to the date of default. The consideration paid was based on the Company's analysis of likely future net incomes to be generated over a six year period by the acquired Company. The cash was provided by funds Multiband had previously raised in a private placement. The aforementioned purchase price is subject to adjustment pursuant to the parties agreement if the number of Rainbow subscribers increases or decreases as of an adjustment date. The assets were acquired from the members/owners of Rainbow. Prior to the transaction, there was no material relationship between the owners of sellers and the Company. With this acquisition, the Company acquired over 16,000 video subscribers which are primarily located in California, Colorado, Texas, Florida, Illinois and New York. In connection with the acquisition, the Company incurred a $300,000 finder's fee.

      On August 9, 2004, Multiband Corporation (the Company) completed its acquisition of certain assets of 21st Century Satellite Communications, Inc. (21st Century) for one million dollars, $333,333 of which was paid for in Company stock, valued at $1.60 per share, $250,000 of which was paid for in cash and the balance in equipment lease payments due by August 2007. The consideration paid was based on the Company's analysis of the value of the acquired video equipment and related video subscribers totaling approximately 5,000. The cash was provided by funds Vicom had previously raised in a private placement. In connection with the acquisition, the Company incurred a $125,000 finder's fee which was paid for in Company stock , valued at $1.42 for a total of $31,250, and the remaining $93,750 is included in accrued liabilities at September 30, 2004.

      With these acquisitions, the Company has substantially increased its subscriber base.

ALLOCATION OF PURCHASE PRICE
                               -21ST CENTURY    RAINBOW
                                 ----------    ----------

Total cash/stock consideration    1,000,000     7,219,999
Add: Transaction costs              125,000       300,000
Add: Liabilities assumed                  0             0
                                 ----------    ----------
Total Consideration               1,125,000     7,519,999
Less Tangible assets               (416,666)     (476,358)
                                 ----------    ----------
Intangible assets, net              708,334     7,043,641
                                 ----------    ----------

      The following unaudited pro forma condensed results of operations for the three and nine months ended September 30, 2004 and 2003 give effect to the acquisition of URON, MDU, Rainbow, and 21st Century as if such transactions had occurred on January 1, 2003.

      The unaudited pro forma information does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company's results of future operations.

                                                     2004                             2003
                                        -----------------------------    ----------------------------
                                         CONSOLIDATED                     CONSOLIDATED
                                          AS REPORTED      PRO FORMA      AS REPORTED     PRO FORMA
                                           PER I/S         DISCLOSED       PER I/S        DISCLOSED
                                         ------------    ------------    ------------    ------------
THREE MONTHS - JULY TO SEPTEMBER

Revenues                                 $  9,068,758    $  9,134,591    $  6,283,365    $  9,297,729

Loss from operations                     $ (1,501,131)   $ (1,501,425)   $   (619,691)   $   (404,990)

Net loss                                 $ (1,851,593)   $ (1,851,887)   $   (832,622)   $   (750,189)

Net loss per share - basic and diluted   $       (.07)   $       (.07)   $       (.05)   $       (.04)

Weighted average shares
 outstanding - basic and diluted           25,480,007      25,480,007      16,981,266      16,981,266


                                                     2004                             2003
                                        -----------------------------    ----------------------------
                                         CONSOLIDATED                     CONSOLIDATED
                                          AS REPORTED      PRO FORMA      AS REPORTED     PRO FORMA
                                           PER I/S         DISCLOSED       PER I/S        DISCLOSED
                                         ------------    ------------    ------------    ------------
NINE MONTHS - JANUARY TO SEPTEMBER
Revenues                                 $ 22,734,594    $ 26,229,743    $ 17,843,508    $ 26,320,653



Loss from operations                     $ (3,861,799)   $ (3,827,946)   $ (2,023,408)   $ (1,136,437)

Net loss                                 $ (4,819,931)   $ (4,821,889)   $ (2,733,406)   $ (2,233,074)

Net loss per share - basic and diluted   $       (.21)   $       (.21)   $       (.19)   $       (.14)

Weighted average shares
 outstanding - basic and diluted           22,494,250      22,494,250      15,168,069      15,168,069

The unaudited pro forma results of operations for the three and nine months ended September 30, 2004 and 2003 as a result of the SBC acquisition of video subscribers and video equipment is not material to the historical financial statements.

NOTE 8 - LEGAL PROCEEDINGS

      In the third quarter of 2004, the Company was named as a defendant in an action brought by Private Investor's Equity Group (PIEG) who is seeking damages in excess of $75,000 over an alleged financing fee owed. The Company has raised numerous defenses to said action including a release executed by PIEG related to said financing fee.

NOTE 9 - SUBSEQUENT EVENTS

      a) On November 12, 2004, Multiband Corporation finalized a secured convertible debt financing.

The offering was funded by a group of institutional and accredited investors. Multiband intends on utilizing the new long-term debt facility to restructure existing short-term debt obtained through the firm's extensive acquisition activities and for general working capital purposes.

Under the terms of the debt offering, the Company will issue junior secured thirty-six month term convertible promissory notes in the aggregate principal amount of approximately $2,100,000. The Company assets secure the notes via junior lien. The convertible notes accrue interest at the rate of 6% per annum, are payable semi-annually at the option of the Company in cash or shares of the Company's common stock, and are convertible into shares of common stock at the rate of $1.00 per share. The Company also is required to file a registration statement providing for the resale of the shares issuable upon the conversion of the notes.

      b) On November 16, 2004, Multiband Corporation finalized a private placement of the company's Series H Convertible Preferred Stock. The Series H Preferred Stock offering was funded by a group of institutional and accredited investors. Multiband intends on utilizing the proceeds received from the offering to retire short-term debt and for general working capital purposes.

Under the terms of the preferred stock offering, the Company will issue shares of its Series H Convertible Preferred Stock in the aggregate offering amount of approximately $1,050,000. The shares of Series H Convertible Preferred Stock accrue dividends at the rate of 6% per annum, are payable semi-annually at the option of the Company in cash or shares of the Company's common stock, and are convertible into shares of common stock at the rate of $1.00 per share (one million fifty thousand shares). In addition, the investors will also receive five-year warrants to purchase an aggregate of approximately 3,150,000 shares of Common Stock at an exercise price of $1.25 per share. The Company also is required to file a registration statement providing for the resale of the shares issuable upon the conversion of the Series H Convertible Preferred Stock and upon exercise of the warrants.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee.

                                                           AMOUNT
                                                           ------

Registration fee under Securities Act                  $    1,504.00
Selling Agent's commissions                            $        0.00
Legal fees and expenses                                $   12,216.00
Accounting fees and expenses                           $    4,410.00
Printing expenses                                      $    1,870.00
Registrar and transfer agent fees                      $        0.00
Miscellaneous expenses                                 $    10.00.00

   Total                                               $   20,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section   302A.521  of  the  Minnesota   Statutes   empowers  a  Minnesota
corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

      Article VII of the Registrant's Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.23 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to May 22, 1987, which is the date that this provision in the Registrant's Articles became effective.

      The above discussion of Section 302A.521 and of the Registrant's Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation. The Registrant has insurance in the amount of $1,000,000 per occurrence insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      During the last three years the registrant has issued various securities, described in more detail in the Company's forms 10Q and 10K filed during those periods that were not registered under the Securities Act. The Securities were offered and sold by us in reliance upon the exemptions provided under Section 4(2) under the Securities Act relating to sales not involving any public offering, and/or Rule 506 of Regulation D under the Securities Act. The certificates representing the Securities sold bear a restrictive legend that prohibits transfer without registration or an applicable exemption. All purchasers signed agreements stating that they were purchasing for investment purposes only in which contain restrictions on the transfer of the Securities sold.

ITEM 16. EXHIBITS

      The following documents are filed as exhibits to this registration statement:


EXHIBIT
NO.          DESCRIPTION
-------      -----------
2.1          Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2          Agreement and Plan of Merger with Ekman, Inc. dated December 29, 1999(1)
3.1          Amended and Restated Articles of Incorporation of Multiband Corporation(1)
3.2          Restated Bylaws of Multiband Corporation(1)
3.3          Articles of Incorporation of Corporate Technologies, USA, Inc.(1)
3.4          Bylaws of Corporate Technologies, USA, Inc.(1)
4.1          Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative
             Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)
4.2          Form of Warrant Agreement(1)
4.3          Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4          Warrant Agreement with Marvin Frieman dated December 29, 1999(1)
4.5          Warrant Agreement with Pierce McNally dated December 29, 1999(1)
4.6          Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7          Warrant Agreement with David Ekman dated December 29, 1999(1)
4.8          Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative
             Convertible Stock(6)
4.9          Certificate of Designation of the Relative Rights, Restrictions and Preferences of 14% Class D Cumulative
             Convertible Stock(2)
4.10         Certificate of Designation of the Relative Rights, Restrictions and Preferences of 15% Class E Cumulative
             Convertible Stock(2)
4.11         Securities Purchase Agreement Dated September 18, 2003(6)
4.12         Secured Convertible Note Agreement (7)
5.1          Opinion of Steven M. Bell, Esq.(12)
10.1         Multiband Lease with Marbell Realty dated June 20, 1996(1)
10.2         Employment Agreement with Marvin Frieman dated October 1, 1996(1)
10.3         Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4         Employment Agreement with James Mandel dated August 14, 1998(1)
10.5         Multiband Associate Agreement with NEC America, Inc. dated June 1999(1)
10.6         Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7         Employment Agreement with David Ekman dated December 29, 1999(1)
10.8         Debenture Loan Agreement with Convergent Capital dated March 9, 2000(1)
10.9         Corporate Technologies, USA, Inc. lease with David Ekman dated January 19, 2000(1)
10.10        Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11        Corporate Technologies agreement with Siemens dated December 14, 2001(4)
10.12        Note with Pyramid Trading, L.P. (4)
10.14        Employment Agreement of Steven M. Bell dated January, 1, 2002(5)
10.15        Employment Agreement of James Mandel dated January 1, 2002(5)
10.16        Acquisition Agreement with Minnesota Digital Universe (8)
10.17        Acquisition Agreement with Rainbow Satellite Group (9)
10.18        Note Purchase Agreement (10)
10.19        Securities Purchase Agreement (11)
19.1         2000 Non-Employee Director Stock Compensation Plan(3)
19.2         2000 Employee Stock Purchase Plan(3)
21.1         List of subsidiaries of the registrant(1)
23.1         Consent of Virchow, Krause & Company, LLP(12)
24.1         Power of Attorney (included on signature page of original registration statement)
31           Section 906 of Sarbanes-Oxley Act of 2002 - James Mandel
32           Section 906 of Sarbanes-Oxley Act of 2002 - Steven Bell


(1)      Previously filed as the same exhibit to the Registrant's Registration Statement on Form 10, as amended.
(2)      Previously filed as the same exhibit to the original Registration  Statement on Form S-1 filed on August 11,  2000 and declared effective on August 18, 2000.
(3)      Previously filed as the same exhibit to Registrant's Proxy Statement on Form 14A, filed on July 31, 2000.
(4)      Previously filed as the same exhibit to the original  Registration  Statement on Form S-1 filed on August 15, 2001 and declared effective on August 20, 2001.
(5)      Previously filed as the same exhibit to Registrant's Form 10-Q, filed May 15, 2002.
(6)      Previously filed as the same exhibit to registrant's Form 8-K filed September 24, 2003.
(7)      Previously filed as the same exhibit to Registrant's Form 8-K filed December 16, 2003.
(8)      Previously filed as the same exhibit to Registrant's Form 8-K filed April 2, 2004.
(9)      Previously filed as the same exhibit to Registrant's Form 8-K filed July 9, 2004.
(10)     Previously filed as the same exhibit to Registrant's Form 8-K filed November 19, 2004.
(11)     Previously filed as the same exhibit to Registrant's Form 8-K filed November 24, 2004.
(12)     Filed herewith.

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on January 4, 2005.


                                           MULTIBAND CORPORATION

                                           By: /s/ Steven M. Bell
                                           President and Chief Financial Officer


      Pursuant to the requirements of the Securities Act, this registration statement on Form S-1/A has been signed by the following persons in their capacities indicated as of January 4, 2005


SIGNATURE                       TITLE
---------                       -----

Steven. M. Bell                 President, Chief Financial Officer and Director
-----------------------         (Principal Financial and Accounting Officer)
/s/ Steven M. Bell

Frank Bennett                   Director
-----------------------
/s/  Frank Bennett

Jonathan Dodge                  Director
-----------------------
/s/  Jonathan Dodge

David Ekman                     Director
-----------------------
/s/  David Ekman

Eugene Harris                   Director
-----------------------
/s/  Eugene Harris

James L. Mandel                 Chief Executive Officer and Director (Principal
-----------------------         Executive Officer)
/s/  James L. Mandel


Donald Miller                   Director and Chairman
-----------------------
/s/  Donald Miller

David Weiss                     Director
-----------------------
/s/  David Weiss

*By:

     Steven M. Bell
     Attorney-in-Fact